Exhibit 2.1
EXECUTION VERSION
PURCHASE AND SALE AGREEMENT
by and among
OFS HOLDINGS, LLC
(as Seller)
OFS ENERGY SERVICES, LLC
(as Seller)
KEY ENERGY SERVICES, INC.
(as Buyer)
and
KEY ENERGY SERVICES, LLC
(as Buyer)
dated as of
July 23, 2010

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- ii -

EXHIBIT A	-	ADOPTION AGREEMENT
EXHIBIT B	-	FORM OF BILL OF SALE
EXHIBIT C	-	INDEMNIFICATION/CONTRIBUTION
EXHIBIT D	-	FORM OF SELLERS’ COUNSEL OPINION
EXHIBIT E	-	FORM OF BUYERS’ COUNSEL OPINION
EXHIBIT F	-	GENERAL RELEASE

- iii -

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (“Agreement”) dated as of the 23rd day of July 2010, is made and entered into by and among OFS Holdings, LLC, a Delaware limited liability company (“OFS Holdings”), OFS Energy Services, LLC, a Delaware limited liability company (“OFS ES”, and together with OFS Holdings, “Sellers”), Key Energy Services, Inc., a Maryland corporation (“Key”), and Key Energy Services, LLC, a Texas limited liability company (“Key Texas”, and together with Key, “Buyers”).
RECITALS
WHEREAS, OFS ES directly owns 100% of the outstanding Equity Securities (the “Equity Interests”) in the limited liability companies identified in the table below (collectively, the “First Tier Subsidiaries”):

Name of Entity	Type of Entity

Davis Energy Services, LLC	Delaware limited liability company
QCP Energy Services, LLC	Delaware limited liability company
Swan Energy Services, LLC	Delaware limited liability company
; and
WHEREAS, the First Tier Subsidiaries, directly or indirectly, own 100% of the outstanding Equity Securities (the “Second Tier Equity Interests”) in the limited liability companies and limited partnerships identified in the table below (collectively, the “Second Tier Subsidiaries”, and together with the First Tier Subsidiaries, the “Subsidiaries”):

Name of Entity	Type of Entity

DOS GP, LLC	Texas limited liability company
Davis Oilfield Services, LP	Texas limited partnership
Davis Vacuum Services, L.P.	Texas limited partnership
Four Star Disposal LP	Texas limited partnership
Davis Coiled Tubing Services, LLC	Texas limited liability company
Shelby Saltwater Systems LLC	Texas limited liability company
SOS GP, LLC	Texas limited liability company
Swan Oilfield Services, LP	Texas limited partnership
Swan Drilling, LP	Texas limited partnership
QCP Construction, LLC	Texas limited liability company
QCP Precision, LLC	Texas limited liability company
; and
WHEREAS, the First Tier Subsidiaries and the Second Tier Subsidiaries provide well workover and stimulation services, as well as site preparation, fluid handling, coiled tubing, nitrogen, fluids transportation and disposal services to exploration and production companies operating in Texas, Arkansas, Louisiana, Mississippi, New Mexico and Oklahoma (the “Business”); and

WHEREAS, the Subsidiaries own substantially all of the assets used or useful in the Business; and
WHEREAS, Sellers own certain additional assets used or useful in the Business (such additional assets (other than the Excluded Assets), including the assets described in Schedule 2.1, the “Incidental Assets”); and
WHEREAS, Sellers and Buyers desire to enter into this Agreement pursuant to which (a) OFS ES agrees to sell to Key, and Key agrees to purchase from OFS ES, the Equity Interests, (b) Sellers agree to sell to Key Texas, and Key Texas agrees to purchase from Sellers, the Incidental Assets, and (c) Key Texas agrees to assume the Assumed Liabilities (as defined below).
AGREEMENT
NOW THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained in this Agreement, Buyers and Sellers agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions.
As used in this Agreement, the following terms shall have the following meanings:
“Access Period” means the period of time, commencing on the Closing Date and ending on the date on which Taxes may no longer be assessed against the owners of Sellers under applicable statutes of limitation, including the period covered by any waivers or extensions thereof.
“Accounts Payable” means, as determined in accordance with GAAP, all accounts payable, accrued expenses, and other current liabilities (including prepaid sales but excluding accrued interest) of the members of the Seller Group related to the Business and the Purchased Assets.
“Accounts Receivable” means, as determined in accordance with GAAP, (a) all trade accounts receivable and other rights to payment from customers of the Seller Group related to the Business and the Purchased Assets and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Seller Group related to the Business and the Purchased Assets, (b) all other accounts or notes receivable of the Seller Group related to the Business and the Purchased Assets and the full benefit of all security for such accounts or notes receivable and (c) any claim, remedy or other right related to any of the foregoing.
“Adoption Agreement” means the Adoption Agreement, in the form attached hereto as Exhibit A.

“affiliate” of any person means any other person directly or indirectly controlling, controlled by or under common control with such person; provided that for purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Alternative Transaction” has the meaning set forth in Section 5.20.
“Ancillary Agreements” means the Adoption Agreement, the Bill of Sale, the General Release and all other instruments, certificates, bills of sale and other agreements entered into by either Seller and/or either Buyer in connection with the consummation of the transactions contemplated by this Agreement.
“Antitrust Division” means the Antitrust Division of the United States Department of Justice.
“ArcLight” has the meaning set forth in Section 5.22.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Audited Financial Statements” has the meaning set forth in Section 3.15(a).
“Bankruptcy Exceptions” means with respect to any agreement, instrument or document, that the enforceability of such agreement, instrument or document (a) may be limited by bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, or (b) is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
“Beneficially Owned” or “Beneficially Owns” with respect to any securities, means a holder’s having such ownership, control or power to direct the voting with respect to, or which otherwise enables a holder to legally act with respect to, such securities as contemplated hereby, including pursuant to any agreement, arrangement or understanding, regardless of whether in writing. Securities “Beneficially Owned” shall include securities Beneficially Owned by all other persons with whom a holder would constitute a “group” as within the meaning of Section 13(d) of the Exchange Act.
“Bill of Sale” means the Bill of Sale, Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B, to be executed and delivered at the Closing.

“Black-out Period” means, with respect to the Registration Statement, a period in each case commencing on the day immediately after Key notifies the Holders that they are required to suspend offers and sales of Key Shares because Key, in the good faith judgment of the Key Board, determines (because of the existence of, or in anticipation of, any acquisition, financing activity, or other transaction involving Key, or the unavailability of any required financial statements, disclosure of information which is in Key’s best interest not to publicly disclose, or any other event or condition of similar significance to Key) that the registration of the resale of (and/or the offer and sale by the Holders of) the Key Shares covered or to be covered by such Registration Statement would be detrimental to Key and its stockholders and ending on the earlier of (a) the date upon which the material non-public information commencing such period is disclosed to the public or ceases to be material and (b) such date as Key notifies the Holders that Key will (i) no longer delay such filing of such Registration Statement, (ii) recommence taking steps to make such Registration Statement effective, or (iii) allow sales pursuant to such Registration Statement to resume; provided that no such period may last for more than 60 consecutive days; provided, further, that during any period of 365 consecutive days, such periods may not, in the aggregate, last for more than the greater of (a) zero days and (b) the result of 90 days minus the number of days that Holders are required pursuant to Section 5.19(d) to discontinue and suspend disposition of Key Shares.
“Business” has the meaning set forth in the third recital to this Agreement.
“Business Agreements” has the meaning set forth in Section 3.9(b).
“Business Records” means, with respect to any person, all books, records, manuals, documents, books of account, correspondence, sales and credit reports, supplier lists, customer lists, distributor lists, bid and quote information, literature, catalogs, brochures, advertising material, financial information and operating data and the like of such person.
“business day” means each day other than a Saturday, Sunday or other day in the City of Houston, Texas on which national banks are authorized by law or regulation not to open for business.
“Buyers” has the meaning set forth in the introductory paragraph of this Agreement.
“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).
“Buyer Indemnified Tax Liabilities” has the meaning set forth in Section 5.12(a).
“Buyer Material Adverse Effect” means any occurrence, event or circumstance that, individually or in the aggregate, is materially adverse to, or could reasonably be expected to be materially adverse to, (a) the business, condition (financial or otherwise), assets, liabilities or operations of Key and its subsidiaries, considered as a whole, or (b) the ability of Buyers to consummate or perform the Transaction, in each case other than adverse effects to the extent resulting from events, changes or occurrences (i) in the general economy or capital markets in the United States, (ii) generally affecting the industry in which Key and its subsidiaries operate, (iii) relating to any failure by Key to meet any published analyst estimates or expectations regarding Key’s revenue, earnings or other financial performance or results of operations for any period or any failure by Key to meet its internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results of operations (provided, however, that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any events, changes or occurrences underlying such failure has resulted in, or contributed to, a Buyer Material Adverse Effect), (iv) relating to any change or announcement of a potential change in the credit rating of Key, or (v) arising from the announcement of the pendency of the Transaction; except in the case of clauses (i) and (ii) above, to the extent the adverse effect on Key and its subsidiaries is disproportionate to the adverse effect on the industry in which Key and its subsidiaries operate.

“Buyer Plans” means any employee benefit or compensation plan that is adopted or sponsored by Key or an affiliate of Key as of or after the Closing Date, including any pension, profit sharing, retirement, savings, 401(k), severance, paid vacation, paid time off, employee health, or other financial, welfare or benefit plan that covers or otherwise benefits any Transferring Employees, other than Sellers’ Benefit Plans.
“Capitalization Date” has the meaning set forth in Section 4.7(a).
“CERCLA” has the meaning set forth in the definition of “Environmental Law.”
“Claim Notice” has the meaning set forth in Section 7.2(c).
“Claim of Environmental Liability” means all claims, liabilities, obligations, judgments, penalties, expenses, losses or damages (including natural resource damages) resulting from (a) any suit, action of any kind, administrative proceeding, notice, investigation or demand asserted or threatened by any third-party (including any governmental agency or authority) arising under any Environmental Law, or (b) any Release into the environment of any Hazardous Substances.
“Closing” has the meaning set forth in Section 6.1.
“Closing Balance Sheet” has the meaning set forth in Section 2.6(b).
“Closing Date” means the date on which the Closing occurs.
“Closing Date Indebtedness” the amount of Indebtedness (other than items described in clause (e) of the definition thereof) of OFS ES and the Subsidiaries outstanding immediately prior to the Closing.
“Closing Net Working Capital” has the meaning set forth in Section 2.6(c).
“Closing Statement” has the meaning set forth in Section 2.6(b).
“COBRA” has the meaning set forth in Section 3.10(f).
“Code” means the Internal Revenue Code of 1986, as amended, and all applicable rules, notices and regulations thereunder.
“Commitment” has the meaning set forth in Section 5.24.
“Confidentiality Agreement” means the Confidentiality Agreement dated March 19, 2010 between Key and OFS ES, which was agreed and accepted by Key on March 26, 2010.

“Contracts” means all contracts, agreements, consensual obligations, promises or undertakings, commitments, and leases of personal property (including computer equipment and programs) with customers, suppliers, vendors, lessors, lessees, utilities, providers or others (whether written or oral and whether express or implied) entered into by a member of the Seller Group, including those Contracts listed in Section 3.9(a) of the Disclosure Schedule but excluding any Contract identified as an Excluded Asset or any Excluded Liability.
“Credit Agreement” means the Credit Agreement dated as of February 16, 2010, among OFS ES, the Lenders and Wells Fargo Bank, National Association, as administrative agent.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered by Sellers to Buyers, as amended and updated pursuant to Section 5.11.
“Draft Purchase Price Allocation” has the meaning set forth in Section 2.7(b).
“E&I Indemnitees” has the meaning set forth in Section 7.5(a).
“E&I Provisions” has the meaning set forth in Section 7.5(a).
“Employees” has the meaning set forth in Section 5.13(a)(ii).
“Encumbrances” means any mortgages, deeds of trust, liens, security interests, claims, pledges, assignments, charges, options, preferential arrangements, rights of tenants or others, rights of first refusal or other title retention agreements, easements, defects in title, covenants, conditions or other restrictions of any nature whatsoever.
“Environmental Defect Notice” has the meaning set forth in Section 5.1(d)(vi).
“Environmental Condition” means any non-compliance with, or failure to implement the requirements of, Environmental Laws or Permits (including the failure to have required Permits) or any condition that has resulted in a release or threatened release of Hazardous Substances or any other regulated material in an amount exceeding standards set forth in Environmental Laws or in the case of NORM in an amount that will require special handling or disposal at a facility other than a facility licensed to accept only non-hazardous municipal solid waste.
“Environmental Exposure Claim” means any third party lawsuits, claims or demands alleging bodily injury, adverse health effects or death, or seeking medical monitoring, arising out of or related to an exposure to any Release of Hazardous Substance.
“Environmental Law” means any federal, state, or local law, rule or regulation in effect as of the date hereof to the extent relating to the protection of human health or the environment, the release of Hazardous Substances, or the pollution of air, soil, groundwater or surface water (including the Clean Air Act, the Toxic Substance Control Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), and the Resource Conservation and Recovery Act (“RCRA”), or their state counterparts or analogues), but excluding the Occupational Safety and Health Act).

“Environmental Matters” means (a) any obligation or liability arising under any Environmental Law, (b) any Claim of Environmental Liability, or (c) any Environmental Exposure Claim.
“Equipment” means all of the machinery, equipment, vehicles, including tractors, trailers and other transportation equipment, owned or leased by a member of the Seller Group, including the items identified on the list set forth in Section 3.4(d) of the Disclosure Schedule, with such additions and deletions as have occurred in the Ordinary Course after the date hereof.
“Equity Interests” has the meaning set forth in the first recital to this Agreement.
“Equity Securities” means any shares or other securities or other equity interests which represent ownership interests in, have the right to vote or receive profits from, or any securities convertible into or exchangeable for shares or other securities or other equity interests which represent ownership interests in, have the right to vote or receive profits from, or any other rights, warrants or options to acquire any of the foregoing from, the issuer thereof.
“Equity Securities Offering” means any underwritten registered offering of Relevant Securities, and any offering or placement of any Relevant Securities pursuant to Rule 144A and/or Regulation S under the Securities Act.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all applicable rules, notices and regulations thereunder.
“ERISA Affiliate” means any person that is a member of the controlled group or affiliated service group with any member of the Seller Group under Section 4001 of ERISA or Section 414 of the Code.
“Estimated Cash Purchase Price” has the meaning set forth in Section 2.5(a).
“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.6(a).
“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.6(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.6(a).
“Estimated Net Working Capital Adjustment” means the Estimated Closing Net Working Capital minus the Target Net Working Capital (such difference, which may be a positive or negative number).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Family Members” means (a) with respect to any individual, such individual’s spouse, any descendants (whether natural or adopted), any trust all of the beneficial interests of which are owned by any of such individuals or by any of such individuals together with any organization described in Section 501(c)(3) of the Code, the estate of any such individual, and any corporation, association, partnership, limited liability company or other entity all of the equity interests of which are owned by those above described individuals, trusts or organizations and (b) with respect to any trust, the owners of the beneficial interests of such trust.
“Field Employees Severance/Retention Plan” has the meaning set forth in the Sellers Severance Plan.
“Final Purchase Price Allocation” has the meaning set forth in Section 2.7(b).
“First Tier Subsidiaries” has the meaning set forth in the first recital to this Agreement.
“Fixtures and Improvements” means the buildings, structures, fixtures and other fixed assets and personalty of a permanent nature annexed, affixed or attached to Real Property or Leased Property, including SWDs.
“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, as amended.
“Former Employees” has the meaning set forth in Section 5.13(a)(i).
“FTC” means the United States Federal Trade Commission.
“General Basket Amount” means an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000).
“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States (as such term is used in the American Institute of Certified Public Accountants Professional Standards).
“General Release” means the general release among Sellers, the Subsidiaries and Buyers, in the form attached hereto as Exhibit F, to be executed and delivered at the Closing.
“Governing Documents” means the legal document(s) by which any person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation would be its certificate of incorporation and by laws, the “Governing Documents” of a limited partnership would be its certificate of formation and its limited partnership agreement and the “Governing Documents” of a limited liability company would be its certificate of formation and its limited liability company agreement or operating agreement.
“Government Authority” means any domestic or foreign federal, national, state, municipal, local or similar government, government authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Government Contract” means any Contract entered into by a member of the Seller Group with any (i) Government Authority, including any facilities contract for the use of government-owned facilities, or (ii) third party relating to a contract between such third party and any Government Authority pursuant to which such member of the Seller Group is serving as a subcontractor for such contract with such Government Authority.
“Hazardous Substances” means any hazardous or toxic materials, substances or wastes, including any petroleum or petroleum product or derivative thereof, naturally occurring radioactive material (“NORM”), and any pollutants or contaminants, as defined in or regulated by any Environmental Law.
“Holdback Shares” has the meaning set forth in Section 2.5(b)(v).
“Holder” means OFS ES and any Permitted Transferees; provided, however, that any such person shall cease to be a Holder when (a) the Registration Statement covering such person’s Key Shares has been declared effective by the SEC and all such Key Shares have been disposed of pursuant to such effective Registration Statement, or (b) such person’s Key Shares may be immediately sold without registration, and without restriction as to the number of securities to be sold, pursuant to Rule 144 of the Securities Act (or any similar provision then in force under applicable securities laws).
“Hourly Severance Plan” has the meaning set forth in the definition of Sellers Severance Plan.
“Houston Employees Severance/Retention Plan” has the meaning set forth in the definition of Sellers Severance Plan.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Incidental Assets” has the meaning set forth in the fifth recital to this Agreement.
“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such person evidenced by notes, loans, letters of credit, mortgages, bonds, debentures, or other similar instruments or agreements, (c) all obligations of such person to pay the deferred purchase price of property or services, except trade payables incurred in the Ordinary Course, (d) all obligations (contingent or otherwise) of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (e) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, together with all obligations to make termination payments under such capitalized lease obligations, (f) all obligations of a person not covered by another clause of this definition which would be required to be shown as indebtedness on a balance sheet of such person prepared in accordance with GAAP, (g) all obligations of such person (including breakage and other costs) relating to interest rate, currency obligation, commodity and other swaps, hedges or similar arrangements, and (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by, or secured by the assets of, such person.

“Indemnifiable Damages” means any and all liabilities, losses, claims, judgments, damages, fines, penalties, environmental response costs, natural resource damages, expenses and costs (including reasonable counsel fees and costs and expenses incurred in connection therewith), together with interest thereon from the date such damages are incurred at an interest rate equal to the prime rate in effect on the Closing Date as reported in the national edition of The Wall Street Journal and as revised on each anniversary of the Closing Date by reference to the prime rate reported in the national edition of The Wall Street Journal for such anniversary date or, if the anniversary date falls on a day on which The Wall Street Journal is not published or on which The Wall Street Journal is published but the prime rate is not reported therein, the next day on which The Wall Street Journal is published and the prime rate is reported therein.
“Indemnitor” has the meaning set forth in Section 7.2(c).
“Intellectual Property” means all of the following: (a) patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto; (b) trademarks, service marks, trade dress, logos, trade names, brand names and corporate names, and any other source-identifying designations or devices, including Internet domain names and registrations thereof, along with the goodwill associated with the foregoing and registrations and applications for registration thereof; (c) works of authorship (whether or not copyrightable and whether or not published) including all product manuals, marketing brochures, training materials and web site content, and all copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data and documentation; (f) trade secrets and confidential business information (including ideas, formulas, and compositions, know-how, manufacturing and production processes and techniques, research and development information, software products in development, drawings, specifications, designs, plans, proposals, technical data, financial (excluding employee benefit plans), marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information) and other proprietary information; and (g) copies and tangible embodiments thereof (in whatever form or medium).
“Intellectual Property Claims” has the meaning set forth in Section 3.7(b).
“Key” has the meaning set forth in the introductory paragraph of this Agreement.
“Key Board” has the meaning set forth in Section 5.22.
“Key Common Stock” means the common stock, par value $0.10 per share, of Key.
“Key SARs” means stock appreciation rights issued under Key’s equity incentive plans which entitle the recipient thereof to receive a payment, paid in the form of Key Common Stock, equal to the difference between the exercise price and the fair market value of a share of Key Common Stock on the date of exercise, multiplied by the number of shares of Key Common Stock exercised thereunder.

“Key SEC Filings” has the meaning set forth in Section 4.10.
“Key Shares” has the meaning set forth in Section 2.5(a).
“Key Texas” has the meaning set forth in the introductory paragraph of this Agreement.
“knowledge” as used in the phrases (a) “to the knowledge of Sellers,” or “to Sellers’ knowledge” or similar references to the knowledge of Seller means the actual knowledge of those persons set forth in Schedule 1.1(a) after due inquiry, and (b) “to the knowledge of Buyers,” or “to Buyers’ knowledge” or similar references to the knowledge of Buyers means the actual knowledge of those persons set forth in Schedule 1.1(b) after due inquiry.
“Leased Property” means those parcels of real property leased by a member of the Seller Group (as tenant) pursuant to the Leases, together with (a) all of such member’s right, title and interest in and to the Fixtures and Improvements located on such real property, if any, (b) all of such member’s right, title and interest in and to all easements, rights, and privileges appurtenant thereto, if any, and (c) all options to renew or extend the term of such Leases or to purchase all or any part of such real property, if any.
“Leases” means all leases and subleases of real property listed in Section 3.4(b) of the Disclosure Schedule.
“Lenders” means the lending institutions that are parties to the Credit Agreement.
“Letters of Credit” has the meaning set forth in Section 5.24.
“LLC Subsidiaries” means those First Tier Subsidiaries and Second Tier Subsidiaries that have been formed as limited liability companies under the applicable business organization law of one of the states of the United States and that are listed in Section 3.1(b) of the Disclosure Schedule.
“Lock-up” has the meaning set forth in Section 5.19(a).
“Lock-up Period” has the meaning set forth in Section 5.19(a).
“LP Subsidiaries” means those Second Tier Subsidiaries that have been formed as limited partnerships under the applicable limited partnership law of one of the states of the United States and that are listed in Section 3.1(c) of the Disclosure Schedule.
“Market Standoff Period” means, with respect to each Equity Securities Offering, the period beginning on the date of first sale of securities pursuant to such Equity Securities Offering and ending on the date that shall be requested by the underwriters or initial purchasers retained by Key to facilitate such Equity Securities Offering; provided, however, that each such period shall not be more than 90 days; provided further that such period shall be no longer than the shortest period imposed by such underwriters or initial purchasers upon any other person or entity.

“Material Adverse Effect” means any occurrence, event or circumstance that, individually or in the aggregate, is materially adverse to, or could reasonably be expected to be materially adverse to, (a) the business, condition (financial or otherwise), assets, liabilities or operations of the members of the Seller Group, considered as a whole, or (b) the ability of Sellers to consummate or perform the Transaction, in each case other than adverse effects to the extent resulting from events, changes or occurrences (i) in the general economy or capital markets in the United States, (ii) generally affecting the industry in which the members of the Seller Group operate or (iii) arising from the announcement of the pendency of the Transaction; except in the case of clauses (i) and (ii) above, to the extent the adverse effect on the members of the Seller Group is disproportionate to the adverse effect on the industry in which the members of the Seller Group operate.
“Material Leased Property” means those certain parcels of Leased Property leased by a member of the Seller Group (as tenant) pursuant to the Material Leases.
“Material Leases” means the Leases that are marked with an asterisk on Section 3.4(b) of the Disclosure Schedule.
“Monthly Financial Statements” has the meaning set forth in Section 5.25.
“Multiemployer Plan” means a multiemployer plan as defined in sections 3(37) and 4001(a)(3) of ERISA.
“Net Working Capital” means an amount equal to (a) the sum of (i) the aggregate net book value of the Accounts Receivable as of the Closing Date, plus (ii) the value of the Other Current Assets as of the Closing Date, minus (b) the sum of (i) the Accounts Payable as of the Closing Date, excluding any accounts payable for the unfunded (A) capital expenditure amounts set forth in Schedule 2.5(a)-1 and (B) growth capital expenditures set forth in Schedule 2.5(a)-2, plus (ii) other current liabilities of OFS ES and the Subsidiaries as of the Closing Date. An example reflecting the calculation of Net Working Capital as of May 31, 2010 is set forth in Schedule 1.2. For the avoidance of doubt, “Net Working Capital” shall be exclusive of any Excluded Assets or Excluded Liabilities.
“Net Working Capital Adjustment” has the meaning set forth in Section 2.6(d)(i).
“Non-Solicitation Area” has the meaning set forth in Section 5.21.
’’Non-Solicitation Period” has the meaning set forth in Section 5.21.
“Non-Wholly Owned Buyer Subsidiaries” means, collectively, (a) Geostream Services Group, LLC, a limited liability company organized under the laws of the Russian Federation, (b) AlMansoori Key Energy Services, LLC, a limited liability company organized under the laws of the United Arab Emirates, and (c) Wilayat Key Energy, L.L.C., a limited liability company organized under the laws of the Sultanate of Oman.
“NORM” has the meaning set forth in the definition of “Hazardous Substances.”
“OFS ES” has the meaning set forth in the introductory paragraph of this Agreement.
“OFS Holdings” has the meaning set forth in the introductory paragraph of this Agreement.

“Ordinary Course” means an action taken by a person if that action: (a) is consistent in nature, scope and magnitude with the past practices of such person and is taken in the ordinary course of the normal, day-to-day operations of such person; (b) does not require authorization by the board of directors, manager, members or shareholders of such person (or by any person or group of persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other persons that are in the same line of business as such person.
“Other Current Assets” means all prepaid and deferred items (including prepaid rent and other prepaid expenses), credits and deposits, but excluding deposits made on capital expenditures.
“Other Signatory” has the meaning set forth in Section 3.9(b).
“Outside Date” has the meaning set forth in Section 8.1(b).
“Overlap Period” means any Tax Period that includes but does not end on the Closing Date.
“Overlap Period Tax Proceeding” has the meaning set forth in Section 5.12(i).
“Permits” means governmental licenses, certificates, permits, plans, franchises, approvals, authorizations, consents, orders or exemptions of, agreements, filings and, registrations with, and notifications to any Government Authority and other similar authorizations and rights relating to the Business.
“Permitted Encumbrances” means all Encumbrances granted by the Sellers or the Subsidiaries (or any thereof) to the Lenders (or their representatives) to secure obligations under the Credit Agreement and the other loan documents under the Credit Agreement, which will be released at or prior to the Closing.
“Permitted Exceptions” means:
(a) all inchoate liens for Taxes and assessments, both general and special, and other governmental charges which are not yet due and payable (“Permitted Inchoate Tax Liens”);
(b) all liens incurred or pledges or deposits made in the Ordinary Course in connection with workers’ compensation, unemployment insurance and other types of social security;
(c) all land use, building and zoning codes and ordinances, and other laws, ordinances, regulations, rules, orders, licenses or determinations of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such authority affecting any parcel of real property or any leasehold interest in real property, as the case may be, which, individually or in the aggregate do not, and could not reasonably be expected to, materially adversely affect the present value or marketability of the property subject thereto;

(d) all easements, rights-of-way, covenants, conditions, restrictions, reservations, real property licenses and agreements, in each such case which have been filed of record, and other matters of record affecting any parcel of real property or any leasehold interest in real property, which, individually or in the aggregate do not, and could not reasonably be expected to, materially adversely affect the present use or the value, marketability or ownership of such parcel or leasehold interest;
(e) prior reservations or conveyances of mineral rights or mineral leases of every kind and character;
(f) statutory liens of landlords, statutory liens of banks and rights of setoff, carriers’, warehousemen’s, mechanics’, materialmen’s, workmen’s, repairmen’s, employees’ and other like liens imposed by law, arising in the Ordinary Course and securing obligations that are not yet due and payable or are being contested in good faith by appropriate proceedings;
(g) deposits or pledges to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, government contracts, trade contracts, surety and appeal bonds, performance bonds, capital leases and other obligations of a like nature (other than obligations for the payment of Indebtedness), in each case in the Ordinary Course and which individually or in the aggregate do not, and could not reasonably be expected to, materially adversely affect the present use or the value, marketability or ownership of the Purchased Assets or operation of the Business; and
(h) with respect to each parcel of real property or leasehold in real property owned or leased by any member of the Seller Group, other minor imperfections of title, easements and encumbrances (other than items for the payment of Indebtedness which encumber the parcel or leasehold interest, if any), which do not, and could not reasonably be expected to, materially adversely affect the marketability or insurability of title to such parcel or leasehold interest or materially detract from the value of or materially interfere with the present use or ownership of such parcel or leasehold interest.
“Permitted Inchoate Tax Liens” has the meaning set forth in clause (a) of the definition of “Permitted Exceptions.”
“Permitted Transferees” means any (a) member of OFS ES to whom OFS ES transfers Key Shares, (b) member of OFS Holdings to whom OFS Holdings, upon transfer from OFS ES, transfers Key Shares, and (c) any other person or entity to whom OFS ES, or OFS Holdings upon transfer from OFS ES, transfers Key Shares as permitted under the Securities Act and other applicable federal or state securities laws, and then only upon delivery to Key of an opinion of counsel in form and substance satisfactory to Key to the effect that such transfer may be effected without registration under the Securities Act; provided that in each such case, under clause (a), (b) or (c) above, written notice of such transfer is promptly given to Key and such transferee has executed and delivered to Key an Adoption Agreement confirming, among other things, its status as an “accredited investor” (as such term is defined in Regulation D promulgated under the Securities Act).

“person” means a natural person, corporation, general or limited partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Government Authority or other legal entity.
“Phase I ESA” has the meaning set forth in Section 5.1(d).
“Piggyback Registration” has the meaning set forth in Section 5.18(b)(i).
“Piggyback Registration Statement” has the meaning set forth in Section 5.18(b)(i).
“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Overlap Period beginning after the Closing Date.
“Potentially Material Environmental Condition” means one or more Environmental Conditions for which applicable Environmental Law requires notice to any person, further investigation or any form of response or Remedial Action, which, individually or in the aggregate, would reasonably be expected to exceed $10,000,000.
“Pre-Closing Service Matters” means any services performed by any Subsidiary for customers prior to the Closing Date involving any claims for damages, losses, expenses and costs (including consequential, special, incidental, exemplary and punitive damages, cost of redrill, as well as loss of earnings and diminution in value) in which (a) the Subsidiary performed turnkey operations, (b) the Subsidiary took control of the well (or any claims or allegations thereof), (c) insurance coverage is unavailable on the basis that the Subsidiary was in the care, custody or control of the well or the services performed are defined as “your work” under the terms of the relevant policies, or (d) insurance coverage is unavailable for a blowout or loss of control of an oil or gas well or wells, in each case under clauses (a) through (d) above, relating to or in connection with (i) any well, hole, formation, reservoir, oil, gas or water, (ii) any casing, pipe, bit, tool, pump or other drilling or well servicing equipment located beneath the surface of the earth or (iii) any pollution arising from any of the foregoing matters. For the avoidance of doubt, “Pre-Closing Service Matters” includes any deficiency in the amount of insurance to cover such matters to the extent the primary general liability policy limit of $1,000,000 is exhausted and any such damages, losses, expenses and costs related to such matters are not covered under any applicable umbrella or excess liability policy on an excess basis.
“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Overlap Period ending on the Closing Date.
“Pro Forma Unaudited Balance Sheet” means the pro forma unaudited consolidated balance sheet of OFS ES and the Subsidiaries reflecting the Purchased Assets and the Assumed Liabilities as of the Pro Forma Unaudited Balance Sheet Date, in the form included in Section 3.15(a) of the Disclosure Schedule and prepared in accordance with GAAP, except as provided therein.
“Pro Forma Unaudited Balance Sheet Date” means May 31, 2010.

“Prospectus” has the meaning set forth in Section 5.18(c)(i).
“Purchase Price” means the Key Shares and the Estimated Cash Purchase Price, as the Estimated Cash Purchase Price is adjusted pursuant to Section 2.6.
“Purchased Assets” means the Equity Interests and the Incidental Assets.
“RCRA” has the meaning set forth in the definition of “Environmental Law.”
“Real Property” means the parcels of real property owned by the Subsidiaries, including those more particularly described in Section 3.4(a) of the Disclosure Schedule, together with (a) the Fixtures and Improvements located thereon, (b) all easements, rights and privileges appurtenant thereto, (c) any interest held in land in the bed of any street or road in front of or adjoining such real property, and (d) any reversionary rights attributable thereto.
“Registration Statement” means either of the Piggyback Registration Statement or the Shelf Registration Statement; and “Registration Statements” means, collectively, the Piggyback Registration Statements and the Shelf Registration Statement.
“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, abandoning or migrating into the environment.
“Relevant Security” means Key Common Stock, any other equity security of Key or any of its subsidiaries and any security convertible into, or exercisable or exchangeable for, any Key Common Stock or other such equity security.
“Remedial Action” means the correction of any Environmental Condition or SWD Defect, including investigation, remediation, monitoring, and replacement of improvements and equipment, necessary to assure that equipment is operable and the SWD Defect is eliminated, and environmental media are compliant with standards under applicable laws and Environmental Laws.
“RRC” means the Railroad Commission of Texas.
“Salaried/Office Severance Plan” has the meaning set forth in the definition of Sellers Severance Plan.
“SEC” means the Securities and Exchange Commission.
“Second Tier Equity Interests” has the meaning set forth in the second recital to this Agreement.
“Second Tier Subsidiaries” has the meaning set forth in the second recital to this Agreement.
“Securities Act” means the Securities Act of 1933, as amended.

“Seller Group” means collectively the Sellers and the Subsidiaries.
“Seller Indemnified Parties” has the meaning set forth in Section 7.2(b).
“Seller Indemnified Tax Liabilities” has the meaning set forth in Section 5.12(a).
“Sellers” has the meaning set forth in the introductory paragraph of this Agreement.
“Sellers’ Benefit Plans” has the meaning set forth in Section 3.10(b).
“Sellers’ 401(k) Plan” has the meaning set forth in Section 5.13(b)(iv).
“Sellers Severance Plan” means the OFS Energy Services, LLC Comprehensive Severance/Retention Benefit Plan (Wrap Plan) and each following related sub-plan therein: the Severance Pay Plan for Salaried/Office Employees (“Salaried/Office Severance Plan”), the Severance Pay Plan for Hourly Employees (“Hourly Severance Plan”), the Severance/Retention Pay Plan for Field Employees (“Field Employees Severance/Retention Plan”), and the Severance/Retention Pay Plan for Houston Employees (“Houston Employees Severance/Retention Plan”).
“Shelf Registration Statement” has the meaning set forth in 5.18(a).
“Signatory Member” has the meaning set forth in Section 3.9(b).
“Simmons” means Simmons & Company International.
“Site Assessment” has the meaning set forth in Section 5.1(d).
“Specified Pre-Closing Environmental Matters” has the meaning set forth in Section 7.2(a)(viii).
“Specified Pre-Signing Environmental Matters” has the meaning set forth in Section 7.2(a)(vii).
“Subsidiaries” has the meaning set forth in the second recital to this Agreement.
“SWD” means any and all wells and associated equipment and improvements, including piping, pumps, storage tanks, pits, metering equipment, etc., used or required to be used for or in connection with the disposal of saltwater and/or oilfield wastes and owned by, leased to or operated by a Subsidiary.
“SWDA” has the meaning set forth in Section 3.3(h).
“SWD Defect” means the physical or mechanical impairment, loss of integrity or absence of any SWD or SWD component such that the SWD or SWD component cannot be operated on a sustained basis (i) in accord with applicable codes, regulatory requirements, and all terms of applicable Permits, and (ii) at maximum pressure, volume and capacities authorized in applicable Permits.

“Target Net Working Capital” means Eleven Million Five Hundred Thousand Dollars ($11,500,000.00).
“Tax or Taxes” means (a) all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including all federal, state, local, municipal, county and other income, franchise, profits, capital gains, capital stock, capital structure, alternative or add-on minimum, gross receipts, sales, use, value added, license, stamp, service, ad valorem, energy, employment, property, excise, occupation, capital, environmental, severance, production, windfall profits, premium, transfer, workers’ compensation, social security, stamp, payroll, unemployment, disability, withholding or similar taxes and any other tax or other governmental fee, duty, assessment or charge of any kind whatsoever imposed by any country or political subdivision thereof (whether payable directly or by withholding), and all estimated taxes, deficiency assessments, additions to tax and additional amounts imposed by any governmental authority (domestic or foreign), together with all interest, penalties, fines and assessments imposed with respect thereto, (b) any liability of a Subsidiary for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of a Subsidiary for payment of such amounts was determined or taken into account with reference to the liability of any other person, and (c) any liability of a Subsidiary for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other person
“Tax Authority” means any Government Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Period” means any period prescribed by any Tax Authority for which a Tax Return is required to be filed or a Tax is required to be paid.
“Tax Proceeding” has the meaning provided such term in Section 5.12(h).
“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority or jurisdiction with respect to Taxes, including any amendments thereto.
“Tax-Sharing Agreements” means all existing Tax-sharing agreements or arrangements (whether or not written) that are binding on any Subsidiary.
“Ten Day VWAP” means, as of a particular date, the average VWAP, rounded to the nearest cent, for the ten (10) consecutive trading days ending on the trading day that is immediately prior to such date.
“Third Party Claim” has the meaning set forth in Section 7.2(c).
“Transaction” means, collectively, all of the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transferred Real Property” has the meaning set forth in Section 5.1(d).
“Transferring Employees” has the meaning set forth in Section 5.13(a)(i).
“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections or provisions of the Treasury Regulations shall include any corresponding sections or provisions of Treasury Regulations hereafter proposed or adopted.
“Utilities” means all of the following: water distribution and service facilities; sanitary sewers and associated installations; storm sewers; storm retention ponds and other drainage facilities; electrical distribution and service facilities; telephone, data and similar communication facilities; heating, ventilating, cooling and air conditioning systems and facilities; natural gas distribution and service facilities; fire protection facilities; garbage compaction and collection facilities; and all other utility lines, conduit, pipes, ducts, shafts, equipment, apparatus and facilities.
“VWAP” shall mean the daily volume weighted average price per share of the Key Common Stock for a given date on the principal trading market on which the Key Common Stock is then listed or quoted for trading as reported by Bloomberg L.P.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 or similar applicable state law.
“Workers’ Compensation Claims” means any and all claims under workers’ compensation laws in respect of or arising in connection with occurrences relating to the employment of any person by a member of the Seller Group relating to the Business or the Purchased Assets.
Section 1.2 Certain Interpretive Matters.
(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference will be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words, “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references to “$” or dollar amounts will be to lawful currency of the United States of America. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Information included in a Section or subsection to the Disclosure Schedule shall be considered to be made for purposes of the corresponding Section or subsection of this Agreement, any other Section or subsection expressly cross-referenced and any other Section or subsection where it is readily apparent from a reading of such information that it would also apply to such other Section or subsection. Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. To the extent the term “day” or “days” is used, it will mean calendar days unless referred to as a “business day.”

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
ARTICLE II
PURCHASE AND SALE OF ASSETS
Section 2.1 Purchase and Sale.
On the terms and subject to the satisfaction or waiver of the conditions set forth herein and as partial consideration for receipt of payment of the Purchase Price, at the Closing OFS ES shall sell, transfer, convey, assign and deliver to Key, and Key shall purchase, acquire and accept from OFS ES, all of the Equity Interests free and clear of all Encumbrances, and Sellers, shall sell, transfer, convey, assign and deliver to Key Texas, and Key Texas shall purchase, acquire and accept from Sellers all of the Incidental Assets, free and clear of all Encumbrances, other than Permitted Inchoate Tax Liens, including:
(a) all of the assets of Sellers reflected on the Pro Forma Unaudited Balance Sheet or acquired after the date thereof (other than the Excluded Assets and those assets disposed of or converted into cash after the date of such balance sheet in the Ordinary Course) related to the Business, the Subsidiaries or the Purchased Assets, including (i) the Equity Interests, (ii) the Incidental Assets and (iii) the Business as a going concern and all goodwill of Sellers associated with the Business; and
(b) all other assets, tangible or intangible, owned by Sellers related to the Business, the Subsidiaries or the Purchased Assets (other than the Excluded Assets), including (i) all past, present and future claims, choses in action and rights of action by Sellers and related to the Business, the Subsidiaries or the Purchased Assets against third parties arising from events, acts, omissions or circumstances on or before the Closing Date, and (ii) all claims for refunds of governmental charges or assessments arising from or pertaining to periods, activities, operations or events occurring on or prior to the Closing Date.
Section 2.2 Excluded Assets.
The assets listed below shall be retained by Sellers and shall not be transferred to or assumed by either Buyer (the “Excluded Assets”):
(a) any cash, bank deposits, cash equivalents or similar cash items held by members of the Seller Group, including cash and bank deposits held by the Subsidiaries supporting any letters of credit;

(b) the membership interests and any other Equity Securities in Quail Nuclear Specialty Services, LLC, a Texas limited liability company, and Cinco Pipe & Supply, LLC, a Delaware limited liability company;
(c) all of Sellers’ claims for refunds of Taxes set forth on Schedule 2.2(c);
(d) any books and records of Sellers, but not of the Subsidiaries, provided that Sellers shall provide Buyers with copies of such retained books and records of Sellers that relate to the Business, the Subsidiaries, the Purchased Assets or the Assumed Liabilities;
(e) the assets, if any, of Sellers’ set forth in Schedule 2.2(e);
(f) all (i) agreements and correspondence between Sellers and Simmons relating to the transactions contemplated by this Agreement, (ii) lists of prospective purchasers for such transactions compiled by or for the benefit of Sellers, (iii) bids submitted by other prospective purchasers of the Purchased Assets, (iv) analyses by or for the benefit of Sellers of any bids submitted by any prospective purchaser, (v) correspondence between Sellers or Simmons or any of their respective representatives and any prospective purchasers other than Buyers, and (vi) correspondence between Sellers or Simmons or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of Simmons; and
(g) all rights of Sellers pursuant to this Agreement and any other Ancillary Agreement to which either one of them is a party.
Section 2.3 Assumed Liabilities.
As partial consideration for consummation of the Transaction, at the Closing, Key Texas shall assume and agree to perform the liabilities and obligations of Sellers described in clauses (a) – (d) below, whether known, unknown, fixed, contingent or otherwise (collectively, the “Assumed Liabilities”):
(a) all liabilities and obligations of Sellers related exclusively to the Business or the Purchased Assets and reflected on the Pro Forma Unaudited Balance Sheet;
(b) all liabilities and obligations of Sellers related exclusively to the Business or the Purchased Assets that have arisen since the Pro Forma Unaudited Balance Sheet Date in the Ordinary Course (other than any liability or obligation resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law or environmental matter);
(c) all liabilities and obligations of Sellers related exclusively to the Business or the Purchased Assets under the Contracts, Leases, Permits and other commercial arrangements of Sellers set forth in Schedule 2.3(c) (to the extent such Contracts, Leases, Permits and other commercial arrangements are part of the Purchased Assets) and Sellers’ guarantees of the obligations of the Subsidiaries under their Contracts, Leases, Permits and other commercial arrangements; and

(d) all liabilities and obligations of Sellers under the Sellers’ Benefit Plans set forth in Schedule 2.3(d) (to the maximum extent permitted by law).
Notwithstanding the foregoing, in no event shall the Assumed Liabilities include the Excluded Liabilities, and the assumption of such Assumed Liabilities shall in no way limit or diminish any representation, warranty, covenant or agreement by Sellers under this Agreement.
Section 2.4 Excluded Liabilities.
Except as specifically provided in Section 2.3, Buyers will not assume or perform, cause to be assumed or performed, or be deemed to assume or perform, or in any way be responsible or liable for, any liabilities or obligations of Sellers. Without limiting the generality of the foregoing, except for the Assumed Liabilities, Buyers will not assume or perform, or in any way be responsible or liable for, any liabilities or obligations of Sellers or their respective predecessors-in-interest, whether arising out of or relating to the operation or conduct of the Business or associated with or arising from any of the Purchased Assets or any other rights, properties or assets used in or associated with the Business at any time, and whether known, unknown, fixed, contingent or otherwise, including the following:
(a) except as contemplated by Section 2.8, any liability of Sellers for Taxes for Pre-Closing Tax Periods;
(b) obligations or expenses of the Sellers in connection with the Transaction, including legal and accounting fees and expenses and brokerage and finders’ fees due including obligations of any Seller under its agreements and arrangements with Simmons;
(c) all obligations of Sellers in respect of Closing Date Indebtedness;
(d) those liabilities retained by Sellers pursuant to Section 5.12;
(e) except as set forth in Schedule 2.3(d), the liabilities or obligations of Sellers to employees pursuant to the Sellers’ Benefit Plans with respect to (i) employees listed in Section 3.10(m) of the Disclosure Schedule, (ii) any former or current Seller employee or independent contractor who is not or was not also an employee or independent contractor of a Subsidiary or (iii) the employees set forth in Section 5.13(a) of the Disclosure Schedule;
(f) all liabilities and obligations relating to the Excluded Assets;
(g) the liabilities and obligations, if any, of Sellers set forth in Schedule 2.4(g); and
(h) all other liabilities or obligations undertaken by Sellers pursuant to the other provisions of this Agreement and any other Ancillary Agreement to which either one of them is a party.
All liabilities or obligations of Sellers other than the Assumed Liabilities are sometimes collectively referred to herein as the “Excluded Liabilities”.

Section 2.5 Purchase Price.
(a) Subject to the post-closing adjustment pursuant to Section 2.6(d), the purchase price payable in consideration of the sale, transfer, conveyance, assignment and delivery by OFS ES of the Equity Interests and by Sellers of the Incidental Assets (in addition to the assumption of the Assumed Liabilities) shall be (i) 15,807,233 shares of Key Common Stock (the “Key Shares”), and (ii) cash in an amount equal to (A) $75,602,597 less (B) the amount of unfunded capital expenditure commitments as of the Closing Date associated with the items set forth in Schedule 2.5(a)-1, plus (C) the amount of growth capital expenditures funded between May 14, 2010 and the Closing Date associated with the items set forth in Schedule 2.5(a)-2, and as adjusted (D) up by the Estimated Net Working Capital Adjustment if the Estimated Net Working Capital Adjustment is a positive number or down by the Estimated Net Working Capital Adjustment if the Estimated Net Working Capital Adjustment is a negative number (the net result of the foregoing clauses (A), (B), (C) and (D), the “Estimated Cash Purchase Price”). Buyers will deliver the Key Shares and the Estimated Cash Purchase Price to Sellers at Closing as provided in Section 2.5(b).
(b) Subject to fulfillment or waiver of the conditions set forth in Article VI, Buyers:
(i) will deliver to the applicable lenders at Closing, an amount in cash equal to the lesser of (A) the Estimated Cash Purchase Price or (B) the amount required to satisfy in full the Closing Date Indebtedness, if any;
(ii) will deliver to OFS Holdings at Closing, immediately available funds by wire transfer to an account designated by OFS Holdings in writing no less than three business days prior to the Closing Date, in the amount equal to the lesser of (A) the Estimated Cash Purchase Price less the amount delivered pursuant to clause (i) above, or (B) $2,500,000;
(iii) will deliver to OFS ES at Closing, immediately available funds by wire transfer to an account designated by OFS ES in writing no less than three business days prior to the Closing Date, in the amount equal to the Estimated Cash Purchase Price less the amounts delivered pursuant to clauses (i) and (ii) above;
(iv) will deliver to OFS ES at Closing one or more certificates representing 13,431,233 Key Shares registered in the name of OFS ES; and
(v) will retain, one or more certificates representing 2,376,000 Key Shares registered in the name of OFS ES (the “Holdback Shares”), to secure payment of any amounts due to Buyers from Sellers pursuant to the indemnification obligations of Sellers under this Agreement. The Holdback Shares may be used by the Buyers to satisfy any amounts that are payable to the Buyer Indemnified Parties pursuant to Section 7.2(a) and which have not otherwise been satisfied by Sellers (with the value of Holdback Shares to be calculated in accordance with Section 7.2(i)). On the one-year anniversary of the Closing Date, any remaining Holdback Shares, less a number of Holdback Shares that equals the sum of (A) the number of Holdback Shares that have been used to satisfy any amounts that are payable to the Buyer Indemnified Parties pursuant to Section 7.2(a) plus

(B) a number of Holdback Shares with a value equal to any then pending unresolved claims under Section 7.2(a) (with the value of Holdback Shares to be calculated in accordance with Section 7.2(i)), shall be delivered to OFS ES. Any Holdback Shares retained by Buyers following the one year anniversary of the Closing Date pursuant to the provisions of the immediately preceding sentence will be retained until there are no pending unresolved matters under Section 7.2(a), and thereafter, any Holdback Shares that have not been used to satisfy any amounts that are payable to the Buyer Indemnified Parties pursuant to Section 7.2(a) shall be promptly delivered to OFS ES.
Section 2.6 Estimated Closing Statement; Post-Closing Purchase Price Adjustment.
(a) As a condition to the Closing, not less than five business days prior to the Closing Date, Sellers shall, in good faith, have prepared and delivered, or caused to be prepared and delivered to Buyers an estimated consolidated balance sheet of OFS ES and the Subsidiaries as of the close of business on the Closing Date prepared in accordance with GAAP applied on a basis consistent with the preparation of the Pro Forma Unaudited Balance Sheet (the “Estimated Closing Balance Sheet”) and a proposed statement of Closing Net Working Capital (the “Estimated Closing Statement”). Buyers shall have access at all reasonable times to review work papers, books and records relating to the preparation of the Estimated Closing Balance Sheet and Estimated Closing Statement. The Closing Net Working Capital as of the Closing Date determined in accordance with this Section 2.6(a) is referred to herein as the “Estimated Closing Net Working Capital.” The Estimated Closing Net Working Capital shall be subject to the reasonable and good faith approval of Buyers.
(b) Not later than sixty (60) days following the Closing Date, Buyers shall prepare and deliver to Sellers an unaudited consolidated balance sheet of OFS ES and the Subsidiaries as of the close of business on the Closing Date prepared in accordance with GAAP applied on a basis consistent with the preparation of the Pro Forma Unaudited Balance Sheet (the “Closing Balance Sheet”) and a statement of Closing Net Working Capital (the “Closing Statement”). All of the parties hereto shall cooperate fully with each other in the preparation of the Closing Balance Sheet and Closing Statement, and Sellers shall have access at all reasonable times to review work papers, books and records relating to the preparation of the Closing Balance Sheet and Closing Statement.
(c) Sellers shall have the right to dispute the Closing Balance Sheet and Closing Statement by giving notice of dispute to Buyers within thirty (30) days after the Closing Balance Sheet and Closing Statement have been received by Sellers. Such notice shall set forth in detail the reasons for the dispute and Sellers’ proposed adjustments to the Closing Balance Sheet and/or Closing Statement. If Sellers do not give notice of dispute to Buyers within such 30-day period in accordance with the foregoing, the Closing Balance Sheet and Closing Statement as prepared by Buyers shall become final and binding upon Sellers. If Sellers do give notice of dispute to Buyers within such 30-day period, Buyers and Sellers shall endeavor in good faith to reach agreement on all of the disputed items. If the parties are unable to reach an agreement on the disputed items during a 30-day period (or such longer period as mutually agreed to by Sellers and Buyers) following Buyers’ receipt of the dispute notice, then the disputed items which have not been resolved shall be submitted to the accounting firm of Ernst & Young LLP, Houston, Texas (and if for any reason it is unwilling or unable to serve, then another independent accounting firm mutually agreed upon by Sellers and Buyers) for determination and resolution on the basis of such procedures as such accounting firm, in its sole judgment, deems applicable and appropriate, taking into account GAAP and the terms of this Agreement. Sellers and Buyers shall have the right to make a written submission to such accounting firm regarding the disputed items. Such accounting firm shall review the disputed matters and as promptly as practicable deliver to Buyers and to Sellers a statement setting forth its determination as to the proper treatment of the matters in dispute, and such determination shall be final and binding upon Buyers and Sellers without any further right of appeal. All charges of such accounting firm and other expenses directly incurred in making such determination shall be borne by the party against whom the majority of items were determined (based on amounts in dispute). The Closing Net Working Capital as of the Closing Date as finally determined in accordance with this Section 2.6(c) are referred to herein as the “Closing Net Working Capital.”
(d) Within five (5) days after the Closing Balance Sheet and Closing Statement become final as provided in Section 2.6(c), the parties shall make the following adjustments:
(i) if the Closing Net Working Capital minus the Target Net Working Capital (such difference, which may be a positive or negative number, the “Net Working Capital Adjustment”) is greater than the Estimated Net Working Capital Adjustment, Buyers shall pay to OFS ES an amount equal to such difference; or
(ii) if the Net Working Capital Adjustment is less than the Estimated Net Working Capital Adjustment, Sellers shall pay to Key the amount of such excess.
(e) Any payment in respect of an adjustment required to be made under Section 2.6(d) will be made by Buyers or Sellers, as applicable, in cash by wire transfer of immediately available funds to an account specified by OFS ES or Key, as applicable, in writing. If any amount is due from Sellers under Section 2.6(d)(ii), then Sellers shall be jointly and severally responsible for the payment obligations under Section 2.6(d)(ii). Any payment made in respect of an adjustment required to be made under Section 2.6(d) shall be deemed to be, and Buyers and Sellers shall treat such payment as, an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.
Section 2.7 Tax Treatment; Allocation of Purchase Price.
(a) The Buyers and Sellers intend that for federal and applicable state income tax purposes that the acquisition of the Equity Interests be treated as a purchase of the assets of each Subsidiary as each Subsidiary is an entity disregarded for federal income tax purposes.
(b) Not later than ninety (90) days following the Closing Date, Buyers shall prepare a schedule allocating the Purchase Price and other amounts paid by Buyers to Sellers among the assets included in the Purchased Assets, including the non-solicitation covenant in Section 5.21, in a manner consistent with Section 1060 of the Code and the applicable Treasury Regulations (the “Draft Purchase Price Allocation”). Sellers shall have fifteen (15) days after receipt of the Draft Purchase Price Allocation to provide Buyers with written notice of any objections to such allocation. If Sellers do not provide written notice of any objections within such 15-day period, the Draft Purchase Price Allocation shall become final (the “Final Purchase Price Allocation”). If Sellers provide written notice of any objections to the Draft Purchase Price Allocation within such 15-day period, Sellers and Buyers shall negotiate in good faith to agree upon a revised allocation, and any such agreed upon allocation shall become the Final Purchase Price Allocation. If Sellers and Buyers cannot agree upon a revised allocation within thirty (30) days following Sellers’ written notice of any objections to the Draft Purchase Price Allocation, then Buyers shall engage the accounting firm of Ernst & Young LLP, Houston, Texas (and if for any reason it is unwilling or unable to serve, then another independent accounting firm mutually agreed upon by Sellers and Buyers) to resolve such dispute. Such accounting firm shall review the disputed matters and as promptly as practicable deliver to Buyers and Sellers a statement setting forth its determination as to the proper treatment of the matters in dispute, and such determination shall constitute the Final Purchase Price Allocation and shall be final and binding upon Buyers and Sellers without any further right of appeal. All charges of such accounting firm and other expenses directly incurred in making such determination shall be borne by the party against whom the majority of items were determined (based on amounts in dispute). The Final Purchase Price Allocation shall be binding on Sellers and Buyers for Tax purposes and each shall file their Tax Returns, in a manner consistent with such allocation and not take any contrary position in any Tax Return, audit or examination. If, subsequent to the Closing, any change in the consideration within the meaning of Treasury Regulations Sections 1.1060-1(e)(ii)(B), including the Net Working Capital Adjustment and release of the Holdback Shares, Sellers and Buyers shall allocate such change among the assets included in the Purchased Assets in a manner consistent with this Section 2.7(b), including the dispute resolution process contained herein. All Key Shares shall be valued in accordance with Section 7.2(i), and any imputed interest with respect to the Holdback Shares shall be treated as interest and not part of the Purchase Price.
Section 2.8 Certain Costs, Fees and Expenses.
Buyers and Sellers shall each pay and otherwise be responsible for one-half of all filing fees required in connection with filing of the Notification and Report Forms under the HSR Act. Buyers shall pay and otherwise be responsible for any sales, use, transfer, value added (to the extent not creditable), stock, documentary and real property transfer Tax or similar Taxes and all recording and filing fees that may be imposed, assessed against or incurred by either party to this Agreement as a result of the Transaction; provided that the parties to this Agreement shall fully cooperate with each other to minimize the aggregate amounts that would otherwise be payable under this Section 2.8.
Section 2.9 Receipts After Closing.
After the Closing, Sellers may receive funds, proceeds, contributions, refunds, rebates, payments or receipts that are attributable to the Purchased Assets and the Assumed Liabilities and are properly allocable to Buyers under the terms of this Agreement. Sellers agree to remit or cause to be remitted any of the foregoing to Buyers promptly upon receipt. Buyers agree to remit to Sellers promptly upon Buyers’ receipt, any funds, proceeds, contributions, rebates, payments or receipts that are attributable to the Excluded Assets and Excluded Liabilities and are properly allocable to Sellers under the terms of this Agreement. After Closing, Sellers will promptly forward to Buyers any mail or other communications received by Sellers relating to the Purchased Assets or the Assumed Liabilities, and Buyers will promptly forward to Sellers any mail or other communications received by Buyers relating to the Excluded Assets or the Retained Liabilities.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
Sellers, recognizing that Buyers are relying on the contents of this Article III as a material inducement to their execution, delivery and performance of this Agreement, hereby jointly and severally represent and warrant to and covenant and agree with Buyers as follows:
Section 3.1 Organization, Good Standing, Authority and Capitalization.
(a) Incorporation and Good Standing of Sellers. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and in good standing as a foreign limited liability company in each jurisdiction set forth in Section 3.1(a) of the Disclosure Schedule, being the only jurisdictions in which its ownership of properties or the conduct of its business requires such qualification (except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect), and has the limited liability company power and authority necessary to own, lease or license and operate its properties and to conduct the aspects of the Business in which it is engaged as currently conducted.
(b) Organization and Good Standing of LLC Subsidiaries. Each of the LLC Subsidiaries is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization set forth in Section 3.1(b) of the Disclosure Schedule, is duly qualified to do business and in good standing as a foreign limited liability company in each jurisdiction set forth in Section 3.1(b) of the Disclosure Schedule, being the only jurisdictions in which its ownership of properties or the conduct of its business requires such qualification (except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect), and has the limited liability company power and authority necessary to own or hold its properties and to conduct the aspects of the Business in which it is directly engaged.
(c) Formation and Good Standing of LP Subsidiaries. Each of the LP Subsidiaries is a limited partnership duly formed and validly existing and in good standing as a limited partnership under the laws of the state of its formation set forth in Section 3.1(c) of the Disclosure Schedule, is duly qualified to do business and in good standing as a foreign limited partnership in each jurisdiction set forth in Section 3.1(c) of the Disclosure Schedule, being the only jurisdictions in which its ownership of properties or the conduct of its business requires such qualification (except to the extent that the failure to so qualify or be in good standing would not have a Material Adverse Effect), and has the limited partnership power and authority necessary to own, lease or license and operate its properties and to conduct the aspects of the Business in which it is engaged as currently conducted.
(d) No Other Subsidiaries. Except for the Subsidiaries and as otherwise set forth in Section 3.1(d) of the Disclosure Schedule, Sellers do not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, limited liability company, general or limited partnership, joint venture or other person or (ii) control any corporation, limited liability company, general or limited partnership, joint venture or other person.

(e) Authority and Approval. Each Seller has the necessary power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing, to consummate the Transaction and to perform all the terms and conditions of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing to be performed by it. The execution and delivery by Sellers of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing, the performance by Sellers of all the terms and conditions hereof and thereof to be performed by each of them and the consummation of the Transaction have been duly authorized and approved by Sellers. No approval of the members of Sellers is required in connection with the consummation of the Transaction. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, and each of the Ancillary Agreements to which such Seller will be a party at the Closing has been duly authorized and, upon execution and delivery by such Seller, will constitute a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except in each case as such enforcement may be limited by Bankruptcy Exceptions.
(f) Limited Liability Company Agreements. Each limited liability company agreement relating to an LLC Subsidiary (i) has been duly authorized, executed and delivered by each member party thereto and (ii) constitutes a valid and legal binding obligation of each member named therein, enforceable in accordance with its terms, except as such enforcement may be limited by Bankruptcy Exceptions.
(g) Partnership Agreements. Each partnership agreement relating to an LP Subsidiary (i) has been duly authorized, executed and delivered by each general and limited partner party thereto and (ii) constitutes a valid and legal binding obligation of each general and limited partner named therein, enforceable in accordance with its terms, except as such enforcement may be limited by Bankruptcy Exceptions.
(h) Capitalization of Subsidiaries. The authorized and outstanding Equity Interests and Second Tier Equity Interests of each of the Subsidiaries, as the case may be, are set forth in Section 3.1(h) of the Disclosure Schedule. All of the Equity Interests and Second Tier Equity Interests are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were issued free of preemptive rights in compliance with applicable limited liability company, limited partnership and securities laws. There are no outstanding subscriptions, options, convertible securities, warrants, calls or rights of any kind (issued or granted by, or binding upon Sellers or any of the Subsidiaries) to purchase or otherwise acquire any security of or equity interest in any of the Subsidiaries or obligating any of the Subsidiaries to issue, sell or otherwise cause to become outstanding any Equity Securities. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. The Equity Interests constitute all of the Equity Securities in the First Tier Subsidiaries and are owned of record and beneficially solely by OFS ES, free and clear of all Encumbrances, other than Permitted Inchoate Tax Liens and, as of the date hereof, Permitted Encumbrances. At the Closing, OFS ES will have full legal right to sell, assign and transfer the Equity Interests to Key and will, upon the assignment and/or delivery of the Equity Interests to Key pursuant to the terms of this Agreement, transfer to Key good, valid and indefeasible title to the Equity Interests free and clear of all Encumbrances except Permitted Inchoate Tax Liens.

Section 3.2 Absence of Conflicts and Consent Requirements.
Except as set forth in Section 3.2 of the Disclosure Schedule, each Seller’s execution and delivery of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing, the performance of its obligations hereunder and thereunder, and the consummation of the Transaction do not (a) conflict with or violate, the Governing Documents of any member of the Seller Group, (b) violate or, alone or with notice or the passage of time, result in the breach or the termination of, or otherwise give any contracting party the right to terminate, modify, declare a default or declare an acceleration under, the terms of any agreement to which any member of the Seller Group is a party or by which any of its assets may be bound (or result in the imposition of any Encumbrance upon any of its assets), or (c) violate any judgment, order, decree or any law, statute, regulation or other judicial or governmental restriction to which any member of the Seller Group is subject, except in the cases of clauses (b) and (c), for such matters as would not have a Material Adverse Effect. Except for compliance with the HSR Act and as otherwise noted in Section 3.2 of the Disclosure Schedule, there is no requirement applicable to Sellers or any other member of the Seller Group to make any filing with, or to obtain any Permit, authorization, consent or approval of, any Government Authority or any third party, as a condition to the lawful performance by Sellers of their obligations hereunder.
Section 3.3 Environmental Matters.
Except as set forth in Section 3.3 of the Disclosure Schedule:
(a) each Subsidiary and the operations of the Business by the members of the Seller Group complies and have complied with Environmental Law except for any noncompliance that would not have a Material Adverse Effect;
(b) each Subsidiary holds all environmental Permits necessary for its operations as currently conducted, and all such Permits are in effect and each Subsidiary is and has been in compliance with the terms and conditions of such Permits except for any failure to hold or to comply with such a Permit that would not have a Material Adverse Effect;
(c) no member of the Seller Group, or any of its present property or operations, is or has been subject to any written notice or order from or agreement with any person or entity respecting any Claim of Environmental Liability;
(d) no member of the Seller Group is subject to any pending or, to Sellers’ knowledge, threatened judicial or administrative proceeding, or to any notice or order, judgment, decree or settlement, all liabilities and obligations under which have not been fully resolved, in each case alleging or addressing a material violation of or liability under any Environmental Law; and

(e) no member of the Seller Group has received any written notice under applicable Environmental Law that it is or may be liable in any material respect to any person (including any Government Authority) as a result of the Release or threatened Release of a Hazardous Substance.
(f) neither Seller, nor any Subsidiary has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any liability, including any obligation for corrective or Remedial Action, of any other person relating to Environmental Law;
(g) Sellers and the Subsidiaries have furnished to Buyers all material environmental audits and reports, and other material environmental documents relating to their or their predecessors’ or affiliates’ past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control; and
(h) no member of the Seller Group, and to the knowledge of the Sellers no other person, has engaged in any dumping, burial or disposal of solid or liquid hazardous waste or Hazardous Substances on any land now or in the past owned or leased by any Seller or Subsidiary, except in compliance in all material respects with Environmental Law.
This Section 3.3 constitutes the sole and exclusive representation and warranty of Sellers with respect to Environmental Laws, Environmental Matters, Environmental Exposure Claims, Claims of Environmental Liability, and Hazardous Substances and no other provision hereof shall be construed as a representation or warranty relating to such matters.
Section 3.4 Ownership of Assets.
(a) Real Property. Section 3.4(a) of the Disclosure Schedule sets forth a list and legal description of all the Real Property owned by each Subsidiary. Neither Seller owns any Real Property that is used or useful for the Business. Sellers have delivered to the Buyers complete and correct copies of all of the following materials relating to such Real Property, to the extent in Sellers’ possession or control: title insurance policies and commitments; deeds; encumbrance and easement documents and other documents and agreements affecting title to or for operation of such Real Property; surveys; as-built construction plans; construction contracts and warranties; appraisals; structural inspection, soils, environmental assessment and similar reports. Except as set forth on in Section 3.4(a) of the Disclosure Schedule:
(i) each Subsidiary has good and marketable title to the Real Property, free and clear of any Encumbrances, except for Permitted Exceptions and, as of the date hereof, Permitted Encumbrances;
(ii) the use and operation of the Real Property in the operation of the Business does not violate in any material respect any instrument of record or agreement affecting the Real Property;
(iii) the Real Property is in compliance in all material respects with all applicable building, zoning, subdivision and other land use or similar Laws, and the Selling Group has not received any written notice of violation or claimed violations of such Laws;

(iv) the applicable Subsidiary of the Seller Group has obtained all material Permits required to use and operate the Real Property in the manner necessary to conduct the Business by the Seller Group as currently conducted;
(v) no member of the Seller Group is a landlord with respect to any of the Real Property and no party other than a Subsidiary has occupancy or use of any portion of the Real Property;
(vi) immediately following the Closing, no person other than one of the Subsidiaries will have the right to possession and use of the Real Property;
(vii) no member of the Seller Group has any knowledge of any fact or condition which would result in the termination of the current access to or from the Real Property to any presently existing highways, roads, and rights-of-way on or adjoining the Real Property; and
(viii) the Real Property is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.
(b) Leases and Leased Property. Section 3.4(b) of the Disclosure Schedule sets forth a list of all leases and subleases of real property under which a Subsidiary is lessee or sublessee of any real property owned by any other person; and, except as set forth in Section 3.4(b) of the Disclosure Schedule, no Subsidiary has assigned any Lease to any other person. Except as set forth in Section 3.4(b) of the Disclosure Schedule, all Leases are in full force and effect and constitute the legal, valid and binding obligations of the Subsidiaries that are the lessees thereunder and, to the knowledge of Sellers, the other parties thereto. Except as set forth in Section 3.4(b) of the Disclosure Schedule, all rent and other payments due under the Leases have been paid and there are no existing material defaults with respect to any Lease (or events or conditions which, with notice or lapse of time or both, would constitute a material default) of any Subsidiary that is a lessee thereunder. To the knowledge of Sellers, except as set forth in Section 3.4(b) of the Disclosure Schedule, there are no existing material defaults of any of the other parties thereto (or events or conditions which, with notice or lapse of time or both, would constitute a material default). Except as set forth in Section 3.4(b) of the Disclosure Schedule, each Subsidiary that is the lessee thereunder has the right to quiet enjoyment of each Leased Property for the full term of the related Lease, and the leasehold or other interest of the Subsidiary in the Leased Property is not subject or subordinate to any Encumbrance except for Permitted Exceptions and, as of the date hereof, Permitted Encumbrances. Complete and correct copies of all Leases, together with any existing title opinions, surveys and appraisals in the possession of any member of the Seller Group or any policies of title insurance currently in force and in the possession of any member of the Seller Group with respect to each parcel of Leased Property, have heretofore been delivered to Buyers by Sellers.
(c) Condemnation or Other Proceedings. Except as set forth in Section 3.4(c) of the Disclosure Schedule (i) neither the whole nor any part of the Real Property or the Leased Property is subject to any pending suit for condemnation or other taking by any Government Authority and (ii) to the knowledge of Sellers, no such condemnation or other taking is threatened or contemplated. There are no pending, or to the knowledge of Sellers, threatened litigation or administrative actions relating to the Real Property or the Leased Property or other matters adversely affecting the current use of the Real Property or the Leased Property, or the occupancy or value thereof.

(d) Personal Property. Section 3.4(d) of the Disclosure Schedule sets forth a list, dated as of the Pro Forma Unaudited Balance Sheet Date, of all material Equipment and other tangible personal property owned, leased, licensed or used by the members of the Seller Group. Except as set forth in Section 3.4(d) of the Disclosure Schedule, a member of the Seller Group has good title to, or a valid leasehold interest in, or valid rights to use, as the case may be, all Equipment and other items of tangible personal property and all items of intangible property used in the Business including all items reflected on the Pro Forma Unaudited Balance Sheet or acquired after the date thereof, free and clear of any Encumbrances, except for Permitted Exceptions and, as of the date hereof, Permitted Encumbrances. Such Equipment and other items of tangible personal property are structurally sound, in good operating condition (subject to normal wear and tear), and are otherwise of the quality usable in the Ordinary Course.
(e) Sufficiency of Purchased Assets. Except as set forth in Section 3.6 of the Disclosure Schedule with respect to Permits, the Purchased Assets (including the assets and properties of the Subsidiaries) encompass all of the assets and properties (other than the cash component of working capital) necessary for the operation of the Business by the Buyers after the Closing Date, consistent with the operations of the Business by the members of the Seller Group as conducted as of the Pro Forma Unaudited Balance Sheet Date and as currently conducted.
Section 3.5 Litigation.
Except as set forth in Section 3.5 of the Disclosure Schedule and as provided in Section 3.3 with respect to Environmental Matters, Section 3.7(b) with respect to Intellectual Property Claims, Section 3.10 with respect to labor, employment and ERISA matters and Section 3.12 with respect to Tax matters, there is no claim, action, proceeding or investigation, arbitration, audit, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) pending, brought, conducted or heard by or before, or otherwise involving, any Government Authority or arbitrator or, to Sellers’ knowledge, threatened, and there is no outstanding writ, order, decree, injunction, award or judgment (a) against, affecting or relating to any member of the Seller Group, including Workers’ Compensation Claims, (b) that calls into question the authority or right of Sellers to enter into this Agreement and consummate the Transaction, or (c) that would otherwise prevent or delay the Transaction; nor do Sellers know of any valid basis for any such claim, action, proceeding or investigation, arbitration, audit, hearing, litigation or suit.

Section 3.6 Permits and Compliance With Law.
Except as set forth in Section 3.6 of the Disclosure Schedule and except as provided in Section 3.3 of the Disclosure Schedule with respect to Environmental Matters and in Section 3.10 of the Disclosure Schedule with respect to labor and employment matters:
(a) the Subsidiaries hold all material Permits which are necessary to conduct the Business as presently carried on by the members of the Seller Group;
(b) the members of the Seller Group (i) have conducted the Business in compliance in all material respects with all laws, statutes, ordinances, rules, regulations and orders of any Government Authority applicable to the Business or to any of their respective assets (including the Purchased Assets), (ii) have not received notice of any violation of, or any potential liability under, any laws, statutes, ordinances, rules, regulations and orders of any Government Authority applicable to the Business or to any of its assets (including the Purchased Assets), and (iii) are not required to make any material expenditure to achieve or maintain compliance with any such laws, statutes, ordinances, rules, regulations and orders; and
(c) each Subsidiary has fulfilled and performed in all material respects its obligations under each Permit, and (i) no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such material Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such material Permit, or which would materially adversely affect the rights of any member of the Seller Group under any such material Permit, (ii) no written notice of cancellation, of default or of any dispute concerning any material Permit, or of any event, condition or state of facts described in the preceding clause, has been received by Sellers, and (iii) each Permit is valid, subsisting and in full force and effect.
Section 3.7 Intellectual Property Rights.
(a) Schedule. Section 3.7(a) of the Disclosure Schedule sets forth a list of:
(i) all Intellectual Property owned by, licensed to or used by a member of the Seller Group (other than computer software that is generally available to consumers at retail and licensed pursuant to “shrink-wrap,” “click-through” or other similar standard license agreements), including the owner, owner of record if registered or registration has been applied for, registration or application date, registration or application number, and other information sufficient to identify and distinguish it; and
(ii) all material contracts, licenses, assignments, royalty agreements, settlements, judgments and decrees dealing with or affecting the Intellectual Property referred to in clause (i) above, including the parties, effective date, term, statutes, subject and Intellectual Property to which they relate.

(b) Claims, etc. The conduct of the Business by the Seller Group as currently conducted does not infringe upon any Intellectual Property of any other person. Except as set forth in Section 3.7(b) of the Disclosure Schedule, there are no claims, suits, actions or proceedings that are either pending or, to Sellers’ knowledge, threatened and, to Sellers’ knowledge, no basis for any such claims, suits, actions or proceedings, against any member of the Seller Group of infringement, misappropriation or misuse of any Intellectual Property of any other person relating to the Business or the Purchased Assets or challenging any member of the Seller Group’s ownership, right to use, or the validity of any Intellectual Property listed or required to be listed in Section 3.7(a) of the Disclosure Schedule (collectively, “Intellectual Property Claims”). Sellers have no knowledge of any continuing infringement by any other person of any of the Intellectual Property listed or required to be listed in Section 3.7(a) of the Disclosure Schedule.
(c) Validity, etc. Except as set forth in Section 3.7(c) of the Disclosure Schedule, the Intellectual Property owned by the members of the Seller Group is in good standing and, to the knowledge of Sellers, is valid and enforceable. The Intellectual Property owned by or licensed to the Subsidiaries (or that is an Incidental Asset) constitutes all of the Intellectual Property necessary to operate the Business as currently conducted by the Seller Group.
Section 3.8 Computer Hardware and Software.
Section 3.8 of the Disclosure Schedule sets forth a list of all computer equipment, computer programs and documentation, and computer services which are owned or licensed by a member of the Seller Group and are material to the continued operation of the Business in a manner consistent with current operations. The Seller Group has all right, title and interest in and to all intellectual property rights in the computer software and programs owned by the Seller Group, free and clear of all Encumbrances (other than Permitted Exceptions). The use by the Seller Group of its owned and licensed computer software and programs is in compliance in all material respects with the term of any license or other contract between any member of the Seller Group and any third party. The Seller Group is in compliance in all material respects with the terms and conditions of all Contracts in favor of the Seller Group relating to its licensed computer software and programs.
Section 3.9 Material Contracts.
(a) Schedule. Section 3.9(a) of the Disclosure Schedule lists or describes, as of the date of this Agreement, the following Contracts (including leases of personal property, purchase contracts and commitments) to which a member of the Seller Group is a party or by which it is bound (including each amendment, supplement and modification (whether oral or written) in respect of any of the following):
(i) all Contracts (x) involving future obligations on the part of the Subsidiaries (other than those listed on Section 3.10 of the Disclosure Schedule) in an amount which are, individually or in the aggregate, reasonably expected to One Hundred Thousand Dollars ($100,000) and (y) which cannot be cancelled without liability by the applicable Subsidiary on less than 60 days notice and without any liability;
(ii) all Material Leases;
(iii) all notes, bonds, mortgages, security agreements, or other material agreements creating an Encumbrance on the Purchased Assets or whether tangible or intangible, guarantees and other material agreements and instruments for or relating to any lending by any member of the Seller Group to any person other than a member of the Seller Group (other than Sellers) of any amount (exclusive of advances to employees for expenses in the Ordinary Course) or any borrowing (including assumed debt but excluding Excluded Liabilities) by any member of the Seller Group from any person;

(iv) all forms of Contracts used with customers;
(v) all guarantees by any Subsidiary of the obligations of any of its customers, suppliers, officers, directors, employees, affiliates or others;
(vi) all Contracts which limit or restrict where any member of the Seller Group may conduct the Business or the type or line of business in which any member of the Seller Group may engage;
(vii) all joint venture, limited liability company, partnership or other Contracts (however named) involving a sharing of profits, losses, costs or liabilities;
(viii) all Contracts that involve the purchase or sale of any business or person or any unit or product line thereof or any material assets other than in the Ordinary Course;
(ix) any warranty, guaranty or other similar written undertaking with respect to any contractual performance (or standard forms of any of the foregoing used by members of the Seller Group);
(x) all Contracts that involve the indemnification or similar commitment with respect to the obligations or liabilities of any other person;
(xi) all employment, severance or change in control Contracts;
(xii) all Contracts that contain or provide for an express undertaking by any member of the Seller Group to be responsible for consequential damages;
(xiii) any sales, distribution or other similar agreement providing for the sale by any member of the Seller Group of materials, supplies, goods, services, equipment or other assets that provides for, or for which the Sellers reasonably anticipate will generate, aggregate payments to any member of the Seller Group of $100,000 or more per annum; and
(xiv) all other contracts, agreements, commitments, understandings or instruments which are material to the Business.
(b) Validity, etc. Except as set forth in Section 3.9(b) of the Disclosure Schedule, (i) each agreement, together with any amendment, supplement and modification thereto, referred to in Section 3.9(a) (other than clauses (iii), (iv), (ix) and (xii)) and Section 3.7(a) of the Disclosure Schedule (the “Business Agreements”) is valid, binding and enforceable against each member of the Seller Group signatory thereto (a “Signatory Member”) and, to Seller’ knowledge, each other person or party that is signatory thereto or that has or had any obligation or liability thereunder (an “Other Signatory”) in accordance with its terms, subject to Bankruptcy

Exceptions, (ii) each Signatory Member and, to Sellers’ knowledge, each Other Signatory, has fulfilled and performed its material obligations under each of the Business Agreements, (iii) to Sellers’ knowledge, no Other Signatory to any Business Agreement is in material breach or default of the terms of such Business Agreement, (iv) to Sellers’ knowledge, there does not exist under any provision of any Business Agreement, any event that, with the giving of notice or the passage of time or both, would constitute a breach or default thereunder, (v) no event has occurred or circumstance exists under or by virtue of any Business Agreement that (with or without notice or lapse of time) would cause the creation of any material Encumbrance affecting any of the Purchased Assets, and (vi) no Signatory Member has released or waived any of its material rights under any Business Agreement. A copy of each Business Agreement has been made available to Buyers by Sellers.
Section 3.10 Labor and Employment Matters; ERISA.
(a) Labor Matters. Except as set forth in Section 3.10(a) of the Disclosure Schedule:
(i) no member of the Seller Group is a party to any collective bargaining agreement;
(ii) each member of the Seller Group is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, concerted activity, non-discrimination, termination of employment, facility closures and layoffs and notice thereof, hiring of non-United States citizens and the payment and withholding of employment-related Taxes and is not engaged in any material unfair labor or material unfair employment practices;
(iii) there is no unfair labor practice charge or complaint against or involving a member of the Seller Group pending or, to Sellers’ knowledge, threatened in writing before the National Labor Relations Board or any court;
(iv) there is no pending or, to Sellers’ knowledge, threatened labor strike, or other material dispute, slowdown or stoppage pending against a member of the Seller Group;
(v) no union certification or decertification petition has been filed and, to Sellers’ knowledge, no union authorization card campaign has been conducted relating to employees of any member of the Seller Group within the past twelve months;
(vi) no material grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to Sellers’ knowledge, threatened in writing against a member of the Seller Group;
(vii) there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap, disability or veteran status) or violation of unfair labor practices involving a member of the Seller Group pending or, to Sellers’ knowledge, threatened or any events for any of the foregoing that are before or could be brought before the Equal Employment Opportunity Commission or any federal, state or local agency or court;

(viii) there are no pending or, to Sellers’ knowledge, threatened charges, investigations, administrative proceedings or formal complaints of overtime or wage violations or worker classifications involving a member of the Seller Group pending before the Department of Labor or any other federal, state or local agency or court;
(ix) there are no pending or, to Sellers’ knowledge, threatened citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending before the Occupational Safety and Health Administration or any federal, state or local agency or court involving a member of the Seller Group;
(x) no member of the Seller Group has any liability under WARN and no employee terminations or other events have occurred that could result in any WARN liability for any member of the Seller Group or the Buyer and its affiliates, and Sellers have provided to Buyers a true and correct list of (i) all “plants closings” (as defined in WARN) of any member of the Seller Group, if any, for the last six months and (ii) all employees of the Seller Group who were terminated for any reason with the 90-day period immediately preceding the Closing, and the reason for such termination; and
(xi) all employees and independent contractors of the Seller Group have been properly classified as employees or independent contractors under applicable law and no member of the Seller Group is a co-employer with a leasing organization or other Person that is not a Subsidiary.
(b) Sellers’ Benefit Plans. Section 3.10(b) of the Disclosure Schedule sets forth a list of all bonus, savings or thrift, stock bonus, employee stock ownership, stock option, commission or incentive, rabbi trust, deferred compensation, retirement, hospitalization, medical, vision or dental reimbursement, post-retirement medical, sickness, accident, scholarship, day care, prepaid legal services, severance pay, vacation or holiday pay, disability, death benefit, insurance and other welfare, retiree welfare or similar plans, programs, funds, contracts, employment contracts or arrangements providing compensation or benefits, oral or written, including “employee welfare benefit plans” and “employee pension benefit plans” as defined in Sections 3(1) and 3(2), respectively, of ERISA to which a member of the Seller Group or any ERISA Affiliate is a party or by which any of them is bound or pursuant to which it may be liable (directly, contingent or otherwise) at any time (“Sellers’ Benefit Plans”).
(c) Disclosures. Sellers have made available to Buyers, with respect to each of Sellers’ Benefit Plans, copies, where applicable, of (i) all plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) the most recent IRS determination letter, if applicable, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules and actuarial reports, if applicable, as filed, for the most recently completed three plan years, (iv) the summary plan description currently in use and (v) copies of correspondence from the IRS, the Department of Labor or other Government Authority regarding any plan audit or investigation or any intent to conduct a plan audit. Section 3.10(c) of the Disclosure Schedule contains a description of all Sellers’ Benefit Plans that are oral.

(d) IRS Letters. Except as disclosed in Section 3.10(d) of the Disclosure Schedule, each Sellers’ Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a letter from the IRS that such plan is so qualified under the Code, and to the knowledge of the Sellers, there is no circumstance that might cause such plan to cease being so qualified.
(e) Compliance with Laws. Except as set forth in Section 3.10(e) of the Disclosure Schedule, Sellers’ Benefit Plan complies, and has been administered to comply, in all material respects with the Sellers’ Benefit Plan provisions and with all applicable foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any foreign, federal, state or local Government Authority or common law, and neither Sellers nor any other member of the Seller Group have received any written notice from any such Government Authority questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to Sellers’ knowledge, threatened involving such plan or the assets of any such plan.
(f) No Controlled Group Liability. No member of the Seller Group or ERISA Affiliate has or could have any liability, directly, contingent or otherwise under and no Sellers’ Benefit Plan is subject to (or with respect to item (iv) is) for (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) a multiple employee welfare arrangement, a voluntary employee benefits association or a multiple employer plan. No member of the Seller Group or ERISA Affiliate has or could have any liability as a result of the failure to comply with the continuation of coverage requirements of Section 601-609 of ERISA and Section 4980B of the Code (“COBRA”).
(g) Contributions, Claims etc. Except as set forth in Section 3.10(g) of the Disclosure Schedule, all contributions, premium payments and other payments required to be made in connection with Sellers’ Benefit Plans have been timely made. There are no pending or, to Sellers’ knowledge, threatened claims or liabilities (other than in the Ordinary Course for claims and benefits) respecting any Sellers’ Benefit Plans and no events or circumstances exist that could result in any such claims or liabilities. Any liabilities which exist with respect to any Sellers’ Benefit Plan have been properly reflected in the Pro Forma Unaudited Balance Sheet.
(h) Penalties or Taxes. No member of the Seller Group or any ERISA Affiliate or, to the knowledge of Sellers, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any Sellers’ Benefit Plan which could reasonably be expected to subject the plan (or its related trust) or any member of the Seller Group or any ERISA Affiliate or any officer, director or employee of any of the foregoing to the penalty or tax under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code.
(i) Foreign Plans. No Sellers’ Benefit Plan is subject to any laws of any foreign jurisdiction.

(j) No Additional Plans. Except as contemplated by this Agreement or as set forth in Section 3.10(j) of the Disclosure Schedule, no member of the Seller Group or ERISA Affiliate has obligations under any of Sellers’ Benefit Plans or made any commitment, whether formal or informal, (i) to create any additional benefit plan or to amend or modify any benefit plan other than to comply with the requirements of applicable law or (ii) to provide health, life insurance or dental benefits to or in respect of former employees of any member of the Seller Group, except as specifically required by the continuation requirements of COBRA or similar state law.
(k) Loans to Employees. Section 3.10(k) of the Disclosure Schedule sets forth a list of all loans and advances made by any member of the Seller Group to any employee of a member of the Seller Group, including travel allowances, relocation advances, and bridge or swing loans made in connection with relocations.
(l) Multiemployer Plans. No member of the Seller Group or ERISA Affiliate has ever been required to contribute or has or could have any liability (direct, contingent or otherwise) with respect to any Multiemployer Plan. No Sellers’ Benefit Plan is a Multiemployer Plan.
(m) Employees of Sellers. Except as set forth in Section 3.10(m) of the Disclosure Schedule, Sellers have no employees or independent contractors who are not also employees or independent contractors of a Subsidiary.
(n) Deductibility of Payments. Except pursuant to Sellers’ Benefit Plans or as set forth on Section 3.10(n) of the Disclosure Schedule, no current or former employee, director or independent contractor will become entitled to any change in control payment, or any bonus, retirement, severance, job security or similar benefit or any accelerated or enhanced payment or benefit (including any accelerated vesting of any equity-based compensation awards) in connection with the Transaction either alone or with additional subsequent events. Except as set forth in Section 3.10(n) of the Disclosure Schedule, there is no Contract, plan, Sellers’ Benefit Plan, or arrangement covering any employee or former employee of any member of the Seller Group (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by any member of the Seller Group of any amount that is not deductible by such member of the Seller Group under Section 162(a)(1), 404 or 419 of the Code, whichever is applicable. No Contract, plan, Sellers’ Benefit Plan or arrangement covering any employee or former employee of the Seller Group provides for an “excess parachute payment” pursuant to Section 280G of the Code (individually or collectively) in connection with the Transaction or otherwise.
(o) Code Section 409A. Except as set forth in Section 3.10(o) of the Disclosure Schedule, no payment or benefit provided or to be provided under the Sellers’ Benefit Plans to or for the benefit of a “service provider” (within the meaning of Section 409A of the Code) will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the Transaction (either alone or upon the occurrence of any additional or subsequent events) or otherwise. Each of the Sellers’ Benefit Plans that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code.

(p) Section 3.10(p) of the Disclosure Schedule lists all Sellers’ Benefit Plans that are sponsored and maintained solely by one or more of the Subsidiaries.
(q) There has been no termination of a Sellers’ Benefit Plan for which all plan assets have not been distributed or for which any member of the Seller Group or an ERISA Affiliate has or could have any outstanding liability (contingent or otherwise) including any plan intended to be tax qualified under Section 401(a) or 501(a) of the Code that was sponsored, maintained or to which any member of the Seller Group or an ERISA Affiliate has or could have any liability.
Section 3.11 Brokers, Finders, etc.
Except for the services of Simmons, the fees and expenses of which will be paid by OFS ES, no member of the Seller Group nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or other similar obligations in connection with the Transaction.
Section 3.12 Taxes.
Except as set forth in Section 3.12 of the Disclosure Schedule:
(a) Tax Returns and Taxes. On or before the Closing Date, each member of the Seller Group (i) has timely filed or will timely file with the appropriate Tax Authorities all material Tax Returns required to be filed by it (taking into account any extension of time granted to file such Tax Returns), (ii) all such Tax Returns were accurate and complete in all material respects, and (iii) has paid or will pay all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable. Section 3.12(a) of the Disclosure Schedule lists all extensions of time to file any Tax Return of any Subsidiary.
(b) Extension of Time. There are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any member of the Seller Group with respect to the Business for any Taxable Period.
(c) Actions. There is no action, suit, proceeding, investigation, audit, claim or assessment pending or, to the knowledge of Sellers, proposed or threatened with respect to Taxes with respect to the Business, and, to Sellers’ knowledge, no basis exists therefore.
(d) Collection of Taxes. All Taxes which any member of the Seller Group has been required to collect or withhold have been timely collected and withheld, and either timely paid to the proper Tax Authority, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business.
(e) Status of Assets. None of the assets or properties held by members of the Seller Group is subject to any lien arising in connection with any failure or alleged failure to pay any Tax.

(f) Entity Classification. Each Subsidiary and its predecessors has always been treated, and will be treated as of the Closing, as a disregarded entity for U.S. federal income tax purposes and no member of the Seller Group has made an election or has taken any action that would cause a Subsidiary to be treated as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulation section 301.7701-3, and the appropriate members of the Seller Group have filed and will file all federal income Tax Returns and relevant state income Tax Returns in a manner consistent with the disregarded status of each Subsidiary.
(g) Reserves for Taxes. The unpaid Taxes of each Subsidiary attributable to the Pre-Closing Tax Period will not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Pro Forma Unaudited Balance Sheet in accordance with GAAP.
(h) No claim has ever been made by a Government Authority in a jurisdiction where a member of the Seller Group does not file Tax Returns that a member of the Seller Group is or may be subject to taxation by that jurisdiction.
(i) No adjustment for any Taxes has been formally proposed, asserted or assessed against any member of the Seller Group that has not been resolved, or, to Sellers’ knowledge, proposed informally or threatened, by any Taxing Authority.
(j) No member of the Seller Group is a party to or bound by any Tax allocation or Tax-Sharing Agreement and has no contractual obligation to indemnify any other person with respect to Taxes.
(k) No assets of any Subsidiary are “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code.
(l) No member of the Seller Group has participated in any listed transaction required to be disclosed under Section 1.6011-4 of the Treasury Regulations.
(m) No member of the Seller Group has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Tax Authority, including any IRS private letter rulings or comparable rulings of any Tax Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any law that would be binding on them in any taxable period (or portion thereof) beginning after the Closing.
(n) No power of attorney with respect to Tax that is currently in force has been granted with respect to any matter that could affect any Subsidiary.
(o) Tax Status. No Seller or any affiliate of a Seller owns, directly or indirectly, any Equity Interests of Key within the meaning of Code Section 197(f)(9)(C).
Section 3.13 No Preemptive Rights.
There are no preferential purchase rights or rights of first refusal in third parties with respect to the Equity Interests or any of the other Purchased Assets.

Section 3.14 Transactions With Affiliates.
Section 3.14 of the Disclosure Schedule sets forth a list of all of the Contracts and Leases between a member of the Seller Group, on the one hand, and any of either Seller’s officers, directors, members, employees or any affiliates of such persons, on the other hand. All of such Contracts and Leases are on terms and conditions which are usual and customary and which are no less favorable to the member of the Seller Group than those available from independent third parties, except as set forth in Section 3.14 of the Disclosure Schedule.
Section 3.15 Financial Statements.
(a) Financial Statements Delivered. Section 3.15(a) of the Disclosure Schedule contains true and complete copies of the following financial statements and any detailed audit reports, management letters or recommendations submitted to the board of directors of any member of the Seller Group by independent accountants in connection with the accounts or books of any member of the Seller Group or audit of any of them:
(i) the audited consolidated balance sheet of OFS ES as of December 31, 2009, and the audited consolidated statements of income, partners’ equity and cash flows of OFS ES for the year ended December 31, 2009, and the report of UHY LLP, independent auditors thereon;
(ii) the audited consolidated balance sheets of Davis Energy Services, LLC and its subsidiaries as of December 31, 2007 and 2008, and the audited consolidated statements of income, partners’ equity and cash flows of Davis Energy Services, LLC for the years ended December 31, 2007 and 2008, and the report of UHY LLP, independent auditors thereon;
(iii) the audited consolidated balance sheets of Swan Energy Services, LLC and its subsidiaries as of December 31, 2007 and 2008, and the audited consolidated statements of income, partners’ equity and cash flows of Swan Energy Services, LLC for the years ended December 31, 2007 and 2008, and the report of UHY LLP, independent auditors thereon;
(iv) the audited consolidated balance sheet of QCP Energy Services, LLC as of December 31, 2008, and the audited consolidated statements of income, partners’ equity and cash flows of QCP Energy Services, LLC for the year ended December 31, 2008, and the report of UHY LLP, independent auditors thereon (collectively, the financial statements referred to in clauses (i) through (iv), the “Audited Financial Statements”);
(v) the Pro Forma Unaudited Balance Sheet.
(b) Compliance with Generally Accepted Accounting Principles. The audited and unaudited consolidated financial statements referred to in Section 3.15(a) (taken together and including the related schedules and/or notes thereto) have been derived from the books and records of the respective business unit, are true, complete and correct and fairly present in all material respects the financial results and position of the respective business units, all in conformity with Generally Accepted Accounting Principles applied on a consistent basis (except as otherwise stated therein or in the schedules and/or notes thereto and except in the case of the Pro Forma Unaudited Balance Sheet, for the absence of footnote disclosures, the absence of cash flow statements and the absence of normal nonrecurring year-end adjustments that are not, individually or in the aggregate, material in amount) throughout the periods involved. The books and records of the respective business units have been maintained in accordance with good business and bookkeeping practices.

Section 3.16 Absence of Changes.
(a) No Material Adverse Effect. Except as otherwise set forth in Section 3.16(a) of the Disclosure Schedule, since the Pro Forma Unaudited Balance Sheet Date no Material Adverse Effect has occurred.
(b) Ordinary Course. Except as set forth in Section 3.16(b) of the Disclosure Schedule or as contemplated by this Agreement, since the Pro Forma Unaudited Balance Sheet Date the members of the Seller Group have conducted the Business only in the Ordinary Course. Without limiting the generality of the foregoing, since the Pro Forma Unaudited Balance Sheet Date, except as set forth in the Disclosure Schedule, no member of the Seller Group has:
(i) sold, leased (as lessor), transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Pro Forma Unaudited Balance Sheet Date or any assets acquired by a member of the Seller Group after the Pro Forma Unaudited Balance Sheet Date, except for personal property sold or otherwise disposed of for fair value in the Ordinary Course and except for Permitted Exceptions and Permitted Encumbrances;
(ii) cancelled any Indebtedness owed to or claims held by any member of the Seller Group and included in the Purchased Assets (including the settlement of any claims or litigation) other than in the Ordinary Course;
(iii) accelerated or delayed collection of Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course;
(iv) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course;
(v) instituted any increase in any compensation payable to any of its employees or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to any of its employees, other than increases made in accordance with normal compensation practices consistent with past compensation practices;
(vi) made any change in the accounting methods and practices used by the members of the Seller Group or in any depreciation, amortization or inventory valuation policies or rates used or adopted by members of the Seller Group from those applied in the preparation of the Pro Forma Unaudited Balance Sheet Date;

(vii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that (x) is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, (y) reflects or reports a matter that is not more likely than not to be sustained and (z) would reasonably be expected to have a material adverse effect on Buyers’ tax liability, under applicable law or under this Agreement, for any period after the Closing Date;
(viii) lost or experienced a material change in the relationship with or made any material change in collection policies or payment terms applicable to any material distributor or supplier or received an indication by any customer or supplier of an intention to discontinue or change the terms of its relationship;
(ix) suffered any material damage, destruction or loss adversely affecting its material assets;
(x) entered into any other Contract or transaction pertaining to the Business other than in the Ordinary Course;
(xi) changed its authorized or issued Equity Securities, granted any option or right to purchase any such Equity Securities or issued any security convertible into such Equity Securities;
(xii) amended or authorized any amendment to its Governing Documents; or
(xiii) agreed to do any of the things described in the preceding clauses (i) through (xii) except as contemplated in this Agreement.
Section 3.17 No Undisclosed Liabilities.
Except as set forth in Section 3.17 of the Disclosure Schedule, no member of the Seller Group is subject to any liability (including known unasserted claims), whether absolute, contingent, accrued or otherwise, which is not shown or reserved for in the Pro Forma Unaudited Balance Sheet, other than liabilities of the same nature as those set forth in the Pro Forma Unaudited Balance Sheet and the notes thereto and incurred in the Ordinary Course after the Pro Forma Unaudited Balance Sheet Date (and which did not result from, arise out of, relate to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
Section 3.18 Utilities.
Except as set forth in Section 3.18 of the Disclosure Schedule, each site comprising either Real Property or Leased Property has adequate Utilities of a capacity and condition to serve adequately such Real Property or Leased Property (with due regard for the use to which such Real Property is presently being put), all of which are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the Real Property or Leased Property. No member of the Seller Group has received any written notice of any termination or material impairment of any such utilities.

Section 3.19 Government Contracts.
Section 3.19 of the Disclosure Schedule sets forth a list of each Government Contract. Except as set forth in Section 3.19 of the Disclosure Schedule:
(a) (i) each member of the Seller Group signatory to any Government Contract has fulfilled and performed its material obligations under each such Government Contract, (ii) to Sellers’ knowledge, there does not exist under any provision of any Government Contract, any event that, with the giving of notice or the passage of time or both, would constitute a breach or default thereunder, (iii) no event has occurred or circumstance exists under or by virtue of any Government Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Purchased Assets, and (vi) no member of the Seller Group signatory to any Government Contract has released or waived any of its material rights under any Government Contract;
(b) no member of the Seller Group and, to Sellers’ knowledge, no employee or agent of a member of the Seller Group, has committed any violation of law or regulation which would reasonably be expected to make any member of the Seller Group or either Buyer subject to suspension, debarment or ineligibility to perform any Government Contract or, to Sellers’ knowledge, is under investigation for any such matter;
(c) no member of the Seller Group and, to Sellers’ knowledge, no employee or agent of a member of the Seller Group, has been determined to be a non-responsible bidder or offeror, or otherwise ineligible to perform in connection with any bid or proposal on any Government Contract; and
(d) no member of the Seller Group and, to Sellers’ knowledge, no employee or agent of a member of the Seller Group has been suspended, debarred or otherwise determined to be ineligible for any agreement with any federal, state or local Government Authority.
Section 3.20 Insurance, Surety Bonds and Letters of Credit.
Section 3.20 of the Disclosure Schedule sets forth a list and brief description (including (a) the name, address, and telephone number of the agent, (b) the name of the insurer, the name of the policyholder, and the name of each covered insured, (c) the policy number and the period of coverage and (d) nature of coverage, limits, deductibles, premiums and loss experience between April 30, 2008 and the Pro Forma Unaudited Balance Sheet Date with respect to each type of coverage) of all policies of insurance and surety bonds (i) maintained, owned or held by or on behalf of any member of the Seller Group on the date of this Agreement with respect to the Business, (ii) to which any member of the Seller Group has been a party, a named insured, or otherwise the beneficiary of coverage with respect to the Business at any time since January 1, 2008, (iii) to which any Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage with respect to the Business at any time prior to January 1, 2008 and (A) for which a claim is currently pending or (B) are known to Sellers. All premiums due and payable under all such insurance policies and surety bonds have been paid and each member of the Seller Group that is covered thereby has complied with each of such insurance policies and surety bonds in all material respects and has not failed to give any material notice or present any material claim thereunder in a due and timely manner. There is no claim by any member of the Seller Group in an amount in excess of $150,000 pending under any of such insurance policies or surety bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as set forth in Section 3.20 of the Disclosure Schedule, such insurance policies or surety bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect and enforceable in accordance with their terms, except in each case as such enforcement may be limited by Bankruptcy Exceptions. Sellers have made available to Buyers copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the assets comprising the Business. Section 3.20 of the Disclosure Schedule also sets forth a list of all letters of credit issued on behalf of any member of the Seller Group, including the amounts and beneficiaries thereof.

Section 3.21 Customers and Suppliers.
Section 3.21 of the Disclosure Schedule sets forth (a) a list of names and addresses of the ten largest customers of and the ten largest suppliers to (measured by dollar volume of purchases or sales in each case) each First Tier Subsidiary (determined on a consolidated basis with respect to its respective Second Tier Subsidiaries), and the percentage of the sales or purchases which each such customer or supplier represents or represented during each of the three years in the period ended December 31, 2007, 2008 and 2009 and the period January 1, 2010 through the Pro Forma Unaudited Balance Sheet Date, and (b) copies of the forms of purchase orders for supplies and sales contracts used by each member of the Seller Group. Except as set forth in Section 3.21 of the Disclosure Schedule, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of a member of the Seller Group with any customer or group of customers listed in Section 3.21 of the Disclosure Schedule, or whose purchases individually or in the aggregate are material to the operations of the Business, or with any supplier or group of suppliers listed in Section 3.21 of the Disclosure Schedule, or whose sales individually or in the aggregate are material to the operations of the Business.
Section 3.22 Inventory.
Except as set forth in Section 3.22 of the Disclosure Schedule, all inventories reflected on the Pro Forma Unaudited Balance Sheet Date (net of any applicable reserves set forth on the Pro Forma Unaudited Balance Sheet Date) and all inventories which have been acquired or produced since the Pro Forma Unaudited Balance Sheet Date (net of any additional applicable reserves established since such date in the Ordinary Course) are in good condition, conform in all material respects with the applicable specifications and warranties of the Seller Group, are not obsolete, and are usable and salable in the Ordinary Course. The values at which such inventories are carried are consistent with the past accounting policies of the members of the Seller Group.
Section 3.23 Accounts Receivable.
Except as set forth in Section 3.23 of the Disclosure Schedule, all of the Accounts Receivable reflected on the Pro Forma Unaudited Balance Sheet (net of any applicable reserves set forth on the Pro Forma Unaudited Balance Sheet) and all Accounts Receivable which have arisen since the Pro Forma Unaudited Balance Sheet Date (net of any additional applicable reserves established since such date in the Ordinary Course) are valid, enforceable and collectible claims, and the goods and services sold and delivered which gave rise to such Accounts Receivable were sold and delivered in the Ordinary Course. Except as set forth in Section 3.23 of the Disclosure Schedule, such Accounts Receivable are subject to no defenses, offsets or recoveries in whole or in part by the persons whose purchase gave rise to such Accounts Receivable or by third parties and are fully collectible within 90 days of the invoice date of each such Account Receivable without resort to legal proceedings, except to the extent of the amount of the reserve for doubtful accounts reflected on the Closing Balance Sheet.

Section 3.24 Bank Accounts.
Section 3.24 of the Disclosure Schedule sets forth a list of all bank accounts maintained by the Subsidiaries and the name of each person authorized to draw checks on such accounts.
Section 3.25 Minute Books.
The minute books of Sellers and the Subsidiaries that have been made available to Buyers for review constitute all of the minute books of Sellers and the Subsidiaries and contain a complete and accurate record of all actions of the directors and members (and any committees thereof), as the case may be, of Sellers and the Subsidiaries.
Section 3.26 Powers of Attorney.
Section 3.26 of the Disclosure Schedule sets forth a list of all powers of attorney that have been granted by members of the Seller Group, all of which are revocable by the party signatory thereto without any penalty upon the giving of notice of such revocation to the agent or attorney-in-fact.
Section 3.27 SWDs.
Section 3.27 of the Disclosure Schedule sets forth a list of all SWDs. Except as set forth in Section 3.27 of the Disclosure Schedule, (i) the Subsidiaries have obtained all Permits necessary to operate the SWDs, all such Permits are in full force and effect, and each SWD operates and has operated since January 1, 2007 and, to the knowledge of Sellers, prior to January 1, 2007, in compliance with the terms of its respective Permit(s), (ii) each SWD well operates at or within the pressures and volumes, and is fully capable of discharging saltwater at the depths, in each case, as stated in its respective Permit issued by the RRC, (iii) the wellbore, casing of the well, tanks, pipelines, electrical equipment and pumps of each SWD are structurally sound, in good operating condition (subject to normal wear and tear), and are otherwise of the quality usable in the Ordinary Course, (iv) each Subsidiary that owns or operates an SWD has made all such submissions to the RRC as may be required to perform its operations within the jurisdiction of the RRC, (v) all filings with and submissions made to the RRC and other regulatory authorities, including all information contained therein, are true, correct and complete in all material respects, (vi) each SWD injection well is and in the past has been used only for the disposal of non-hazardous oilfield waste or saltwater and (vii) except for the ten (10) SWDs listed in Section 3.27 of the Disclosure Schedule, there are no other wells located on any Leased Property or Real Property which have not been plugged and abandoned in accordance with all applicable laws and regulations, and all such plugged and abandoned wells, if any, are listed in Section 3.27 of the Disclosure Schedule.

Section 3.28 Service Warranties.
Except as disclosed in Section 3.28 of the Disclosure Schedule, all of the services of each Subsidiary have been performed in a good and workmanlike manner in accordance with good oilfield practices in all material respects, and there are no claims pending or, to the knowledge of Seller Group, threatened, against the Seller Group alleging, asserting or based upon or relating to defective work or with respect to any express or implied warranty, which is not fully covered by insurance.
Section 3.29 Investment Representations.
(a) OFS ES is acquiring the Key Shares to be received by it pursuant to this Agreement for investment for its own account and not with a view to participating directly or indirectly in any resale, distribution or underwriting thereof in violation of the Securities Act, or applicable state securities laws, and OFS ES will not offer or sell the Key Shares received pursuant to this Agreement in violation of the Securities Act or applicable state securities laws. OFS ES understands that the Key Shares received pursuant to this Agreement have not been registered under the Securities Act or under applicable state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and may not be sold, transferred, assigned, pledged or otherwise transferred or disposed of unless there is an effective registration statement under the Securities Act covering such securities and the securities have been qualified or registered under applicable state securities laws or an exemption from the registration requirements of the Securities Act and such laws is available. OFS ES also understands that certificates representing such shares shall bear an appropriate legend regarding the restrictions on transfer and Key shall order any transfer agent it may appoint to stop the transfer thereof absent compliance with such restrictions.
(b) OFS ES is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. OFS ES (i) acknowledges that Key has made available to OFS ES a copy of the Key SEC Filings and Key’s 2009 Annual Report to Stockholders, (ii) acknowledges that Key has made available to OFS ES copies of any exhibits to the Key SEC Filings and (iii) acknowledges that it has been provided an opportunity to ask questions and receive answers from Key concerning the terms and conditions of the offering of the Key Shares and to obtain any additional information which Key possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of any information furnished with said offering. OFS ES acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Key Shares. OFS ES has not received any general solicitation or general advertisement in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements to which OFS ES is a party or any investment in Key.

Section 3.30 Sellers’ Reliance.
Sellers acknowledge that except for the representation and warranties contained in this Agreement or any Ancillary Agreement, neither the Buyers nor any other person has made, and Sellers have not relied on, any other express or implied representation or warranty by or on behalf of the Buyers.
Section 3.31 Disclosure.
None of (a) the information contained in the Disclosure Schedule, (b) any other written information furnished to Buyers by Sellers under this Agreement, or (c) the representations and warranties of Sellers contained in this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were or are made, not false or misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYERS
Buyers, recognizing that Sellers are relying on the contents of this Article IV as a material inducement to its execution, delivery and performance of this Agreement, hereby represents and warrants to and covenants and agrees with Sellers as follows:
Section 4.1 Organization and Authority.
Key is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the corporate power and authority to conduct its business as now conducted and to own its assets. Key Texas is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has the limited liability company power and authority to conduct its business as now conducted and to own its assets. Each Buyer has the necessary power to enter into and perform its obligations pursuant to this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing. This Agreement has been duly authorized, executed and delivered by each Buyer and constitutes the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, and each of the Ancillary Agreements to which such Buyer will be a party at the Closing has been duly authorized and upon execution and delivery by such Buyer will constitute a legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, except, in each case, as such enforcement may be limited by Bankruptcy Exceptions.
Section 4.2 Absence of Conflicts and Consent Requirements.
Each Buyer’s execution and delivery of this Agreement, and the performance of its respective obligations hereunder, do not (a) conflict with or violate such Buyer’s Governing Documents, (b) violate or, alone or with notice or passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate or declare a default or declare an acceleration under, the terms of any material written agreement to which such Buyer is a party or by which such Buyer or its assets are bound, or (c) violate any judgment, order, decree or, to the knowledge of such Buyer, any material law, statute, regulation or other judicial or governmental restriction to which such Buyer is subject, except in the cases of clauses (b) and (c), for such matters as would not have a Buyer Material Adverse Effect. Except for compliance with the HSR Act, the applicable requirements, if any, of the Securities Act, the Exchange Act or any applicable state securities laws and the rules of the New York Stock Exchange, there is no requirement applicable to Buyers to make any filing with, or to obtain any permit, authorization, consent or approval of, any Government Authority or any third party as a condition to the lawful performance by Buyers of their obligations hereunder.

Section 4.3 Litigation Affecting Buyers.
There is no claim, action, proceeding or investigation pending or, to the knowledge of Buyers, threatened, nor is there outstanding any writ, order, decree or injunction that (a) calls into question either Buyer’s authority or right to enter into this Agreement and consummate the Transaction, or (b) would otherwise prevent or delay the Transaction.
Section 4.4 Equity Interests.
Key is acquiring the Equity Interests for its own account (or the account of one or more of its affiliates) for investment and not with a view to the distribution thereof in violation of the provisions of applicable federal and state securities law.
Section 4.5 Fees.
Except for the services of Tudor, Pickering, Holt & Co. Securities, Inc., the fees and expenses of which will be paid by Key, neither Key nor any of its affiliates, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finder’s fees in connection with the Transaction.
Section 4.6 Available Funds.
Buyers have sufficient cash, available lines of credit or other sources of available funds to enable it to make payment of all amounts to be paid by them hereunder and all of their fees and expenses in order to consummate the transactions contemplated by this Agreement.

Section 4.7 Capitalization.
(a) The authorized capital stock of Key consists of 200,000,000 shares of Key Common Stock. As of close of business June 30, 2010 (the “Capitalization Date”), (i) 125,637,523 shares of Key Common Stock were issued and outstanding, (ii) 3,286,212 shares of Key Common Stock were subject to outstanding options issued pursuant to stock option plans of Key and at least a like number of shares of Key Common Stock were reserved for issuance in respect of such options, (iii) 174,000 shares of Key Common Stock were subject to warrants to purchase shares of Key Common Stock and at least a like number of shares of Key Common Stock were reserved for issuance for issuance in respect of such warrants and (iv) 404,634 Key SARs were outstanding. Between the Capitalization Date and the date hereof, there have been no issuances of shares of Key Common Stock, other than issuances pursuant to options or warrants outstanding and issuances of shares of restricted stock awards under Key’s equity incentive compensation plans. Except as set forth above and except as disclosed in the Key SEC Filings, as of the date hereof (A) there are no shares of capital stock of Key authorized, issued or outstanding, (B) there are no outstanding Equity Securities (x) obligating Key to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in Key or securities convertible into or exchangeable for such shares or equity interests, (y) giving any person a right to subscribe for or acquire any such capital stock or other equity interest of Key or (z) obligating Key to grant, extend or enter into any such capital stock or other equity interest of Key, and (C) there are no agreements, arrangements or commitments to repurchase, redeem or otherwise acquire any capital stock of Key.
(b) Except as set forth in the Key SEC Filings and except for the Non-Wholly Owned Buyer Subsidiaries, all of the outstanding capital stock of Key’s subsidiaries is owned by Key, directly or indirectly, free and clear of any lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law), except for such failures that would not have a Buyer Material Adverse Effect.
Section 4.8 Valid Shares.
The Key Shares, when delivered to OFS ES pursuant to this Agreement, will have been duly and validly authorized and issued, will be fully paid and nonassessable, free and clear of all Encumbrances (other than restrictions under the Securities Act, the rules and regulations thereunder and state securities laws) and will not have been issued or sold in violation of the preemptive rights of any person or applicable federal or state securities laws.
Section 4.9 Compliance with Applicable Laws.
Except as and to the extent disclosed by Key in the Key SEC Filings, the businesses of Key and its subsidiaries are not being conducted in violation of any applicable law except for violations that would not have a Buyer Material Adverse Effect.

Section 4.10 Securities and Exchange Commission Filings.
Key has made available to OFS ES true and complete copies (excluding exhibits) of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as filed with the SEC, (c) Current Reports on Form 8-K, as filed with the SEC subsequent to December 31, 2009 and prior to the date hereof, and (d) proxy statements relating to all meetings of its stockholders (whether annual or special) since December 31, 2009 (collectively, the “Key SEC Filings”). Key has filed with the SEC all reports required to be filed by Key after December 31, 2009 pursuant to Section 13(a) of the Exchange Act. Each Key SEC Filing at the time of its filing with the SEC conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and none of the Key SEC Filings at the time of its filing contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Key included in the Key SEC Filings complied as to form in all material respects with published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-Q or Form 8-K under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Key and its consolidated subsidiaries as of the respective dates hereof and the consolidated results of Key’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year end audit adjustments). As of the date hereof, Key is not an ineligible issuer and is a well-known seasoned issuer, in each case, as defined in Rule 405 under the Securities Act.
Section 4.11 No Material Adverse Change.
(a) Except as set forth in or contemplated by the Key SEC Filings filed with the SEC as of the date hereof or as otherwise disclosed in writing to Sellers, since December 31, 2009, there has been no occurrence, event, or circumstance that would have a Buyer Material Adverse Effect.
(b) Key (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on the most recent evaluations of internal control over financial reporting by its chief executive officer and its chief financial officer, to Key’s outside auditors and the audit committee of the Key Board (A) any significant deficiencies or material weaknesses (as such terms are defined in the Public Company Accounting Oversight Board’s Auditing Standard No. 2 or No. 5, as applicable) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Key’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees of Key who have a significant role in Key’s internal control over financial reporting. Key has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.
Section 4.12 Buyers’ Reliance.
Buyers acknowledge that except for the representation and warranties contained in this Agreement or any Ancillary Agreement, neither the Sellers nor any other person has made, and Buyers have not relied on, any other express or implied representation or warranty by or on behalf of the Sellers.

ARTICLE V
COVENANTS OF SELLERS AND BUYERS
Section 5.1 Investigation of Business; Access to Properties and Records; Notification of Certain Matters.
(a) Subject to restrictions contained in confidentiality agreements to which any member of the Seller Group is subject with respect to any information relating to any third party (in which case Sellers shall use their commercially reasonable efforts to make reasonable and appropriate substitute disclosure arrangements), prior to the Closing or termination of this Agreement, Sellers agree to give to Buyers and their legal counsel, accountants, lenders, investment bankers and their representatives, upon reasonable prior notice, reasonable access during normal business hours to the properties and Business Records of the members of the Seller Group (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with any environmental assessment), and shall permit them to consult with management employees of the members of the Seller Group, to allow Buyers a full opportunity to make such investigations as are reasonably necessary to analyze the affairs of the members of the Seller Group and shall furnish to Buyers or their authorized representatives such additional information concerning the assets of the members of the Seller Group as shall be reasonably requested, including all such information as shall be reasonably necessary to enable Buyers or their representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Sellers contained in this Agreement have been complied with and to determine whether the conditions set forth in Article VI have been satisfied. No investigation made by Buyers or their representatives pursuant to this Section 5.1(a) shall affect the representations and warranties of Sellers pursuant to this Agreement. Any information provided to or obtained by Buyers or their representatives pursuant to this Agreement shall be held by Buyers or their representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement.
(b) Subject to restrictions contained in confidentiality agreements to which Buyers are subject with respect to any information relating to any third party, prior to the Closing or termination of this Agreement, Buyers agree to give to Sellers and their legal counsel, accountants, lenders, investment bankers and their representatives, upon reasonable prior notice, reasonable access during normal business hours to the properties and Business Records of the Buyers (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with any environmental assessment), and shall permit them to consult with management employees of Key, to allow Sellers a full opportunity to make such investigations as are reasonably necessary to analyze the affairs of the Buyers and shall furnish to Sellers or their authorized representatives such additional information concerning the assets of the Buyers as shall be reasonably requested, including all such information as shall be reasonably necessary to enable Sellers or their representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Buyers contained in this Agreement have been complied with and to determine whether the conditions set forth in Article VI have been satisfied. No investigation made by Sellers or their representatives pursuant to this Section 5.1(b) shall affect the representations and warranties of Buyers pursuant to this Agreement. Any information provided to or obtained by Sellers or their representatives pursuant to this Agreement shall be held by Sellers and their representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement.

(c) Between the date hereof and the Closing Date, (i) Sellers shall give prompt notice to Buyers of (A) any notice or other communication (other than routine notices or communications in the Ordinary Course) from any Government Authority with respect to consummation of the Transactions, or (B) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions, and (ii) Buyers shall give prompt notice to Sellers of (A) any notice or other communication (other than routine notices or communications) from any Governmental Authority with respect to consummation of the Transaction, and (B) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transaction.
(d) Buyers and their respective representatives have previously conducted, in relation to the Real Property and the Leased Property (collectively, the “Transferred Real Property”), Phase I Environmental Site Assessments (a “Phase I ESA”), and have provided each Phase I ESA to Sellers. From the date hereof through the Closing, Buyers shall have the right to conduct, in relation to the Transferred Real Property, environmental investigations and other sampling (including subsurface investigations and other sampling) to be proposed on a site-by-site basis and SWD testing (“Site Assessment”) using reputable professionals previously approved by Sellers, provided that such approval shall not be unreasonably withheld or delayed by Sellers.
(i) All Site Assessments of the Transferred Real Property by Buyers and their respective representatives shall, if requested by Sellers, be conducted in the presence of a representative of Sellers, and shall be conducted at Buyers’ sole cost and expense. Buyers shall indemnify, defend and hold harmless Sellers from and against all costs, loss, damage, liability and expense, including reasonable attorneys’ fees, relating to or arising from the activities conducted by Buyers or their respective representatives pursuant to this Section 5.1(d);
(ii) Buyers shall not conduct any Site Assessment at any Transferred Real Property prior to providing Sellers with a written description of the proposed environmental testing, and a reasonable period of time (not to exceed three (3) business days) to provide comments, which Buyers agree to consider in good faith, provided that approval to conduct the proposed environmental testing shall not be unreasonably withheld or delayed by Sellers. For any Site Assessment sampling, Sellers shall have the right, but not the obligation, to receive split samples;
(iii) For Buyers’ Site Assessment activities, Sellers will provide reasonable access to the Real Property; for the Leased Real Property, Sellers will reasonably cooperate with Buyers in contacting the owners of the Leased Real Property directly to attempt to arrange for access for the purposes of conducting Site Assessments;
(iv) Unless and until Closing occurs, unless otherwise required by Environmental Law, Buyers will not disclose any results of its Site Assessments to any Government Authority; provided, however, that if Buyers are compelled to disclose such results then Buyers shall immediately notify Sellers of any such disclosure and, if requested by Sellers, shall at the expense of Sellers use reasonable efforts to assist counsel in resisting and/or preparing to make such disclosure; and
(v) While performing any Site Assessment, Buyers and their respective representatives must comply with Sellers’ written environmental and safety rules and policies at any Real Property, and with the third-party owner’s written environmental and safety rules and policies at any Leased Real Property, to the extent copies of such rules and policies are provided to Buyers and their respective representatives in advance of such activities.

(vi) Buyers shall as soon as reasonably practicable, but not later than the ten (10) business days before the Closing Date, deliver written claim notices to Sellers (an “Environmental Defect Notice”) setting forth (A) any matters which, in Buyers’ reasonable opinion, constitute Environmental Conditions or SWD Defects and which Buyers intend to assert as Specified Pre-Closing Environmental Matters, (B) a description of the matter constituting the alleged Environmental Condition or SWD Defect, (C) supporting documents available to Buyers reasonably necessary for Sellers to verify the existence of the alleged Environmental Condition or SWD Defect, and (D) a proposed Remedial Action to address the Environmental Condition or SWD Defect (including an associated cost estimate, which estimate shall not be deemed to be the actual cost of the proposed Remedial Action for purposes of Sellers’ indemnification obligations with respect to the Specified Pre-Closing Environmental Matters).
Section 5.2 Reasonable Efforts.
(a) Cooperation. Subject to the terms and conditions herein provided, Sellers and Buyers agree to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonable, proper or advisable to consummate and make effective as promptly as practicable the Transaction and to cooperate with the other in connection with the foregoing, including using reasonable efforts:
(i) to obtain all necessary waivers, consents, releases (including releases of the guarantees set forth in Schedule 5.2(a)(i)) and approvals from other persons to the consummation of the Transaction;
(ii) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation;
(iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the Transaction;
(iv) to effect all necessary registrations and filings, including filings under the HSR Act and submissions of information requested by Government Authorities; and
(v) to fulfill all conditions applicable to it pursuant to this Agreement.
(b) HSR Act Filings. To the extent legally permissible, Buyers and Sellers shall (i) furnish each other with such information and assistance as may be reasonably requested to prepare the Notification and Report Forms required to be filed under the HSR Act in connection with the Transaction and (ii) promptly, but in no event later than ten (10) business days after the date of this Agreement, file such Notification and Report Forms with the FTC and Antitrust Division. Buyers and Sellers mutually commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues that may arise in the course of the HSR Act review process to ensure the expiration of the applicable HSR Act waiting period at the earliest practicable date. Reasonable best efforts and cooperation include directing counsel to undertake to keep each other appropriately informed of all communications from and to personnel of the reviewing antitrust authority or authorities, to confer with each other regarding appropriate contacts with and responses to personnel of any antitrust authority or authorities, and to comply promptly with any inquiry or request for additional information from the FTC or Antitrust Division, including a Request for Additional Information. Notwithstanding any other provision herein, in no event will Buyers or any of their respective affiliates be required to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with this Agreement or the Transaction, or institute or defend any litigation or other legal proceeding, whether judicial or administrative, including seeking to have any stay or temporary restraining order vacated or reversed.
Section 5.3 Further Assurances.
From time to time following the Closing, Sellers shall execute and deliver to Buyers such other instruments of conveyance and transfer as Buyers may reasonably request or as may be otherwise necessary to more effectively transfer, convey and assign to, and vest in, Buyers and put Buyers in possession of, any part of the Purchased Assets, any assets of the Subsidiaries or any other assets owned by any member of the Seller Group or any of their affiliates that comprise a part of the Business, and Key Texas shall execute and deliver to Sellers such other instruments of assumption as Sellers may reasonably request to evidence Key Texas’ assumption of the Assumed Liabilities.
Section 5.4 Conduct of Business.
From the date hereof through the Closing, except as expressly permitted by this Agreement and the Ancillary Agreements, as set forth in Schedule 5.4 or with the prior written consent of Key, Sellers shall, and shall cause the other members of the Seller Group to, operate the Business and maintain the Purchased Assets and the assets of the Subsidiaries in the Ordinary Course, and in furtherance of the foregoing commitment, without the prior written consent of Key, Sellers shall and shall cause their respective affiliates and each other member of the Seller Group to:
(a) operate, improve, maintain and repair its respective Purchased Assets and, in the case of each Subsidiary, all its assets (including making all capital expenditures for improvement, maintenance and repair and restocking or replacing all used supplies and spare parts) in a prudent, workmanlike manner and in the Ordinary Course;
(b) not make any material change in the Business or its operation;
(c) not cancel any debts owed to or claims held by it (including the settlement of any claims or litigation) other than in the Ordinary Course;
(d) not accelerate or delay collection of any Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course;

(e) except for the repayment of the Credit Agreement in connection with the Closing, not accelerate or delay payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course;
(f) not adopt or institute, unless required by applicable law, or amend or modify, or in any way increase or decrease any benefits under, any profit-sharing, bonus, incentive, severance, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to its officers, directors or employees (or persons holding similar positions);
(g) not make any change in management personnel or make any change in the compensation of its officers, directors or employees (or persons holding similar positions) or enter into any employment, severance or similar agreement with any current or former officer, director or employee; provided, however, that the compensation of employees receiving annual compensation of less than $50,000 may be changed in the Ordinary Course in accordance with normal compensation practices and consistent with past compensation practices;
(h) not approve or engage in any transaction that would materially affect the regulatory or tax status of the Seller Group or the Business, except for changes required by applicable law, and not prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that (i) is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, and (ii) could reasonably be expected to have any material adverse impact on Buyers’ tax liability, under applicable law or under this Agreement, for any Post-Closing Tax Period;
(i) not make any material change in collection policies or payment terms applicable to any material distributor or supplier;
(j) not issue, sell or dispose of any Equity Securities in any of the Subsidiaries;
(k) other than a cash dividend or the distribution of the membership interests in Quail Nuclear Specialty Services, LLC, a Texas limited liability company, to OFS ES, not declare or pay any dividends or distributions or repurchase any Equity Securities in any of the Subsidiaries;
(l) not, directly or indirectly (through any merger, consolidation, reorganization, issuance of securities or rights, or otherwise), sell, assign, convey, transfer or otherwise dispose of any of its assets or any interest therein, and not inquire about, make any offer or otherwise negotiate with respect to, or enter into any agreement, contract or arrangement providing for any such sale, assignment, conveyance, transfer or other disposition, except for the use of supplies and spare parts in the Ordinary Course, or as contemplated in this Agreement;
(m) not incur, create, assume or guarantee any Indebtedness or make any loans or advances or extensions of credit to, or investment, by purchase, contributing property transfers or otherwise in, any other person except extensions of credit to customers and salary or expense advances, in each case in the Ordinary Course consistent with other borrowings under its revolving credit facility under the Credit Agreement in the Ordinary Course, which borrowings will be repaid no later than the Closing Date;

(n) not create or allow to be created any Encumbrances on any assets or any interest therein (other than Permitted Encumbrances);
(o) not (i) amend or modify any Contract, Lease or Permit listed in any section of the Disclosure Schedule, or (ii) enter into any Contract that (A) would have been required to be set forth in Section 3.9(a) of the Disclosure Schedule if in effect on the date of this Agreement, (B) would obligate any member of the Seller Group or the Business to expend amounts in excess of $100,000 in the aggregate annually, or (C) is not in the Ordinary Course;
(p) without limiting the generality of Section 5.4(o) above, not enter into any Lease, equipment lease or similar arrangement (i) with greater than $100,000 of annual rental/lease expense or a term of greater than six (6) months, or (ii) not in the Ordinary Course;
(q) notify Buyers in writing as promptly as practicable of any material development adversely affecting the Business, including the following: (i) any material breach or violation of, material default or event of default under, or actual or threatened termination or cancellation of any Contract, Lease or Permit set forth in Section 3.9(a) of the Disclosure Schedule (other than a termination arising from the expiration of any Contract, Lease or Permit in accordance with its terms); (ii) any existing or threatened labor dispute or material written and filed grievance or claim involving any of its employees; (iii) any pending or threatened claim, demand, investigation, action, suit or other legal proceeding by or before any Government Authority involving it; or (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the consummation of the Transaction, other than notices or communications received from persons listed in Section 3.2 of the Disclosure Schedule;
(r) maintain in full force and effect, to the extent reasonably available, all insurance policies and surety bonds now in effect relating to the Business, its properties and its employees and not breach any obligation under such insurance policies or surety bonds in any material respect, and give all material notices and present all claims under such insurance policies and surety bonds in a proper and timely manner;
(s) not enter into any commitment for capital expenditures in excess of $75,000 for any individual commitment and $500,000 for all commitments in the aggregate, other than any capital expenditures consistent with the budget attached hereto as Schedule 5.4(s);
(t) comply, and cause its agents, employees and representatives to comply, in all material respects, with all laws, rules and regulations of any Government Authority applicable to the Business;
(u) not enter into any transaction or commitment relating to the Purchased Assets, the assets of any Subsidiary or the Business, or cancel or waive any claim or right which, individually or in the aggregate, could be material to any Subsidiary or the Seller Group;
(v) not change any accounting methods or practices followed by Sellers or any depreciation, amortization or inventory valuation policies or rates currently used or adopted by Sellers and used in the preparation of the Pro Forma Unaudited Balance Sheet Date;

(w) not cause and will use reasonable commercial efforts to not permit to occur any event, occurrence or omission which, individually or together with other matters, could reasonably be expected to have a Material Adverse Effect;
(x) not take any action that would cause any of the representations and warranties made by Sellers in this Agreement not to remain true and correct or any of the conditions set forth in any subsection of Section 6.2 from being satisfied;
(y) not amend or allow to be amended its Governing Documents; and
(z) not agree to do any of the things described in the preceding clauses (i) through (y).
Section 5.5 Preservation of Business.
Subject to the terms and conditions of this Agreement and except as otherwise contemplated hereby, Sellers shall use reasonable commercial efforts, from the date hereof through the earlier of the termination of this Agreement or the Closing, to cause to be preserved intact the goodwill and business organization of the Subsidiaries and to preserve the relationships of the members of the Subsidiaries with customers, suppliers and others having business relations with any of them.
Section 5.6 Public Announcements.
Neither Sellers nor Buyers shall make, or permit any agent or affiliate to make, any public statements, including any press releases, with respect to this Agreement or the Transaction without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by law or the regulations of the national securities exchange applicable to Key (in which case Key shall, to the extent reasonably practicable, consult with Sellers regarding the contents thereof).
Section 5.7 No Implied Representation.
EXCEPT WITH RESPECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, BUYERS AGREE THAT SELLERS MAKE NO WARRANTY, EXPRESS OR IMPLIED (A) AS TO THE MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PURCHASED ASSETS, (B) AS TO THE QUALITY OF THE PURCHASED ASSETS OR ANY PART THEREOF, (C) AS TO THE CONDITION OR WORKMANSHIP OF THE PURCHASED ASSETS, (D) AS TO THE ABSENCE OF ANY DEFECTS IN THE PURCHASED ASSETS, WHETHER LATENT OR PATENT, OR (E) AS TO ANY OTHER MATTER. BUYERS AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, THE PURCHASED ASSETS ARE TO BE TRANSFERRED HEREUNDER “AS IS” ON THE CLOSING DATE AND IN THEIR PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR AND TEAR BETWEEN THE DATE HEREOF AND THE CLOSING DATE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYERS AGREE THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN ANY OF THE OFFERING MEMORANDA, MANAGEMENT PRESENTATIONS OR OTHER MATERIALS THAT HAVE BEEN PROVIDED TO BUYERS ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF SELLERS.

EXCEPT WITH RESPECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, SELLERS AGREE THAT BUYERS MAKE NO WARRANTY, EXPRESS OR IMPLIED (A) AS TO KEY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE) OR PROSPECTS OR (B) AS TO ANY OTHER MATTER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS AGREE THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN ANY OF THE OFFERING MEMORANDA, MANAGEMENT PRESENTATIONS OR OTHER MATERIALS THAT HAVE BEEN PROVIDED TO SELLERS ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF BUYERS.
Section 5.8 Construction of Certain Provisions.
It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.
Section 5.9 Assignment of Contracts.
To the extent the assignment of any insurance policy, Contract, Lease, Permit, commitment or other asset to be assigned by Sellers to Buyers pursuant to the provisions of this Agreement shall require the consent of any other person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or give rise to any right of acceleration or termination. If any such consent is not obtained prior to Closing, Sellers shall cooperate with Buyers at their request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its reasonable efforts to secure to Buyers the benefits thereof in some other manner, including enforcement of any and all rights of Sellers against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise (including, to the extent permissible, through a sub-contracting, sub-licensing, sub-participation or sub-leasing arrangement, or an arrangement under which Sellers would enforce such insurance policy, Contract, Lease, Permit, commitment or other asset for the benefit of Buyers, with Buyers, to the extent permissible, assuming Sellers’ executory obligations and any and all rights of Sellers against the other party thereto); provided that nothing herein shall relieve Sellers of their respective obligations under Section 5.2.

Section 5.10 Post-Closing Cooperation.
(a) Records. During the Access Period, Buyers shall maintain all Business Records of the Subsidiaries in a reasonably accessible location. Buyers shall notify Sellers prior to disposing of any such Business Records after the Access Period has expired and, upon request made by either Seller within 60 days after receipt of such notice, Buyers shall deliver such Business Records to such Seller, at such Seller’s expense; provided that Buyers’ obligations under this Section 5.10(a) shall expire on the date beginning 60 days after such Seller’s receipt of such notice unless such Seller has requested such Business Records within such 60-day period. In the absence of bad faith or willful misconduct, Buyers will not have any liability arising out of or in connection with its retention and handling of such Business Records.
(b) Access. For a period of three years after the Closing Date, in recognition of Sellers’ obligations under this Agreement and the other reasonable needs of Sellers, after the Closing, Buyers shall, and shall cause the Subsidiaries to (i) afford the officers, employees and authorized agents and representatives of Sellers access, during normal business hours, to their offices, properties and Business Records of the Subsidiaries, (ii) furnish to the officers, employees and authorized agents and representatives of Sellers such additional financial and other information regarding the Subsidiaries and the Business for the period prior to the Closing as Buyers and the Subsidiaries each has in its possession and as Sellers may from time to time reasonably request, and (iii) make available, at Sellers’ expense, the employees of Buyers whose assistance, testimony or presence is necessary to assist Sellers in evaluation of and in defending any Tax or other claim or litigation against Sellers, including assuring the presence of such persons as witnesses in hearings or trials; provided that Buyers shall be reimbursed for their reasonable out-of-pocket expenses incurred in connection with clauses (ii) and (iii) above.
Section 5.11 Right to Update.
From and after the date hereof until the earlier of three (3) days prior to the Closing or the termination of this Agreement in accordance with its terms, Sellers shall have the right (but not any obligation) to update or amend in any respect its disclosure of any matter set forth or permitted to be set forth in the Disclosure Schedule if such matter arises (or, in the case of matters for which such Sellers’ disclosure obligation is limited to the knowledge of Sellers, is discovered) after the date hereof. No such update or amendment shall (a) be considered or given effect for purposes of determining the satisfaction of the conditions of Buyers set forth in Article VI, (b) affect in any respect Buyers’ rights of termination and waiver set forth in Article VIII or (c) affect in any respect Buyers’ right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article VII hereof, with respect to such disclosures. Notwithstanding the foregoing, if such updates or amendments (y) would permit Buyers to terminate this Agreement pursuant to Section 8.1(d) and (z) Buyers do not do so and the Closing shall occur, then Buyers shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article VII hereof, with respect to such disclosures.

Section 5.12 Tax Matters.
(a) Liability. Except as provided in Section 2.8 and this Section 5.12 and pursuant to Article VII, Sellers shall indemnify and hold harmless each Buyer Indemnified Party against all Taxes applicable to the Business and the Subsidiaries that are attributable to any Pre-Closing Tax Period to the extent they exceed any reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Pro Forma Unaudited Balance Sheet (the “Seller Indemnified Tax Liabilities”). Buyers shall be liable for and pay, and pursuant to Article VII shall indemnify and hold harmless Sellers against all Taxes applicable to the Business and the Subsidiaries that are attributable to all Post-Closing Tax Periods (the “Buyer Indemnified Tax Liabilities”). For purposes of this Section 5.12, any Overlap Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of business on the Closing Date and the other beginning on the day after the Closing Date, except that Taxes imposed on a periodic basis, such as ad valorem Taxes, shall be allocated on a daily basis. Any franchise or similar Tax paid or incurred with respect to a Subsidiary shall be allocated to the period in which the gross receipt, gross margin, earned surplus, assets, capital or other item comprising the base for such Tax arose, and not to the privilege or other period of doing business funded by such Tax. Thus, for the avoidance of doubt, all Texas franchise Tax attributable to the sale of the Business and for operations on or before the Closing Date shall be borne exclusively by the Sellers.
(b) Reimbursement. Sellers or Buyers, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 5.12. Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.
(c) Tax Returns for Periods Ending On or Prior to Closing Date. Sellers shall prepare or cause to be prepared, and Buyers shall file or cause to be filed, all Tax Returns of the Subsidiaries for all periods ending on or prior to the Closing Date which are due after the Closing Date. Except to the extent otherwise required by law, such Tax Returns shall be prepared on a basis consistent with the past practices of such entities. Sellers shall permit Buyers to review and comment on each such Tax Return described in the preceding sentence no less than 20 days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Buyers.
(d) Tax Returns for Overlap Period Taxes. Buyers shall prepare or cause to be prepared and shall file or cause to be filed all Overlap Period Tax Returns of the Subsidiaries. Except to the extent otherwise required by law, all Tax Returns prepared pursuant to this Section 5.12(d) shall be prepared on a basis consistent with the past practices of such entities. Buyers shall permit Sellers to review and comment on each such Tax Return no less than 30 days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Sellers.

(e) Cooperation. After the Closing Date, and upon reasonable written request of the other party, Sellers and Buyers will provide each other with such cooperation and information as such parties may reasonably request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax Authorities, but in no event shall the parties be required to disclose to each other any information relating to their business operations other than the operation of the Business prior to the Closing Date. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Any information provided or obtained under this Section 5.12 shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Tax Proceeding.
(f) Information. Each party shall provide the other with the requisite information reasonably requested by the other party to allow the preparation of any federal, foreign, state and local income Tax Returns for Tax Periods prior to and including the Closing Date. Such information shall be provided, in the Tax information reporting format customarily used by Sellers, on or before 60 days, to the extent reasonably practicable, after the Closing Date.
(g) Notification. The parties (as appropriate) shall promptly notify each other in writing upon receipt of notice of any pending or threatened Tax audits or assessments relating to the Business for any Pre-Closing Tax Period.
(h) Tax Proceeding. If a Tax Authority commences any audit, examination, litigation or otherwise makes any claim or proposes any adjustment that relates to a Pre-Closing Tax Period (other than an Overlap Period) (collectively, a “Tax Proceeding”), then Buyers shall promptly furnish written notice to Sellers of such Tax Proceeding and, if Buyers are seeking an indemnity under Article VII, a Claim Notice. Sellers shall have the shorter of (i) 45 days after receipt of such notice or (ii) 15 days less than the number of days before a response to the relevant Tax Authority is required, but in no event shall Sellers have less than 15 days, to decide whether to undertake, conduct and control (through counsel of its own choosing and at its own expense) the response to such Tax Proceeding and the settlement or defense thereof, and Buyers and the Subsidiaries shall cooperate with Sellers in connection therewith. Sellers shall permit Buyers and the Subsidiaries to participate in such response, settlement or defense through counsel chosen by Buyers (but the fees and expenses of such counsel shall be paid by Buyers or their affiliates). To the extent any settlement adversely affects Buyers or any Subsidiary in a Post-Closing Tax Period, Sellers shall not pay or settle any such claim without the prior written consent of Buyers (which consent shall not be unreasonably withheld, conditioned or delayed). If within the shorter of (x) 45 days after the receipt of Buyers’ notice of a Tax Proceeding or (y) 15 days less than the number of days before a response to the relevant Tax Authority is required (but in no event less than 15 days), Sellers do not notify Buyers that Sellers elect (at their cost and expense) to undertake the defense thereof, or give such notice and thereafter fail to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of Buyers’ property as contemplated above, then Buyers shall have the right to contest, settle or compromise such Tax Proceeding and Buyers shall not thereby waive any right to indemnity for such Tax Proceeding under this Agreement; provided that Buyers shall not, and shall cause the Subsidiaries not to, pay or settle any such Tax Proceedings without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed). However, Buyers shall not be obligated to file or assist with the preparation of any amended Tax Return for any Pre Closing Tax Period or any Overlap Period, and Sellers shall not file an amended Tax Return for any Subsidiary (other than federal income Tax Returns that include the operations of the Subsidiaries) without the Buyers’ prior written consent which may be withheld in Buyers’ sole discretion.

(i) Overlap Period Tax Proceeding. If a Tax Authority commences any audit, examination, litigation, or otherwise makes any claim or proposes any adjustment that relates to an Overlap Period (collectively, an “Overlap Period Tax Proceeding”), then Buyers shall promptly furnish written notice to Sellers of such Overlap Period Tax Proceeding and, if Buyers are seeking indemnity under Article VII, a Claim Notice. Buyers shall undertake, conduct and control (through counsel of its own choosing and at its own expense) the response to such Overlap Period Tax Proceeding and the settlement or defense thereof. Sellers and their respective affiliates shall cooperate with Buyers in connection therewith, and Buyers shall permit Sellers to participate in such response, settlement or defense through counsel chosen by Sellers (but the fees and expenses of such counsel shall be paid by Sellers). To the extent any settlement adversely effects Sellers in a Pre-Closing Tax Period, Buyers shall not pay or settle any such claim without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed). If within the shorter of (x) 45 days after the receipt of Buyers’ notice of an Overlap Period Tax Proceeding or (y) 15 days less than the number of days before a response to the relevant Tax Authority is required (but in no event less than 15 days), Buyers fail to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of Buyers’ property as contemplated above, then Sellers shall have the right to contest, settle or compromise such Overlap Period Tax Proceeding and Sellers shall not thereby waive any right to indemnity for such Overlap Period Tax Proceeding under this Agreement; provided, that Sellers shall not pay or settle any such Overlap Period Tax Proceeding without the prior written consent of Buyers (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 5.13 Employees.
(a) General.
(i) Effective upon the Closing and except as otherwise set forth in Section 5.13(a) of the Disclosure Schedule, Buyers will, or cause Subsidiaries to, (x) offer or continue to employ all of the Seller Group’s salaried and hourly employees who are actively at work in the Business immediately prior to the Closing Date and (y)  offer or continue to employ any employee who is on short-term medical leave, any disability leave, or other leave of absence on the Closing Date, in each case, subject to such terms and conditions of employment as Buyers shall determine and subject to Buyers’ hiring practices and procedures. Sellers will provide Buyers access to all of the Seller Group’s salaried and hourly employees at least 20 days prior to Closing for purposes of implementing the matters set forth in this Section 5.13. Such employees of the Seller Group who are employed by Buyers or the Subsidiaries after the Closing shall be referred to as “Transferring Employees.” Employees or independent contractors of the Seller Group who terminate employment or services with any of the Subsidiaries or Sellers on or before the Closing Date are referred to as “Former Employees.”

(ii) Effective upon the Closing, Key Texas shall, to the maximum extent permitted by law, assume or the Subsidiaries shall retain the Sellers’ Benefit Plans sponsored and maintained by the Seller Group related to the Business listed in Schedule 2.3(d) and Section 3.10(p) of the Disclosure Schedule. In addition, except for obligations and liabilities with respect to WARN, Key Texas shall assume or the Subsidiaries shall retain, all employment, compensation or benefit obligations and liabilities with respect to Former Employees and Transferring Employees (collectively, the “Employees”), without regard to whether such obligations result from claims incurred or related to events occurring before or after the Closing Date, other than Sellers’ liabilities in Schedule 2.4(g). Notwithstanding the foregoing, Key Texas shall not assume any such liabilities with respect to Former Employees who were solely employees or independent contractors of the Sellers (including such persons listed in Section 3.10(m) of the Disclosure Schedule).
(iii) Buyers will have sole responsibility for any obligations or liabilities to the Transferring Employees under WARN for all the members of the Seller Group’s locations, and Buyers agree to hold Sellers harmless for same. Buyers’ indemnification of Sellers in this regard specifically includes any claim by Transferring Employees for back pay, front pay, benefits, or compensatory or punitive damages, any claim by any governmental unit for penalties regarding any issue of prior notification (or any lack thereof) of any plant closing or mass layoff occurring on or after the Closing Date; provided that Sellers acknowledge and agree that the Buyers’ obligation under this Section 5.13(a)(iii) is made in express reliance on the Sellers representations and warranties in Section 3.10(a)(x), and the Buyers shall have no obligation to indemnify the Seller Indemnified Parties under this Section 5.13(a)(iii) if such representations and warranties are not true and correct in all respects.
(b) Transferring Employees.
(i) Nothing contained in this Section 5.13(b) or elsewhere in this Agreement shall require Buyers (or the Subsidiaries) to continue any Buyer Plan or Sellers’ Benefit Plan after the Closing. Nothing contained in this Agreement shall be construed to prevent the termination of employment of any Transferring Employee or any change in the employee benefits available to any Transferring Employee or the amendment or termination of any particular Buyer Plan or Sellers’ Benefit Plan.
(ii) Subject to Section 5.13(b)(i) above, Buyers will provide Transferring Employees with benefits under Buyer Plans (including any Sellers’ Benefit Plan continued by Subsidiaries or assumed by Key Texas) substantially comparable to the benefits provided to similarly situated employees of Buyers, if any, otherwise as determined by Buyers in their sole discretion. Buyers shall cause each Buyer Plan to count service, as recognized by the Seller Group under the Sellers’ Benefit Plans prior to Closing, for purposes of eligibility to participate, vesting or benefit determination, to the same extent service was recognized on behalf of Transferring Employees under analogous Sellers’ Benefit Plans, except where such service recognition causes a duplication of benefits and except with respect to any defined benefit pension plan of Buyers or any plan subject to Title IV of ERISA. Buyers will give credit to Transferring Employees for earned but unused vacation and accrued vacation under Sellers’ Benefit Plans determined as of the Closing Date.

(iii) With respect to the Sellers Severance Plan, for any Transferring Employees participating in the Hourly Severance Plan at Closing, Buyers agree to continue (or to cause Subsidiaries) to provide any and all severance benefits set forth in and under the terms of the Hourly Severance Plan or a similar plan or program of Buyers to such Transferring Employees for a period of six months following the Closing, and for any Transferring Employees participating in the Salaried/Office Severance Plan, the Field Employees Severance/Retention Plan, or the Houston Employees Severance/Retention Plan at Closing, Buyers agree to provide any and all severance benefits and any remaining retention benefits set forth in and under the terms of the Salaried/Office Severance Plan, the Field Employees Severance/Retention Plan, the Houston Employee Severance/Retention Plan or a similar plan or program of Buyers to such Transferring Employees for a period of 12 months following Closing. Notwithstanding the foregoing, if any Transferring Employee is terminated after Closing for failure to satisfy Buyers’ hiring practices and procedures, Buyers shall not be obligated to provide such Transferring Employee with severance benefits or retention benefits under any Sellers Severance Plan or any similar plan or program of Buyers. Sellers agree to reimburse Buyers, promptly upon written request (but in no later than seven (7) business days of such request), for any amounts paid by Buyers to the Transferred Employees pursuant to Section 4.3 of the Houston Employee Severance/Retention Plan or a similar plan or program of Buyers.
(iv) In the event that a Transferring Employee makes a voluntary election pursuant to Section 401(a)(31) of the Code to rollover such Transferring Employee’s account balance in the OFS Holdings 401(k) Plan (the “Sellers’ 401(k) Plan”) to a tax-qualified defined contribution plan sponsored by the Buyers or any of their affiliates, the Buyers agree to cause such tax-qualified defined contribution plan to accept such rollover to the extent permitted by law; provided that no Sellers’ 401(k) Plan loans to any Transferring Employee may be transferred to a tax-qualified defined contribution plan sponsored by the Buyers.
(c) COBRA. Sellers shall retain all obligations and liabilities under COBRA or similar state law with respect to any qualified beneficiaries or qualifying events prior to Closing and with respect to any M&A qualified beneficiary for employees (and their respective dependents) who were employees of Sellers and who were not also employees of any Subsidiary. Sellers shall retain all obligations and liabilities under WARN with respect to Former Employees.
(d) Obligations. It is intended by the parties that the responsibilities, liabilities, and covenants assumed or agreed to by Buyers pursuant to this Section 5.13 shall also bind any affiliate of Buyers to which all or any portion of the Business is transferred, and Buyers agree to cause any such affiliate to observe the provisions and covenants of this Section 5.13.

(e) Transaction Bonus Plan. For a period commencing on the date of this Agreement and ending one-year after Closing, without the prior written consent of Key, Sellers agree not to amend or modify the transaction bonus plan and the individual award agreements identified on Schedule 5.13(e) in a manner that would increase or decrease, or accelerate or delay the payment of, the benefits thereunder, except for such amendments or modifications as may be required to provide for the payment of separate bonuses at Closing related to Quail Nuclear Specialty Services, LLC, a Texas limited liability company.
(f) Reporting Requirements. Sellers and Buyers hereby agree to utilize the “Alternate Procedure” set forth in Revenue Procedure 2004-53, Section 5.01, 2004-2 CB 320, or a corresponding future revenue procedure or other administrative pronouncement, with regard to the reporting requirements attributable to wages paid or to be paid to Transferring Employees.
(g) No Third Party Rights. No Employee including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.
(h) Costs. Except as otherwise provided in this Section 5.13, where this Section 5.13 requires a party to take any action or perform any task, the party obligated to take such action or perform such task shall be responsible for all fees, costs and other expenses incurred for, and related to, such actions or tasks.
Section 5.14 Repayment of Indebtedness; Release of Liens.
Prior to or simultaneously with the Closing, Sellers shall, and shall cause the Subsidiaries to, discharge or cause to be discharged, all Closing Date Indebtedness of OFS ES and the Subsidiaries (including any prepayment penalties and costs associated therewith), and cause the release of all Encumbrances securing such Indebtedness.
Section 5.15 Title Insurance and Survey.
With respect to all Real Property and Material Leased Property, if requested by Buyers, Sellers shall use, and shall cause their Subsidiaries to use, their commercially reasonable efforts to assist Buyers in obtaining (a) title insurance commitments for each parcel of Real Property and Material Leased Property and ALTA/ACSM title insurance policies in accordance with the title insurance commitments, in each case from a nationally recognized title insurance company, (including any commercially reasonable affidavits such title insurance company might require); and (b) a survey for each parcel of Real Property and Material Leased Property conforming to the minimum standard detail requirements jointly established in 1999 by ALTA and ACSM, including any Table A items reasonably requested by Buyers.
Section 5.16 Intercompany Arrangements.
(a) Except for the intercompany trade receivables and payables set forth on Schedule 5.16 (which schedule shall be updated at Closing to reflect changes thereto that were incurred in the Ordinary Course from the date hereof to the Closing Date), prior to the Closing, Sellers shall, and shall cause their respective affiliates to, take such action and make such payments as may be necessary so that, prior to or concurrently with the Closing, the Subsidiaries, on the one hand, and Sellers and their respective affiliates (excluding the Subsidiaries), on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, and advances regardless of their maturity and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment; provided, however, that if each such item is not paid in full in cash, the method of discharge must be reasonably satisfactory to Buyers.

(b) Except as otherwise agreed by Sellers and Buyers, Sellers shall, and shall cause their respective affiliates to, take such actions as may be necessary to terminate prior to or concurrently with the Closing all agreements between the Subsidiaries, on the one hand, and Sellers and their respective affiliates (excluding the Subsidiaries), on the other hand, such that none of the Subsidiaries has or will have any liabilities or obligations under any such agreement as of the Closing Date.
Section 5.17 Listing of the Key Shares.
Prior to the Closing, Key shall prepare and submit to the New York Stock Exchange a subsequent listing application covering all of the Key Shares, and shall use all commercially reasonable efforts to obtain approval for the listing of such Key Shares.
Section 5.18 Registration of the Key Shares.
(a) Shelf Registration Rights. After the Closing, Key shall no later than 90 days after the Closing Date (with such 90-day period being extended by such additional number of days attributable to any delay caused by any act or any failure to act by any of the Holders or their counsel), prepare and file with the SEC a registration statement on Form S-3 or any successor form, provided that if Key is not eligible to use Form S-3 or any similar short form registration statement, then Key shall prepare and file with the SEC a registration statement on Form S-1 or any successor form (the “Shelf Registration Statement”), covering the resale by the Holders, from time to time, of the Key Shares and use all commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective as soon as practical thereafter under the Securities Act; provided, however, that Key shall not be obligated to file such Shelf Registration Statement, or keep such Shelf Registration Statement effective pursuant to Section 5.18(c)(i), during any Black-out Period;
(b) Piggyback Registration Rights
(i) Piggyback Registration. If after the date that is one (1) year after the Closing Date, Key shall determine to register the offer and sale for cash of any of the Key Common Stock for its own account, other than (A) a registration relating solely to employee benefit plans or securities issued or issuable to employees, consultants (to the extent the securities owned or to be owned by such consultants could be registered on Form S-8) or any of their Family Members (including a registration on Form S-8), (B) a registration on Form S-4 in connection with a merger, acquisition, divestiture, reorganization, exchange offer or similar event, or (C) a registration in which the only Key Common Stock being registered is Key Common Stock issuable upon conversion of debt securities that are also being registered, then (subject to Section 5.18(b)(iii)) Key shall promptly give to the Holders written notice thereof, and in no event shall such notice be given less than 10 days prior to the filing of the registration statement (each a “Piggyback Registration Statement”) with respect to such registration (each a “Piggyback Registration”), and shall, subject to Section 5.18(b)(ii) and Section 5.18(b)(iii), include in such Piggyback Registration, all of the Key Shares specified in a written request or requests, made within 5 days after receipt of such written notice from Key, by any Holder or Holders. However, Key may, without the consent of the Holders, withdraw such Piggyback Registration Statement prior to its becoming effective if Key has elected to abandon the proposal to register the securities proposed to be registered thereby.

(ii) Underwriting. If a Piggyback Registration is for a registered public offering involving an underwriting, Key shall so advise the Holders in writing or as a part of the written notice given pursuant to Section 5.18(b)(i). In such event the right of any Holder to registration pursuant to Section 5.18(b)(i) shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Key Shares in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with Key) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Key. Notwithstanding any other provision of this Section 5.18(b)(ii), if the underwriter or Key determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all Key Shares from such registration and underwriting. Key shall so advise all Holders (except those Holders who failed to timely elect to distribute their Key Shares through such underwriting or have indicated to Key their decision not to do so), and the number of Key Shares that may be included in the registration and underwriting shall be allocated: (A) first to Key; and (B) then to all selling stockholders, including the Holders, who have requested to sell in the registration on a pro rata basis according to the number of shares requested to be included.
No Key Shares excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to Key and the underwriter. The Key Shares and/or other securities so withdrawn from such underwriting shall also be withdrawn from such registration; provided, however, that, if by the withdrawal of such Key Shares a greater number of Key Shares held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then Key shall offer to all Holders who have included Key Shares in the registration the right to include additional Key Shares pursuant to the terms and limitations set forth herein in the same proportion used above in determining the underwriter limitation.
(iii) Notwithstanding anything to the contrary set forth in this Section 5.18(b), Key shall not be obligated to effect, or take any action to effect, any registration pursuant to Section 5.18(b) after Key has initiated one (1) such registration (counting for this purpose only a registration which has been declared or ordered effective and pursuant to which securities have been sold).

(c) Registration Procedures. In the case of each registration, qualification, or compliance effected by Key pursuant to Section 5.18(a) and Section 5.18(b), Key will keep each Holder including securities therein reasonably advised in writing (which may include e-mail) as to the initiation of each registration, qualification, and compliance and as to the completion thereof. In addition, Key hereby agrees as follows with respect to each Registration Statement:
(i) to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith (the “Prospectus”) (and all applicable reports required by the Exchange Act and reports incorporated therein by reference, each on a timely basis) as may be necessary to keep the Registration Statement current, effective and free from any material misstatement or omission to state a material fact for a period ending on the date that is, with respect to each of the Key Shares, the earlier of (i) the second anniversary of the Closing Date, (ii) the date on which all of the Key Shares have been sold under the Registration Statement or (iii) the date on which all of the Key Shares may be immediately sold by all Holders without registration, and without restriction as to the number of securities to be sold, pursuant to Rule 144 of the Securities Act (or any similar provision then in force under applicable securities laws);
(ii) so long as a Holder holds Key Shares, to provide a reasonable number of copies to and permit single legal counsel designated by OFS ES to review the Registration Statement and Prospectus and all amendments and supplements thereto, no fewer than two (2) business days prior to their filing with the SEC, and not file any Registration Statement or Prospectus amendment or supplement thereto which a Holder reasonably objects in writing within such two (2) business day period;
(iii) to furnish to the Holders with respect to the Key Shares registered under the Registration Statement such reasonable number of copies of the Prospectus, including any supplements and amendments thereto, promptly following the effectiveness of such Registration Statement and from time to time upon request thereafter in order to facilitate the sale of Key Shares under the Registration Statement;
(iv) to immediately notify each Holder of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;
(v) to make commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment;

(vi) to, as soon as practicable, notify each Holder of the existence of any fact which results in the Registration Statement, any amendment or post-effective amendment thereto, the Prospectus, or any prospectus supplement (including in each case any document incorporated therein by reference) containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading and shall (except during a Black-out Period) prepare a supplement or post-effective amendment to such Registration Statement or the Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Key Shares, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading; provided that this clause (vi) shall in no way limit Key’s right to suspend the right of the Holders to effect sales under the Registration Statement during any Black-out Period as specified in Section 5.19(d);
(vii) to use its commercially reasonable efforts to register or qualify such Key Shares under such securities or blue sky laws of such jurisdictions as any Holder reasonably requests and to do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in all such jurisdictions of the Key Shares owned by such Holder; provided, however, that Key shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause (vii), (B) subject itself to taxation in any such jurisdiction, or (C) consent to general service of process in any such jurisdiction; and
(viii) to bear all reasonable out-of-pocket expenses of Key, OFS ES and the Holders in connection with the procedures in paragraphs (i) through (viii) of this Section 5.18(c) and the registration of the Key Shares pursuant to the Registration Statement, other than selling brokerage fees, commissions and taxes incurred by the Holders, if any, and the fees and expenses of legal counsel and other advisors of OFS ES and the Holders.
Section 5.19 Resales by Holders.
(a) Except for transfers to Permitted Transferees, OFS ES agrees, and will cause each Permitted Transferee to agree, not to (A) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of the Key Shares, or announce any intention to do any of the foregoing, or (B) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Key Shares, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of the Key Shares or other securities, in cash or otherwise (the “Lock-Up”), for a period commencing at the Closing Date and ending on the date that is 180 days after the Closing Date (the “Lock-Up Period”). Upon the expiration of the Lock-Up Period, the Holders may sell or dispose of their Key Shares only in accordance with the terms of this Agreement and pursuant to (A) a registration statement covering Key Shares as set forth in Section 5.18, (B) in accordance with Rule 144 (or any similar provision then in force under applicable securities laws) of the Securities Act, (C) as permitted under the Securities Act and other applicable federal or state securities laws or (D) pursuant to an underwritten offering. Following the first anniversary of the Closing Date, no later than three (3) business days after the delivery by a Holder to Key or its transfer agent (with notice to Key) of a legended certificate or instrument representing the Key Shares held by such Holder (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer of such Key Shares) and a customary Rule 144 representation letter confirming acquisition date and affiliate status, Key shall deliver or cause to be delivered to such Holder a certificate or instrument (as the case may be) representing such Key Shares that is free from all restrictive legends.

(b) Notwithstanding anything to the contrary set forth in this Section 5.19, with respect to each Equity Securities Offering conducted after the Closing Date, the following provisions of this Section 5.19(b) shall apply, if the underwriters or initial purchasers retained by Key to facilitate such offering request, in connection with such offering, that the officers or directors or significant stockholders of Key refrain from selling any Relevant Security during any period:
(i) Without the prior written consent of Key, during the Market Standoff Period applicable to such Equity Securities Offering, each Holder will not (A) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of the Key Shares, or announce any intention to do any of the foregoing, or (B) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Key Shares, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of the Key Shares or other securities, in cash or otherwise; provided, however, that a transfer to a Permitted Transferee will not be subject to this Section 5.19(b).
(ii) Furthermore, each Holder hereby authorizes Key during the Market Standoff Period to cause any transfer agent for the Key Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, any Key Shares for which such Holder is the record holder and, in the case of Key Shares for which such Holder is the beneficial owner but not the record holder, agrees during the Market Standoff Period to cause the record holder thereof to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Key Shares.
(c) OFS ES agrees, and will cause each Permitted Transferee to agree, that it will comply with the requirement under the Securities Act of delivering the most current Prospectus in connection with any sale of Key Shares made under the Registration Statement.
(d) OFS ES hereby covenants, and will cause each Permitted Transferee to covenant, that it will not sell any Key Shares pursuant to the Prospectus during the period commencing at the time at which Key gives such Holder notice of the happening of any event of the kind described in Section 5.18(c)(vi) or of the beginning of a Black-out Period until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.18(c)(vi) or notice of the end of the Black-out Period, and, if so directed by Key, such Holder shall deliver to Key (at Key’s expense) all copies (including any and all drafts), other than permanent file copies, then in such Holder’s possession, of the Prospectus covering such Key Shares current at the time of receipt of such notice.
(e) OFS ES shall notify, and shall cause each Permitted Transferee to notify, Key at least two business days prior to the date on which it intends to commence effecting any resales of Key Shares under a Registration Statement and if Key does not, within such two day period, advise such Holder of the existence of any facts of the type referred to in Section 5.18(c)(vi), then Key shall be deemed to have represented to such Holder that no such facts then exist and such Holders may rely on such representation in making such sales.

(f) OFS ES may furnish, and each Permitted Transferee may furnish, to Key such information required under Regulation S-K under the Securities Act regarding it and its proposed plan of distribution as shall be requested by Key in connection with the preparation of the Registration Statement and will promptly notify Key of any changes in such information. No Holder of Key Shares will be entitled to have such Key Shares included in the Registration Statement if such Holder does not furnish such information requested by Key.
(g) Key and OFS ES hereby agree, and OFS ES shall cause each Permitted Transferee to agree, from and after the Closing to indemnify one another with respect to the resale of Key Shares pursuant to the provisions set forth in Exhibit C.
(h) OFS ES will notify, and shall cause each Permitted Transferee to notify, Key when all of the Key Shares held by such Holder have been sold pursuant to the Registration Statement.
(i) Key agrees to use its commercially reasonable efforts to comply with all of the reporting requirements of the Exchange Act and the rules and regulations adopted by the SEC under each thereof, and to take such further action as any Holder may reasonably request, all to the extent required to enable such Holder to sell, without registration, the Key Shares pursuant to Rule 144 (or any similar rule or regulation hereafter adopted by the SEC), including furnishing to any Holder, so long as such Holder owns any Key Shares, forthwith upon request (i) a written statement by Key as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act and (ii) a copy of the most recent annual or quarterly report of Key and such other reports and documents so filed by Key as may be reasonably requested in availing any such Holder of any rule or regulation of the SEC that permits such Holder to sell any Key Shares without registration.
Section 5.20 Exclusivity.
Buyers have expended significant resources and time in connection with the review and diligence of the transactions contemplated by this Agreement. Accordingly, Sellers will not, and will not cause or permit the Subsidiaries or any affiliate of Sellers or the Subsidiaries or anyone acting at Sellers’ or any affiliate of Sellers’ direction or on any affiliate of Sellers’ or any Subsidiary’s behalf to, directly or indirectly, (a) solicit, initiate or encourage proposals regarding, negotiate with, deliver any information to or enter into any agreement with any other party with respect to the direct or indirect transfer of any of the Equity Interests, the Incidental Assets, the Second Tier Equity Interests or the assets of any Subsidiary (except for sales of assets by Subsidiaries in the Ordinary Course) (an “Alternative Transaction”) and (b) notify Buyers in writing of any contact (irrespective of the form of communication) between Sellers, the Subsidiaries, or any affiliate of Sellers or the Subsidiaries, or anyone acting at Sellers’ or any affiliate of Sellers’ direction or on any affiliate of Sellers’ or any Subsidiary’s behalf, and any other person with respect to any Alternative Transaction, and shall promptly provide Buyers with copies of any documents received relating to any Alternative Transaction and will keep Buyers informed regarding the status and details of any such communications between Sellers and their affiliates (or any person acting at Sellers’ or any affiliates’ direction or on behalf of Sellers or any of Sellers’ affiliates) and any such persons regarding any Alternative Transaction.

Section 5.21 Solicitation of the Employees, Customers and Suppliers.
(a) Sellers covenant and agree that beginning on the Closing Date and continuing for a period of 18 months thereafter (the “Non-Solicitation Period”), neither Sellers nor any affiliates of Sellers will anywhere in the United States (including the Parishes of the State of Louisiana set forth in Schedule 5.21(a)) (the “Non-Solicitation Area”) (i) solicit or hire any of the employees of the Subsidiaries who are employed by the Subsidiaries or were employed by the Subsidiaries within the 12-month period prior to the Closing, (ii) interfere with the relationship of the Subsidiaries with any such employees or (iii) solicit or call on any person who is, was or had been at any time within the 12-month period prior to the Closing, a customer, client or a supplier of the Subsidiaries or the Business or attempt to solicit or call on any of the foregoing, in each case for the purpose of engaging in the Business. Sellers agree that the restrictions contained in this Section 5.21 are reasonable as to time and geographic scope because of the nature of the business of the Subsidiaries and Sellers agree, in particular, that the geographic scope of this restriction is reasonable because companies engaged in the Business compete throughout the Non-Solicitation Area. Sellers acknowledge that the Subsidiaries are in direct competition with all other companies engaged in the Business throughout the Non-Solicitation Area, and because of the nature of such businesses, Sellers agree that the covenants contained in this Section 5.21 cannot reasonably be limited to any smaller geographic area.
(b) Sellers agree that a remedy at law for any breach or attempted breach of this Section 5.21 will be inadequate and that any breach of this Section 5.21 will result in irreparable harm to Key and the Business. Sellers further agree that in the event of breach of this Section 5.21 by either Seller or any affiliate of such Seller, Key will be entitled to obtain injunctive relief to enforce the terms of this Section 5.21. Whenever possible, each provision of this Section 5.21 shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section 5.21 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 5.21. If any provision of this Section 5.21 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 5.21 but shall be confined in its operation to the provision of this Section 5.21 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 5.21 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

Section 5.22 Key Board.
In connection with the negotiation, consideration and approval of this Agreement, the Board of Directors of Key (the “Key Board”) has determined that immediately following the Closing, the Key Board will create one new directorship with a term expiring at the 2012 Annual Meeting of Stockholders of Key and that OFS ES will have the right to designate one nominee to be appointed by the Key Board to fill such newly created directorship. Such nominee shall at all times meet the definition of “independent director” as set forth in the marketplace rules of the New York Stock Exchange and the nomination of such director shall satisfy Key’s corporate governance and other policies that are related to the nomination and service of directors, including its Selection Process for New Director Candidates, Code of Business Conduct for Directors and Ethics, and Affiliate Transaction Policy. If such nominee resigns, dies or is removed at any time prior to the 2012 Annual Meeting of Stockholders of Key and at that time ArcLight Energy Partners Fund III, L.P. (“ArcLight”) Beneficially Owns Key Shares representing at least 5% of the issued and outstanding shares of Key Common Stock, OFS ES will have the right to designate a nominee to be appointed by the Key Board to fill such vacancy; provided that such director shall at all times meet the definition of “independent director” as set forth in the marketplace rules of the New York Stock Exchange and the nomination of such director shall satisfy Key’s corporate governance and other policies that are related to the nomination and service of directors, including its Selection Process for New Director Candidates, Code of Business Conduct for Directors and Ethics, and Affiliate Transaction Policy and provided that nothing in this Section 5.22 shall be construed to limit the fiduciary duties of the Key Board under the Maryland General Corporation Law. Prior to being appointed to the Key Board, (i) any OFS ES nominee shall enter into a letter agreement with Key, reasonably satisfactory to Key, whereby such nominee resigns, subject to the Key Board’s discretion to decide not to accept such resignation, if at any time after the Closing Date ArcLight no longer Beneficially Owns Key Shares representing at least 5% of the issued and outstanding shares of Key Common Stock, and (ii) ArcLight shall enter into a letter agreement with Key whereby, if at any time after the Closing Date, ArcLight no longer Beneficially Owns Key Shares representing at least 5% of the issued and outstanding shares of Key Common Stock, ArcLight shall promptly notify Key of such event (but in any event within three (3) business days after such event).
Section 5.23 Insurance Arrangements.
(a) The members of the Seller Group are the primary named insureds with respect to all insurance coverage applicable to the Business for periods prior to Closing. Buyers and Sellers agree that, upon Closing, all insurance coverage provided in relation to the Business pursuant to any such policies shall be terminated, provided that the Subsidiaries shall retain the benefit of the policies of insurance in relation to liabilities for events occurring prior to Closing but in respect of which no claim has yet arisen at the time of Closing. Sellers agree to be responsible for, and to pay, any liabilities arising from final audits under all such policies, and Sellers shall indemnify Buyers with respect to any such liabilities.
(b) Sellers shall use commercially reasonable efforts to cause Buyers to be named as additional insured persons under each liability policy of insurance with coverage applicable to the Business that is in effect as of the Closing Date, but only with respect to claims arising from events occurring prior to the Closing Date. Sellers shall cause to be delivered to Buyers evidence of such additional insured status.

(c) Buyers and Sellers agree that, upon the request of Buyers, any claims made under the insurance policies applicable to the Business maintained by Sellers and referred to in Section 5.23(a) in respect of the Business shall be administered and collected by Sellers (or by a claims handler appointed by Sellers) on behalf of Buyers. Buyers shall cooperate with Sellers to enable Sellers to comply with the requirements of the relevant insurer, and Buyers shall provide such information and assistance as Sellers may reasonably request in connection with any such claim. Sellers shall pursue claims on behalf of Buyers or the Subsidiaries for recovery in respect of the policies attributable to the Business as requested by Buyers. Any monies received by Sellers as a result of such claims and allocable to the Business shall be paid over to the Subsidiaries or Buyers, net of all reasonable costs and expenses of recovery (including all reasonable handling and collection charges by any claims handler appointed by Sellers). Buyers agree to reimburse Sellers for any deductibles, payments following reservations of rights or similar payments relating to the Subsidiaries that are billed to Sellers as the holder of the policy in connection with the type of claims described in this paragraph, and Buyers shall indemnify Sellers with respect to any such amounts.
Section 5.24 Sellers’ Commitments.
Schedule 5.24 lists Sellers’ Commitments for the benefit of the Subsidiaries with respect to the Business as of the date of this Agreement. Among the Commitments, members of the Seller Group maintain one or more facilities with financial institutions that provide for issuance of letters of credit or bank guarantees for benefit of the Subsidiaries (the “Letters of Credit”). Following the Closing, Buyers agree that they will use commercially reasonable efforts (i) to cause the parties holding the Letters of Credit to release to Sellers or cancel the Letters of Credit and (ii) to cause the Commitments listed on Schedule 5.24 (other than Letters of Credit) to be replaced and cause the beneficiaries of the Commitments to release Sellers from the obligations thereunder. For purposes of this Section 5.24, “Commitment” shall mean any Letters of Credit and any financial commitment or support provided by Sellers to enable one or more Subsidiaries to issue performance bonds, guarantees, bid bonds, letters of credit, bank guarantees or similar instruments or to incur indebtedness. Sellers shall provide such assistance as is reasonably requested by Buyers in connection with the foregoing.
Section 5.25 Monthly Financial Statements.
The Sellers shall deliver to Buyers, as soon as reasonably practicable, but in no event later than 30 days after the end of such period, the unaudited combined balance sheets and statements of income and cash flow of OFS ES and the Subsidiaries as of and for each month ended after the date of this Agreement until the Closing Date (collectively, the “Monthly Financial Statements”). The Monthly Statements shall be prepared on a basis consistent with the manner in which the Pro Forma Unaudited Balance Sheet was prepared, and shall be consistent with the books and records of OFS ES and the Subsidiaries.

ARTICLE VI
CLOSING
Section 6.1 Time and Place of Closing.
The closing of the Transaction (the “Closing”) will be held at 10:00 a.m. local time at the offices of Porter & Hedges, L.L.P., 1000 Main Street, 36th Floor, Houston, Texas 77002 on the date 5 business days after the later to occur of the following: (a) the termination of the waiting periods under the HSR Act, or (b) the fulfillment or waiver of the conditions set forth in Section 6.2 and Section 6.3, at such time and place as the parties shall agree, or on such other date, and at such time and place, as the parties may agree. Notwithstanding that the events under clauses (a) and (b) of the immediately preceding sentence have occurred, unless otherwise agreed to by the Buyers and Sellers in writing, if as of such time, Buyers are not completed with their Site Assessments and related environmental diligence pursuant to Section 5.1(d), the Closing shall not occur until such Site Assessments and related environmental diligence is completed to the reasonable satisfaction of Buyers, subject to the termination right of the parties set forth in Article VIII (including Section 8.1(b)). It is understood that the Closing shall be deemed to take place effective as of 12:01 a.m. local time at the place of the Closing, regardless of the time at which the Closing actually occurs on the Closing Date.
Section 6.2 Conditions to Buyers’ Obligations.
The obligations of Buyers to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that Buyers may, in their absolute discretion and to the extent legally permissible, waive any one or more of them in whole or in part:
(a) Representations, Warranties and Covenants of Sellers. (i) (A) The representations and warranties of Sellers set forth in Section 3.1(e), Section 3.1(h), Section 3.11, Section 3.16(a), shall be true, accurate and complete in all respects as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that date and (B) the representations and warranties of the Sellers set forth in Article III (other than the representations and warranties set forth in Section 3.1(e), Section 3.1(h), Section 3.11, Section 3.16(a)) shall be true, accurate and complete (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that date, except (in the case of this clause (B) only), for any failures of such representations and warranties to be so true, accurate and complete that do not constitute a Material Adverse Effect, and (ii) the covenants and agreements of Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
(b) Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, covenants, consents, approvals, waivers, authorizations, qualifications and orders required by this Agreement to be filed, made or obtained by Sellers with any Government Authority shall have been filed, made or obtained and copies thereof shall have been delivered to Buyers, and all waiting periods applicable under the HSR Act shall have expired or been terminated.

(c) No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or other Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Transaction or imposes conditions on such consummation not otherwise provided for herein.
(d) Necessary Consents. OFS ES shall have received consents, in form and substance reasonably satisfactory to Buyers, to the consummation of the Transaction from the other parties specified in Schedule 6.2(d).
(e) Termination of Agreements. The agreements set forth on Schedule 6.2(e) shall have been terminated (with evidence of such termination delivered to Buyers).
(f) Indebtedness. OFS ES shall have discharged all Closing Date Indebtedness (including all prepayment penalties and costs associated therewith) prior to or simultaneously with the Closing, and all Encumbrances securing such Indebtedness shall have been released simultaneously with the Closing and evidence of such discharge and release, in form and substance satisfactory to Buyers and their counsel, shall have been delivered to Buyers prior to or simultaneously with the Closing and any and all releases, Uniform Commercial Code termination statements and all other related or necessary documentation in connection with releasing such Indebtedness and Encumbrances shall have been delivered by OFS ES to Buyers at or prior to the Closing.
(g) Opinion of Counsel to Sellers. Buyers shall have received a legal opinion from Bracewell & Giuliani LLP, counsel to Sellers, in substantially the form attached as Exhibit D.
(h) Deliveries by Sellers. Sellers shall have delivered or shall have caused to be delivered to Buyers:
(i) true and correct copies of (x) each Governing Document respecting each member of the Seller Group that has been filed with a state official, certified by the appropriate state official, as of a date within five business days preceding the Closing Date, and (y) each Governing Document respecting each member of the Seller Group that has not been filed with a state official, certified as of the Closing Date by the Secretary or any Assistant Secretary of the such member of the Seller Group to which it relates;
(ii) existence and good standing certificates as of a recent date relating to each member of the Seller Group from the state in which such member is formed or organized, as the case may be, and all other states in which such member is qualified to do business as a foreign entity;
(iii) resolutions of the Board of Directors of Sellers, authorizing the execution and delivery of this Agreement and the other documents contemplated herein and the performance of the Transaction, certified by the Secretary or an Assistant Secretary of Sellers;
(iv) original certificates, if certificated, representing the Equity Interests, and duly executed stock powers in proper form for transfer;
(v) each Ancillary Agreement required to be duly executed and delivered by parties other than any Buyer;

(vi) a certificate attesting to the amount of unfunded capital commitments associated with the items set forth in Schedule 2.5(a)-1 and the amount of funded growth capital expenditures associated with items set forth in Schedule 2.5(a)-2;
(vii) a Secretary’s Certificate attesting to the incumbency of the officers of Sellers executing this Agreement and the Ancillary Agreements;
(viii) an Officer’s Certificate from Sellers attesting to the matters set forth in Section 6.2(a);
(ix) such other assignments, bills of sale, deeds and instruments of transfer, all in form reasonably satisfactory to Buyers, as are necessary to convey fully and effectively to Buyers the Purchased Assets in accordance with the terms hereof;
(x) a certificate of non-foreign status which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) duly executed by OFS ES;
(xi) resignations of the officers, directors and committee members of the Subsidiaries; and
(xii) such other and further certificates, assurances and documents as may reasonably be required by Buyers in connection with the consummation of the Transaction.
Section 6.3 Conditions to Sellers’ Obligations.
The obligations of Sellers to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that Sellers may, in their absolute discretion and to the extent legally permissible, waive any one or more thereof in whole or in part:
(a) Representations, Warranties and Covenants of Buyers. (i) (A) The representations and warranties of Buyers set forth in Section 4.1, Section 4.7, Section 4.8 and Section 4.11(a), shall be true, accurate and complete in all respects as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that date and (B) the representations and warranties of the Buyers set forth in Article IV (other than the representations and warranties set forth in Section 4.1, Section 4.7, Section 4.8 and Section 4.11(a)) shall be true, accurate and complete (disregarding any qualifications as to materiality or Buyer Material Adverse Effect) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that date, except (in the case of this clause (B) only), for any failures of such representations and warranties to be so true, accurate and complete that do not constitute a Buyer Material Adverse Effect, and (ii) the covenants and agreements of Buyers to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b) Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, covenants, approvals, waivers, authorizations, qualifications and orders required by this Agreement to be filed, made or obtained by Buyers with any Government Authority shall have been filed, made or obtained and copies thereof shall have been delivered to Sellers, and all waiting periods applicable under the HSR Act shall have expired or been terminated.
(c) No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or other Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Transaction or imposes conditions on such consummation not otherwise provided for herein.
(d) Opinion of Counsel to Buyers. Sellers shall have received a legal opinion from Porter & Hedges LLP and Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Buyers, in substantially the form attached as Exhibit E.
(e) Listing of Key Shares. The Key Shares shall have been listed or authorized for listing on the New York Stock Exchange, subject to official notice of issuance.
(f) Deliveries by Buyers. Buyers shall have delivered or shall have caused to be delivered to Sellers:
(i) true and correct copies of (x) each Governing Document respecting each Buyer that has been filed with a state official, certified by the appropriate state official, as of a date within five business days preceding the Closing Date, and (y) each Governing Document respecting each Buyer that has not been filed with a state official, certified as of the Closing Date by the Secretary or any Assistant Secretary of the Buyer to which it relates;
(ii) existence and good standing certificates as of a recent date relating to each Buyer from the state in which such member is formed or organized, as the case may be;
(iii) resolutions of the Board of Directors of Buyers authorizing the execution and delivery of this Agreement and the performance of the Transaction, certified by the Secretary or any Assistant Secretary of Buyers;
(iv) each Ancillary Agreement required to be duly authorized and delivered by any party other than any Seller;
(v) a Secretary’s Certificate attesting to the incumbency of the officers of Buyers executing this Agreement and the Ancillary Agreements;
(vi) an Officer’s Certificate from Buyers attesting to the matters set forth in Section 6.3(a);

(vii) such other instruments executed by Key Texas, in form and substance reasonably satisfactory to Sellers, pursuant to which Key Texas assumes the Assumed Liabilities;
(viii) one or more certificates representing the Key Shares, registered in the name of OFS ES; and
(ix) such other and further certificates, assurances and documents as may reasonably be required by Sellers in connection with the consummation of the Transaction.
Section 6.4 Contemporaneous Effectiveness.
All acts and deliveries prescribed by this Article VI, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of such acts or deliveries has occurred.
ARTICLE VII
SURVIVAL; INDEMNIFICATION
Section 7.1 Survival.
Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained in this Agreement or any certificate delivered hereunder shall survive the Closing and shall remain in full force and effect for a period of 12 months after the Closing Date and the covenants and agreements of the parties shall survive the Closing and shall remain in full force and effect until fully performed; provided that (a) the representations and warranties set forth in Section 3.3 (Environmental Matters) shall expire on the third anniversary of the Closing Date, (b) the representations and warranties set forth in Section 3.12 (Taxes) and Section 3.10 (Labor and Employment Matters; ERISA) shall expire 10 days after the expiration of the applicable statute of limitations, and (c) the representations and warranties set forth in Section 3.1 (Organization, Good Standing, Authority and Capitalization), Section 3.4 (Ownership of Assets), Section 4.1 (Organization and Authority) and Section 4.8 (Valid Shares) shall survive for the maximum period allowed by law. Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnification being sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written notice of the inaccuracy or breach of such representation or warranty shall have been given to the party against whom such indemnification may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice. The representations and warranties will not be affected or reduced as a result of any investigation or knowledge of any of the parties.

Section 7.2 Indemnification.
(a) Indemnification by Sellers. Sellers hereby, jointly and severally, agree to indemnify and hold Buyers, the Subsidiaries and their respective affiliates, officers, directors, and employees and their heirs, successors and assigns, as the case may be, (collectively, “Buyer Indemnified Parties”) harmless from any and all Indemnifiable Damages which any such person may suffer or incur by reason of:
(i) the breach of any of the covenants or agreements made by Sellers in this Agreement or any certificate delivered by Sellers hereto;
(ii) the breach of any of the representations or warranties made by Sellers in this Agreement or any certificate delivered by Sellers hereto;
(iii) all Excluded Liabilities;
(iv) all Pre-Closing Service Matters;
(v) obligations or expenses of the Subsidiaries in connection with the Transaction, including legal and accounting fees and expenses and brokerage and finders’ fees due including obligations of any Subsidiary under its agreements and arrangements with Simmons;
(vi) all obligations of the Subsidiaries in respect of Closing Date Indebtedness;
(vii) the environmental matters set forth on Schedule 7.2(a)(vii) (the “Specified Pre-Signing Environmental Matters”);
(viii) any Environmental Condition or SWD Defect identified by Buyers pursuant to Section 5.1(d), as set forth on Schedule 7.2(a)(viii) (which matters shall not be duplicative of the Specified Pre-Signing Environmental Matters) (the “Specified Pre-Closing Environmental Matters”), which schedule shall be delivered to Sellers by Buyers not less than three (3) business days prior to Closing;
(ix) the matters set forth on Schedule 7.2(a)(ix); and
(x) all Seller Indemnified Tax Liabilities.
For purposes of determining whether any Buyer Indemnified Party is entitled to indemnification under this Section 7.2(a) and in calculating the amount of Indemnifiable Damages, the parties shall ignore (i) any requirement in any representation or warranty contained herein that an event or fact be material, have a Material Adverse Effect or otherwise have a material adverse effect on Sellers or the Business, taken as a whole, and (ii) any other reference to materiality contained in any such representation or warranty.
(b) Indemnification by Buyers. Buyers hereby, jointly and severally, agree to indemnify and hold Sellers and their respective affiliates, officers, directors and employees, and their heirs, successors and assigns as the case may be (collectively, “Seller Indemnified Parties”), harmless from any and all Indemnifiable Damages which any such person may suffer or incur by reason of:
(i) the breach of any of the covenants or agreements made by Buyers in this Agreement or any certificate delivered by Buyers hereto;
(ii) the breach of any of the representations or warranties made by Buyers in this Agreement or any certificate delivered by Buyers hereto;

(iii) all Assumed Liabilities; and
(iv) all Buyer Indemnified Tax Liabilities.
(c) Third-Party Claims. If any claim or demand is asserted against an indemnified party by a third party with respect to any matter under the indemnities set forth in Section 7.2(a) or Section 7.2(b) (other than Seller Indemnified Tax Liabilities and Buyer Indemnified Tax Liabilities) (a “Third Party Claim”), the indemnified party shall promptly give written notice and details thereof (the “Claim Notice”), including copies of all pleadings and the pertinent documents, to the indemnifying party or parties, as the case may be (“Indemnitor”).
(i) The Indemnitor shall have the right, exercisable upon written notice given within 20 days after receipt of the Claim Notice, to conduct and control (subject to the limitations set forth below), through counsel reasonably satisfactory to the indemnified party, the defense, compromise or settlement of any such Third Party Claim as to which indemnification will be sought by any indemnified party from any Indemnitor hereunder, and in any such case the indemnified party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the indemnified party shall have the right to participate in such defense at its own expense; provided, further, that the Indemnitor shall not be entitled to assume control of the defense (unless otherwise agreed to in writing by the indemnified party) and shall pay the reasonable fees and expenses of one counsel for all indemnified parties in any one jurisdiction with respect to any Third Party Claim if (A) the Third Party Claim relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (B) the Third Party Claim is against customers or vendors with which the indemnified party does business if the defense or manner of defense of such Third Party Claim would reasonably be expected to be adverse to the future business prospects of the indemnified party; (C) the Third Party Claim seeks an injunction or equitable relief against the indemnified party; (D) the indemnified party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the indemnified party; or (E) the defense, settlement or other action or omission with respect to such Third Party Claim could reasonably be expected to have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the indemnified party. Notwithstanding the foregoing, the indemnified party shall have the right to pay, settle or compromise any such Third Party Claim, provided that in such event the indemnified party shall waive any right to indemnity therefor hereunder.
(ii) If (A) the Indemnitor does not assume control of the defense of a Third Party Claim pursuant to clause (i) above within 20 days after receiving written notice from the indemnified party or (B) the Indemnitor assumes control of the defense of a Third Party Claim pursuant to clause (i) above and fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the indemnified party or if the indemnified party reasonably believes the Indemnitor has failed to take such steps or if the Indemnitor has not undertaken fully to indemnify the indemnified party in respect of all Indemnifiable Damages relating to the matter, then the indemnified party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the expense of defense or settlement as an indemnity claim; provided, however, that the Indemnitor shall not be liable for the costs and expenses of more than one counsel with respect to any one Third Party Claim for all indemnified parties in any one jurisdiction; provided, further, that the indemnified party shall not compromise or settle any such Third Party Claim without the prior written consent of the Indemnitor (which shall not be unreasonably withheld, conditioned or delayed). The indemnified party shall also have the right, exercisable in good faith, to take such action as may be necessary to avoid a default judgment prior to the assumption of the defense of any Third Party Claim by the Indemnitor and any expenses incurred by so acting shall be paid by the Indemnitor; provided, that such Third Party Claim is a proper claim for indemnification hereunder. Notwithstanding anything in this Section 7.2 to the contrary, without the prior written consent of the indemnified party, the Indemnitor will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the indemnified party which is not being paid contemporaneously by the Indemnitor, or which provides for injunctive or other non-monetary relief applicable to the indemnified party, or does not include an unconditional release of all indemnified parties.
(d) Direct Claims. With respect to all claims other than Third Party Claims, the Indemnitor shall promptly pay or reimburse the indemnified party in respect of any claim or liability for Indemnifiable Damages to which the foregoing indemnities relate after receipt of written notice from the indemnified party outlining with reasonable particularity the nature and amount of the claim(s). All claims for indemnity hereunder must be submitted as promptly as practicable by the indemnified party to the Indemnitor. In the event the Indemnitor fails or refuses to make payment for such claims within a period of 20 days from the date of notice to the Indemnitor, the indemnified party shall be entitled to exercise all legal remedies available to it under this Agreement.
(e) Notice of Claims. A failure to give timely notice or to include any specified information in any notice as provided in Sections 7.2(c) and 7.2(d) will not affect the rights or obligations of any party hereunder except, and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.
(f) Access and Information. With respect to any Third Party Claim as to which Indemnitor has taken control pursuant to Section 7.2(c)(i) above, the indemnified party will give to the Indemnitor and its counsel, accountants and other representatives reasonable access, during normal business hours and upon the giving of reasonable prior notice, to its books and records relating to such claims, and to its employees, accountants, counsel and other representatives, all without charge to the Indemnitor, except for reimbursement of reasonable out-of-pocket expenses. If a claim for indemnification is made hereunder, the indemnified party agrees to maintain any of its books and records then in its possession which may relate to such claim for such period of time as may be necessary to resolve such claim.

(g) Monetary Limitations on Indemnification.
(i) Sellers shall not be obligated hereunder to indemnify any Buyer Indemnified Parties with respect to any Indemnifiable Damages as to which such persons are otherwise entitled to indemnification pursuant to Section 7.2(a)(ii), Section 7.2(a)(iv), Section 7.2(a)(vii), Section 7.2(a)(viii) and Section 7.2(a)(ix) unless and until the aggregate amount of Indemnifiable Damages exceeds the General Basket Amount, and thereafter Buyer Indemnified Parties shall be entitled to indemnity hereunder only with respect to any such amounts in excess of the General Basket Amount; provided that such limitation shall not apply to Indemnifiable Damages based on a breach of a representation or warranty set forth in Section 3.1 (Organization, Good Standing, Authority and Capitalization), Section 3.4(a) (Real Property), Section 3.4(d) (Personal Property) and Section 3.12 (Taxes).
(ii) The maximum aggregate obligation of Sellers to indemnify any Buyer Indemnified Parties with respect to any Indemnifiable Damages as to which such persons are otherwise entitled to indemnification (A) pursuant to Section 7.2(a)(ii) shall not exceed Two Hundred Fifty Million Dollars ($250,000,000) with respect to Indemnifiable Damages based on a breach of a representation or warranty set forth in Section 3.1 (Organization, Good Standing, Authority and Capitalization), Section 3.4(a) (Real Property) and Section 3.4(d) (Personal Property), (B) pursuant to Section 7.2(a)(ii), Section 7.2(a)(vii) and Section 7.2(a)(viii) shall not exceed, in the aggregate, Ninety Million Dollars ($90,000,000) with respect to Indemnifiable Damages based on a breach of a representation or warranty set forth in Section 3.3 (Environmental Matters) and Section 3.10 (Labor and Employment Matters; ERISA), for Specified Pre-Signing Environmental Matters and for Specified Pre-Closing Environmental Matters, respectively, (C) pursuant to Section 7.2(a)(ii) shall be unlimited with respect to Indemnifiable Damages based on a breach of a representation or warranty set forth in Section 3.12 (Taxes) and (D) pursuant to Section 7.2(a)(ii), Section 7.2(a)(iv) and Section 7.2(a)(ix) shall not exceed Twenty-Five Million Dollars ($25,000,000) with respect to Indemnifiable Damages for any other breach of a representation or warranty, for Pre-Closing Service Matters and for the matters set forth on Schedule 7.2(a)(ix), respectively; provided that, with respect to Indemnifiable Damages for indemnification pursuant to clause (B) in this clause (ii), subject to the limitation contained in Section 7.2(g)(i) above and the aggregate limit set forth in clause (B) of this clause (ii), Sellers and Buyers shall contribute and share in each item of Indemnifiable Damages pursuant to such clause (B) as follows:

Period During Which Notice of a Claim
for Indemnification is Given	Relative Obligations
Beginning with the Closing Date through the first anniversary of the Closing Date	Sellers shall bear 100% and Buyers shall bear 0% of each item of Indemnifiable Damages
Beginning after the first anniversary of the Closing Date through the second anniversary of the Closing Date	Sellers shall bear 75% and Buyers shall bear 25% of each item of Indemnifiable Damages
After the second anniversary of the Closing Date	Sellers shall bear 50% and Buyers shall bear 50% of each item of Indemnifiable Damages

(iii) The liability of either Sellers or Buyers under this Section 7.2 shall (A) be offset dollar for dollar by any cash recovery actually made (net of reasonable out-of-pocket expenses incurred in obtaining such recovery and, in the case of insurers, the amount of any retrospective or other current increase in premium that is directly attributable to the payment of such cash recovery) by the Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, from any unaffiliated third party (including insurers) on account of the item of Indemnifiable Damages involved (and no right of subrogation shall accrue to any such third party), and (B) be offset by any Tax benefit (net of Taxes, the reasonable out-of-pocket expenses incurred in obtaining such benefit and any Tax detriment) inuring to the indemnified party therefrom and realized in the taxable year in which the Indemnifiable Damages were incurred. The parties hereto agree to pursue diligently and in good faith any recovery from any such third party with respect to any item of Indemnifiable Damages involved unless such party determines that the pursuit of such recovery would not be likely to result in any substantial net recovery, but payments for Indemnifiable Damages shall not be postponed pending any such receipts or recoveries. Any such receipts or recoveries received by an indemnified party after a payment for Indemnifiable Damages shall be promptly paid over to the Indemnitor in an amount not to exceed the amount paid by the Indemnitor to the indemnified party with respect to such item of Indemnifiable Damages.
(iv) The maximum aggregate obligation of Buyers to indemnify any Seller Indemnified Parties with respect to any Indemnifiable Damages as to which such persons are otherwise entitled to indemnification pursuant to Section 7.2(b)(ii) shall not exceed Seventy-Five Million Dollars ($75,000,000).
(v) Notwithstanding anything in this Agreement to the contrary, none of the foregoing limitations shall apply in the case of fraud, criminal activity, or intentional misconduct.

(h) Other Limitations on Indemnification.
(i) IN NO EVENT SHALL SELLERS BE LIABLE TO THE BUYER INDEMNIFIED PARTIES FOR PUNITIVE, REMOTE OR SPECULATIVE DAMAGES, AND IN NO EVENT SHALL BUYERS BE LIABLE TO THE SELLER INDEMNIFIED PARTIES FOR PUNITIVE, REMOTE OR SPECULATIVE DAMAGES; PROVIDED THAT THESE LIMITATIONS SHALL NOT APPLY TO PUNITIVE, REMOTE OR SPECULATIVE DAMAGES PAYABLE TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM OR THAT ARISE FROM FRAUD OR INTENTIONAL MISREPRESENTATION.
(ii) Anything in this Agreement to the contrary notwithstanding, no claim may be asserted and no action may be commenced against an Indemnitor for breach of any covenant or agreement contained herein, unless written notice of such claim or action is received by the Indemnitor, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action.
(i) Manner of Payment. Any indemnification of the Buyer Indemnified Parties or the Seller Indemnified Parties pursuant to this Article VII shall be effected by wire transfer of immediately available funds from the Sellers or the Buyers, as the case may be, to an account designated in writing by the applicable Buyer Indemnified Party or Seller Indemnified Party, as the case may be, within fifteen (15) days after the determination thereof; provided, however, indemnification of the Buyer Indemnified Parties may first be effected by retention of all or a portion of the Holdback Shares by the Buyers at a per share value equal to the Ten Day VWAP immediately preceding the date of such payment.
Section 7.3 Exclusive Remedy.
(a) Exclusivity. Each of the parties hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or intentional misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) relating to the covenants and agreements contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII; provided, that any party may exercise any and all remedies it may have at law or in equity in the event of a breach by the other party of its payment obligations established pursuant to Section 7.2. In furtherance of the foregoing and subject to the foregoing proviso, each of the parties hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims or causes of action arising from fraud, criminal activity or intentional misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) it may have against another party (but not contribution, indemnity or other rights it may have against third parties), arising under or based upon (i) any breach of an express or implied representation or warranty whether or not contained in either Article III or Article IV of this Agreement, (ii) any federal, state or local statute, law, ordinance, rule or regulation and (iii) any other rights, claims or causes of action arising under or based upon common law or otherwise with respect to the representations, warranties, covenants and agreements contained in or otherwise made in connection with this Agreement.

(b) Injunctive Relief. Notwithstanding Section 7.3(a), nothing contained in this Section 7.3 shall prevent any party hereto from seeking and obtaining injunctive relief against the other party’s activities in breach of this Agreement.
Section 7.4 Adjustment to Purchase Price.
Any payment by Buyers or Sellers under this Article VII shall, to the extent such payment can be properly so characterized under applicable Tax law, be treated by the parties as an adjustment to the Purchase Price.
Section 7.5 Continuing Indemnification of Directors and Others.
(a) Scope. From the Closing Date until the sixth anniversary of the Closing Date, Buyers agree to cause the Subsidiaries to honor the provisions in their respective Governing Documents, in the forms delivered to Buyers pursuant to Section 6.2(h)(i) at the Closing, relating to the exculpation or indemnification of officers, directors, employees or agents (the “E&I Provisions”) who held any such position on or prior to the Closing Date (collectively, the “E&I Indemnitees”), it being the intent of the parties that the E&I Indemnitees who held any such position on or prior to the Closing Date shall continue to be entitled to the benefit of the E&I Provisions with respect to all periods through the Closing Date to the fullest extent permitted by applicable law.
(b) Insurance. Prior to the Closing Date, Buyers shall procure (with Buyers and Sellers to bear equally the cost thereof), a six-year “tail” prepaid policy for the benefit of the E&I Indemnitees of at least equivalent coverage containing terms and conditions which are no less advantageous with respect to matters occurring on or prior to Closing Date than the similar policies of insurance maintained by the members of the Seller Group on the date hereof. Sellers shall provide such assistance as is reasonably requested by Buyers in connection with the foregoing. The provisions of this Section 7.5(b) are expressly intended to benefit each of the E&I Indemnitees.
(c) No Release. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any member of the Seller Group or any of their respective E&I Indemnitees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims under such policies.
Section 7.6 EXPRESS NEGLIGENCE.
THE INDEMNITIES SET FORTH IN THIS ARTICLE VII ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS’ EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTIES. THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNITY OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.

ARTICLE VIII
TERMINATION
Section 8.1 Termination.
This Agreement may be terminated at any time prior to Closing by:
(a) the mutual written consent of Sellers and Buyers;
(b) either Sellers or Buyers if the Closing has not occurred by the close of business on September 30, 2010 (the “Outside Date”); provided, however, that the Outside Date shall at the election of Buyers, be extended to November 1, 2010, if from the date hereof to the Outside Date, Buyers (i) have been diligently pursuing the Site Assessments and such Site Assessments have not been completed by the Outside Date and (ii) continue to diligently pursue the completion of the Site Assessments during such extension period; provided further, that the failure to consummate the Transaction on or before such date did not result solely from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment on its part provided for herein prior to Closing;
(c) the Sellers, if at any time prior to the Closing Date, (i) there shall be a breach of any representation or warranty by either Buyer in this Agreement that would cause a failure of the condition set forth in clause (i) of Section 6.3(a), or (ii) there shall be a breach by either Buyer of any of its covenants or agreements contained in this Agreement that would cause a failure of the condition set forth in Section 6.3(a)(ii), in each case, provided, that such breach is continuing at the time of termination and is incapable of being cured or has not been cured by the Buyers within the earlier of (i) the Outside Date or (ii) twenty (20) days after written notice from the Sellers of such breach; provided, however, the Sellers shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if either Seller is then in material breach of this Agreement;
(d) the Buyers, if at any time prior to the Closing Date, (i) there shall be a breach of any representation or warranty of either Seller in this Agreement that would cause a failure of the condition set forth in clause (i) of Section 6.2(a), or (ii) there shall be a breach by either Seller of any of its covenants or agreements contained in this Agreement that would cause a failure of the condition set forth in Section 6.2(a)(ii), in each case, provided, that such breach is continuing at the time of termination and is incapable of being cured or has not been cured by Sellers within the earlier of the Outside Date or twenty (20) days after written notice from the Buyers of such breach; provided, however, the Buyers shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if either Buyer is then in material breach of this Agreement; and

(e) either Sellers or Buyers, if at any time prior to the Closing Date, Buyers identify a Potentially Material Environmental Condition pursuant to the Phase I ESAs or the Site Assessments as described in Section 5.1(d); provided, however, the terminating party shall provide the non-terminating party not less than ten (10) days prior written notice of its intent to terminate the Agreement under this clause (e); provided, further, during such 10-day period, the parties shall endeavor in good faith to reach agreement on appropriate adjustments to the terms of the Transaction (including adjustments to the Purchase Price or the Purchased Assets) to enable a Closing to occur notwithstanding the existence of such Potentially Material Environmental Condition. Such written notice shall contain a description of the matter constituting the alleged Potentially Material Environmental Condition, supporting documents available to Buyers reasonably necessary for Sellers to verify the existence of the alleged Potentially Material Environmental Condition, and a proposed Remedial Action to address the Potentially Material Environmental Condition (including an associated cost estimate).
Section 8.2 Procedure and Effect of Termination.
In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the Transaction shall be abandoned without further action by the parties hereto, except that the provisions of this Section 8.2, Section 5.6, Article IX and the Confidentiality Agreement shall survive the termination of this Agreement and except that such termination shall not relieve any party hereto of any liability for (i) fraud, or intentional or willful misrepresentation, breach or misconduct or (ii) any breach of its covenants and agreements under this Agreement occurring prior to such termination.
Section 8.3 Wrongful Termination.
Notwithstanding anything to the contrary in this Agreement, if a party terminates this Agreement other than in accordance with its terms, that party shall be liable for any Indemnifiable Damages caused thereby.
ARTICLE IX
MISCELLANEOUS
Section 9.1 Counterparts.
This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and originals or facsimile counterparts thereof have been delivered to the other party.
Section 9.2 Governing Law.
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE) AS TO ALL MATTERS INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

Section 9.3 No Third Party Beneficiaries.
Nothing in this Agreement or any Ancillary Agreement, whether expressed or implied, is intended or shall be construed to confer upon or give to any person, other than the parties hereto, the Seller Indemnified Parties, the Buyer Indemnified Parties and the E&I Indemnitees, any rights, remedies or other benefits under or by reason of this Agreement.
Section 9.4 Entire Agreement.
This Agreement, the Disclosure Schedule, the Exhibits hereto, the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement among the parties with respect to the subject matter hereof, and there are no agreements, understandings, representations and warranties between the parties other than those set forth or referred to herein. Each of the parties further represents and warrants that, in executing and delivering this Agreement, it has not relied on any statement or representation made by any legal counsel or investment advisor to or other agent of the other party to this Agreement.
Section 9.5 Expenses.
Except as otherwise specifically set forth in this Agreement, whether or not the Transaction is consummated, all legal and other costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the party incurring such costs and expenses, and OFS ES shall assume and pay any obligations and expenses incurred by any member of the Seller Group in connection with the Transaction.
Section 9.6 Notices.
All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service, or to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.
Notices to Sellers shall be addressed to:
OFS Holdings, LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, Massachusetts 02117
Attention: Carter Ward
Facsimile: (617) 867-4698
with a copy (which shall not constitute notice) to:
ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, Massachusetts 02117
Attention: General Counsel
Facsimile: (617) 867-4698

and:
Bracewell & Giuliani LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attention: Steven R. Tredennick
Telecopier: (713) 222-3236
or at such other address and to the attention of such other person as either Seller may designate by written notice to Buyers.
Notices to Buyers shall be addressed to:
Key Energy Services, Inc.
1301 McKinney, Suite 1800
Houston, Texas 77010
Attention: General Counsel
Telecopier: (713) 651-4559
with a copy (which shall not constitute notice) to:
Porter & Hedges, L.L.P.
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention: William W. Wiggins, Jr.
               E. James Cowen
Telecopier: (713) 226-6227
or to such other address and to the attention of such other person as Buyers may designate by written notice to Sellers.
Section 9.7 Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party to this Agreement may assign its rights prior to the Closing or delegate its obligations under this Agreement without the express prior written consent of the other party to this Agreement, except that the rights of Buyers hereunder may be assigned prior to the Closing, without the consent of Sellers, to one or more persons all of the outstanding Equity Securities of which is owned or controlled by Buyers or to one or more general or limited partnerships or limited liability companies owned or controlled by Buyers but only insofar as (a) such assignment shall not result in Buyers or Sellers having to amend its respective Notification and Report Form filed under the HSR Act in connection with the Transaction, (b) the assignee shall assume in writing all of Buyers’ obligations to Sellers hereunder, (c) Buyers shall not be released from any of their obligations hereunder by reason of such assignment, including the obligation to issue the Key Shares, and (d) Sellers’ obligations under this Agreement shall be subject to the delivery by such assignee, on or prior to the Closing Date, of a certificate signed on its behalf containing representations and warranties similar to those made by Buyers in Article IV. Following the Closing, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

Section 9.8 Amendments and Waivers.
This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision of this Agreement. The waiver by a party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.
Section 9.9 Severability of Provisions.
If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to either party. Upon any such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as practicable in an acceptable manner to the end that the Transaction is fulfilled to the maximum extent practicable.
Section 9.10 Consent to Jurisdiction.
THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN HARRIS COUNTY, TEXAS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREE THAT, EXCEPT WITH RESPECT TO THE MATTERS REFERENCED HEREIN WHERE DISPUTES SHALL BE RESOLVED BY NON-JUDICIAL PROCEEDINGS, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A COURT.
Section 9.11 Waiver of Jury Trial.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY ANY PARTY HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTION.
Section 9.12 Joint Preparation.
Buyers and Sellers have jointly prepared this Agreement.
Section 9.13 Time.
Time is of the essence in the performance of this Agreement.

Section 9.14 Specific Performance.
The parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, subject to Section 7.3(b), the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any arbitrator or court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Nothing in this Section 9.14 shall be construed as a waiver of the obligation to post a bond in order to secure the issuance of a decree of specific performance.
[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by Buyers and Sellers as of the date first above written.

SELLERS: OFS HOLDINGS, LLC
By:	/s/ Daniel R. Revers
	Name:	Daniel R. Revers
	Title:	Chairman

OFS ENERGY SERVICES, LLC
By:	/s/ Daniel R. Revers
	Name:	Daniel R. Revers
	Title:	Chairman

BUYERS: KEY ENERGY SERVICES, INC.
By:	/s/ Newton W. Wilson III
	Name:	Newton W. Wilson III
	Title:	Executive Vice President and Chief Operating Officer

KEY ENERGY SERVICES, LLC
By:	/s/ Newton W. Wilson III
	Name:	Newton W. Wilson III
	Title:	President

EXHIBIT A
ADOPTION AGREEMENT
THIS ADOPTION AGREEMENT (this “Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of the Purchase and Sale Agreement dated as of July 23, 2010 (the “Purchase Agreement”), among OFS Holdings, LLC, a Delaware limited liability company, OFS Energy Services, LLC, Key Energy Services, Inc., a Maryland corporation (“Key”), and Key Energy Services, LLC, a Texas limited liability company. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement. By the execution of this Agreement, the Transferee represents and warrants, and acknowledges and agrees as follows:
1. The Transferee is acquiring                      Key Shares (the “Transferred Shares”) as a Permitted Transferee in accordance with the terms of the Purchase Agreement. The Transferee is acquiring the Transferred Shares for investment for its own account and not with a view to participating directly or indirectly in any resale, distribution or underwriting thereof in violation of the Securities Act, or applicable state securities laws, and the Transferee will not offer or sell the Transferred Shares in violation of the Securities Act or applicable state securities laws. The Transferee understands that the Transferred Shares have not been registered under the Securities Act or under applicable state securities laws, are being transferred in reliance upon federal and state exemptions for transactions not involving any public offering and may not be sold, transferred, assigned, pledged or otherwise transferred or disposed of unless there is an effective registration statement under the Securities Act covering such securities and the securities have been qualified or registered under applicable state securities laws or an exemption from the registration requirements of the Securities Acts and such laws is available. The Transferee also understands that certificates representing the Transferred Shares shall bear an appropriate legend regarding the restrictions on transfer and Key shall order any transfer agent it may appoint to stop the transfer thereof absent compliance with such restrictions.
2. The Transferee is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. The Transferee acknowledges that (i) Key files annual, quarterly and current reports, proxy statements and other information with the SEC and that Key has made available to the Transferee copies of such reports, statements and other filings, and any exhibits thereto and (ii) the Transferee has been provided an opportunity to ask questions and receive answers from Key concerning the terms and conditions of the transfer of the Transferred Shares and to obtain any additional information which Key possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of any information furnished with said transfer. The Transferee is experienced in evaluating and investing in securities of companies such as Key and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Key Shares. The Transferee has not received any general solicitation or general advertisement in connection with the transactions contemplated by this Agreement.

Exhibit A, Page 1

3. The Transferee has not looked to, or relied in any manner upon, Key or any of its affiliates, directors, officers, employees, or other representatives for advice about tax, financial, or legal consequences of an investment in the Transferred Shares, and none of Key or any of Key’s affiliates, directors, officers, employees, or other representatives has made or is making any representations to the Transferee about, or guaranties of, tax, financial, or legal outcomes of an investment in the Transferred Shares. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN ANY OFFERING MEMORANDA, MANAGEMENT PRESENTATIONS OR OTHER MATERIALS THAT MAY HAVE BEEN PROVIDED TO THE TRANSFEREE ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF KEY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR OTHER REPRESENTATIVES.
4. The Transferee agrees to be bound by the terms and conditions of Section 5.19 of the Purchase Agreement and Exhibit C thereto (collectively, the “Adopted Provisions”) and agrees that the Adopted Provisions shall be binding upon and inure to the benefit of the heirs, legatees, devisees, legal representatives, successors and permitted assigns of the Transferee.
5. The Transferee acknowledges receipt of a true and correct copy of the Adopted Provisions and further acknowledges that it has read Adopted Provisions and understands and agrees to abide by all terms, covenants, conditions, limitations, restrictions and provisions contained in the Adopted Provisions.

Very truly yours,

Sign:
Print Name:
Date:

Acknowledged and accepted by:
Key Energy Services, Inc.

By:
Name:
Title:

Exhibit A, Page 2

EXHIBIT B
BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of                     , 2010, is among OFS Holdings, LLC, a Delaware limited liability company (“OFS Holdings”), OFS Energy Services, LLC, a Delaware limited liability company (“OFS ES”, and together with OFS Holdings, “Sellers”), Key Energy Services, Inc., a Maryland corporation (“Key”), and Key Energy Services, LLC, a Texas limited liability company (“Key Texas”, and together with Key, “Buyers”). This Agreement is being executed and delivered pursuant to the terms of that certain Purchase and Sale Agreement, dated as of July 23, 2010 (the “Purchase Agreement”), among Buyers and Sellers. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.
RECITALS
WHEREAS, the Purchase Agreement provides, among other things, for (i) OFS ES’ sale, transfer, conveyance, assignment and delivery to Key, and Key’s purchase, acquisition and acceptance of the Equity Interests (ii) Sellers’ sale, transfer, conveyance, assignment and delivery to Key Texas, and Key Texas’ purchase, acquisition, and acceptance of the Incidental Assets, and (iii) Key Texas’ assumption of the Assumed Liabilities.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein and in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto promise and agree as follows:
1. OFS ES hereby sells, transfers, conveys, assigns and delivers to Key, and Key hereby purchases, acquires and accepts from OFS ES, all of the Equity Interests free and clear of all Encumbrances, in accordance with the terms of the Purchase Agreement.
2. Sellers hereby sell, transfer, convey, assign and deliver to Key Texas, and Key Texas hereby purchases, acquires and accepts from Sellers all of the Incidental Assets, free and clear of all Encumbrances, other than Permitted Inchoate Tax Liens, in accordance with the terms of the Purchase Agreement.
3. In partial consideration for the Incidental Assets transferred by Sellers to Key Texas hereunder, Key Texas hereby assumes and agrees to perform the liabilities and obligations of all of the Assumed Liabilities, subject to the terms and conditions contained in the Purchase Agreement.
4. From time to time following the Closing, Sellers shall execute and deliver to Buyers such other instruments of conveyance and transfer as Buyers may reasonably request or as may be otherwise necessary to more effectively transfer, convey and assign to, and vest in, Buyers and put Buyers in possession of, any part of the Purchased Assets, any assets of the Subsidiaries or any other assets owned by any member of the Seller Group or any of their affiliates that comprise a part of the Business, and Key Texas shall execute and deliver to Sellers such other instruments of assumption as Sellers may reasonably request to evidence Key Texas’ assumption of the Assumed Liabilities.

Exhibit B, Page 1

5. Nothing in this Agreement, whether expressed or implied, is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.
6. The parties hereto hereby recognize and confirm that their execution of this Agreement shall not modify the rights and obligations of Sellers and Buyer under the Purchase Agreement. This Agreement is subject and subordinate to all of the terms and provisions of the Purchase Agreement, and to the extent of any conflict between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall prevail.
7. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE) AS TO ALL MATTERS INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.
8. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision of this Agreement. The waiver by a party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.
9. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and originals or facsimile counterparts thereof have been delivered to the other party.
[Signature Page Follows]

Exhibit B, Page 2

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

SELLERS: OFS HOLDINGS, LLC
By:	/s/ Daniel R. Revers
	Name:	Daniel R. Revers
	Title:	Chairman

OFS ENERGY SERVICES, LLC
By:	/s/ Daniel R. Revers
	Name:	Daniel R. Revers
	Title:	Chairman

BUYERS: KEY ENERGY SERVICES, INC.
By:	/s/ Newton W. Wilson III
	Name:	Newton W. Wilson III
	Title:	Executive VP and COO

KEY ENERGY SERVICES, LLC
By:	/s/ Newton W. Wilson III
	Name:	Newton W. Wilson III
	Title:	Executive VP and COO

Exhibit B, Page 3

EXHIBIT C
INDEMNIFICATION/CONTRIBUTION
This Exhibit C is attached to the Purchase and Sale Agreement, dated July 23, 2010 (the “Purchase Agreement”), by and among OFS Holdings, LLC, a Delaware limited liability company (“OFS Holdings”), OFS Energy Services, LLC, a Delaware limited liability company (“OFS ES”, and together with OFS Holdings, “Sellers”), and Key Energy Services, Inc., a Maryland corporation (“Key”), and Key Energy Services, LLC, a Texas limited liability company (“Key Texas”, and together with Key Texas, “Buyers”). Capitalized terms not otherwise defined in this Exhibit C shall have the meanings given them in the Purchase Agreement.
1. In the event of an offer and sale of Key Shares under the Securities Act, Key shall indemnify and hold harmless each Holder, each person or entity, if any, who controls such Holder within the meaning of the Securities Act, and each officer, director, manager, partner, and employee of such Holder and such controlling person or entity, against any and all losses, claims, damages, liabilities and out-of-pocket expenses (joint or several), including attorneys’ fees and disbursements and out-of-pocket expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing persons or entities may become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and out-of-pocket expenses arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):
A. Any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus, prospectus or final prospectus contained therein, or any amendments or supplements thereto; or
B. The omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading;
provided that the indemnification required by this Section 1 of this Exhibit C shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or out-of-pocket expense if such settlement is effected without the consent of Key, nor shall Key be liable in any such case for any such loss, claim, damage, liability or out-of-pocket expense to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished to Key by the indemnified party expressly for use in connection with such registration or any information provided by a Holder regarding its proposed plan of distribution; provided, further, that the indemnity agreement contained in this Exhibit C shall not apply to any underwriter to the extent that any such loss is based on or arises out of an untrue statement or alleged untrue statement of a material fact, or an omission or alleged omission to state a material fact, contained in or omitted from any preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to such person at or prior to the confirmation of sale to such person if such underwriter was under an obligation to deliver such final prospectus and failed to do so. Key shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers, directors, agents and employees and each person who controls such persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the. same extent as provided above with respect to the indemnification of the Holders.

Exhibit C, Page 1

2. In connection with such Registration Statement in which a Holder is participating, such Holder will furnish to Key in writing such information required under Regulation S-K under the Securities Act regarding such Holder and, if such registration is not an underwritten registration, such information regarding the distribution of such securities, as Key reasonably requests for use in connection with any such registration statement or prospectus. If such registration statement or prospectus or any preliminary prospectus or any amendment thereof or supplement thereto contains any untrue or alleged untrue statement of material fact contained in any information or affidavit so furnished in writing by the Holder, or if such information or affidavit omits or allegedly omits a material fact required to be stated therein or necessary to make the statements therein not misleading, the Holder, to the extent permitted by law, shall indemnify and hold harmless Key, each of its directors, each of its officers who shall have signed the Registration Statement, each person or entity, if any, who controls Key within the meaning of the Securities Act, any other Holder, any controlling person or entity of any such other Holder and each officer, director, manager, partner, and employee of such other Holder and such controlling person or entity, against any and all losses, claims, damages, liabilities and out-of-pocket expenses (joint and several), including attorneys’ fees and disbursements and out-of-pocket expenses of investigation, incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation, or to which any of the foregoing persons or entities may otherwise become subject under the Securities Act, the Exchange Act or other federal or state laws, insofar as such losses, claims, damages, liabilities and out-of-pocket expenses arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration or any information provided by such Holder regarding its proposed plan of distribution; provided that (a) the indemnification required by this Section 2 of this Exhibit C shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or out-of-pocket expense if settlement is effected without the consent of the relevant Holder, (b) in no event shall the amount of any indemnity under this Section 2 of this Exhibit C exceed the gross proceeds from the applicable offering received by such Holder, and (c) that the obligation to indemnify will be individual to the Holder and not joint or joint and several with any other seller or prospective seller of securities.
3. Promptly after receipt by an indemnified party under this Exhibit C of notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing for which such indemnified party may make a claim under this Exhibit C, such indemnified party shall deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided that an indemnified party shall have the right to retain its own counsel, with the fees and disbursements and out-of-pocket expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such

Exhibit C, Page 2

counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time following the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Exhibit C but shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than pursuant to this Exhibit C. Any fees and out-of-pocket expenses incurred by the indemnified party (including any fees and out-of-pocket expenses incurred in connection with investigating or preparing to defend such action or proceeding) shall be paid to the indemnified party, as incurred, within 30 days of written notice thereof to the indemnifying party (regardless of whether it is ultimately determined that an indemnified party is not entitled to indemnification hereunder). Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and out-of-pocket expenses of such counsel shall be the out-of-pocket expenses of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and out-of-pocket expenses or (ii) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest such that counsel employed by the indemnifying party could not faithfully represent the indemnified party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels). No indemnifying party shall be liable to an indemnified party for any settlement of any action, proceeding or claim without the written consent of the indemnifying party.
4. If the indemnification required by this Exhibit C, from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or out-of-pocket expenses referred to in this Exhibit C:
A. The indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or out-of-pocket expenses, as well as any other relevant equitable

Exhibit C, Page 3

considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any Violation has been committed by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and out-of-pocket expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 1 and Section 2 of this Exhibit C, any legal or other fees or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding.
B. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4 of this Exhibit C were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in Section 4(A) of this Exhibit C. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity that was not guilty of such fraudulent misrepresentation.
5. If indemnification is available under this Exhibit C, the indemnifying parties shall indemnify each indemnified party to the full extent provided in this Exhibit C without regard to the relative fault of such indemnifying party or indemnified party or any other equitable consideration referred to in Section 4 of this Exhibit C.
6. The obligations of Key and the Holders under this Exhibit C shall survive the completion of any offering of Key Shares pursuant to a Registration Statement under the Agreement, and otherwise.

Exhibit C, Page 4

EXHIBIT D
FORM OF SELLERS’ COUNSEL OPINION
Capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase and Sale Agreement.
1. OFS Holdings is a limited liability company under the Delaware Limited Liability Company Act with power and authority to own and conduct its business, to such counsel’s knowledge, as presently conducted, to enter into the Agreement and the other agreements, instruments and documents contemplated therein (the “Transaction Documents”) and to perform its obligations thereunder. Based on certificates from public officials, such counsel confirms that OFS Holdings is validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Texas.
2. OFS ES is a limited liability company under the Delaware Limited Liability Company Act with power and authority to own and conduct its business, to such counsel’s knowledge, as presently conducted, to enter into the Transaction Documents and to perform its obligations thereunder. Based on certificates from public officials, such counsel confirms that OFS ES is validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Texas.
3. Each of the Subsidiaries is a limited liability company or a limited partnership, as applicable, under the entity authorization law of the state of its formation with power and authority to own and conduct its business, to such counsel’s knowledge, as presently conducted. Based on certificates from public officials, such counsel confirms that each of the Subsidiaries is validly existing and in good standing under the laws of its state of its formation and each jurisdiction set forth in Section 3.1(b) of the Disclosure Schedule to the Agreement (the “Disclosure Schedule”) and Section 3.1(c) of the Disclosure Schedule.
4. The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of Sellers, and the Transaction Documents have been duly executed and delivered by Sellers.
5. Each of the Transaction Documents to which each Seller is a signatory constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms subject to Bankruptcy Exceptions.
6. Except as set forth in Section 3.2 of the Disclosure Schedule, each Seller’s execution and delivery of the Transaction Documents, the performance of its obligations under the Transaction Documents, and the consummation of the transactions contemplated thereby do not (a) conflict with or violate the Governing Documents of any member of the Seller Group, (b) violate or, alone or with notice or the passage of time, result in the breach or the termination of, or otherwise give any contracting party the right to terminate, declare a default or declare an acceleration under, the terms of any Business Agreement, or (c) to the knowledge of counsel, violate in any material respect any judgment, order or decree known to such counsel or, any law, statute, regulation or other judicial or governmental restriction to which any member of the Seller Group is subject.

Exhibit D, Page 1

7. Except for compliance with the HSR Act, and as otherwise noted in Section 3.2 of the Disclosure Schedule, there is no requirement applicable to Sellers or any other member of the Seller Group to make any filing with, or to obtain any Permit, authorization, consent or approval of, any Government Authority, in connection with Sellers’ execution and delivery of Transaction Documents, and the performance of their respective obligations thereunder and the consummation of the transactions contemplated thereby.
8. No approval of the members of Sellers is required in connection with the consummation of the Transaction other than consents which have already been obtained.
[Subject to reasonable and customary limitations, qualifications and assumptions]

Exhibit D, Page 2

EXHIBIT E
FORM OF BUYERS’ COUNSEL OPINION
Capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase and Sale Agreement.
1. Key is a corporation under the General Corporation Law of the State of Maryland with corporate power and authority to own and conduct its business, to such counsel’s knowledge, as presently proposed to be conducted, to enter into the Agreement and the other agreements, instruments and documents contemplated therein (collectively, the “Transaction Documents”) and to perform its obligations thereunder. Based on certificates from public officials, such counsel confirms that Key is validly existing and in good standing under the laws of the State of Maryland and is qualified to do business in the State of Texas.
2. Key Texas is a limited liability company under the Texas Business Organizations Code with limited liability company power and authority to own and conduct its business, to such counsel’s knowledge, as presently proposed to be conducted, to enter into the Transaction Documents and to perform its obligations thereunder. Based on certificates from public officials, such counsel confirms that Key Texas is validly existing and in good standing under the laws of the State of Texas.
3. The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of Buyers, and the Transaction Documents have been duly executed and delivered by Buyers.
4. Each of the Transaction Documents to which each Buyer is a signatory constitutes a legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms subject to Bankruptcy Exceptions.
5. The execution and delivery of Transaction Documents by each Buyer, the performance of its obligations under such Transaction Documents, and the consummation of the transactions contemplated thereby do not (a) conflict with or violate the Governing Documents of such Buyer, or (b) violate in any material respect any judgment, order or decree known to such counsel or, to the knowledge of such counsel, any material law, statute, regulation or other judicial or governmental restriction to which such Buyer is subject, except in the cases of clause (b) for such matters as would not have a Buyer Material Adverse Effect.

Exhibit E, Page 1

6. Except for compliance with the HSR Act, the applicable requirements, if any, of the Securities Act, the Exchange Act or any applicable state securities laws and the rules of the New York Stock Exchange, there is no requirement applicable to Buyers to make any filing with, or to obtain any Permit, authorization, consent or approval of, any Government Authority, in connection with Buyers’ execution and delivery of Transaction Documents, and the performance of their respective obligations thereunder and the consummation of the transactions contemplated thereby.
7. No approval of the stockholders of Key is required in connection with the consummation of the Transaction under the Maryland General Corporation Law.
[Subject to reasonable and customary limitations, qualifications and assumptions]

Exhibit E, Page 2

EXHIBIT F
GENERAL RELEASE
This GENERAL RELEASE (this “Release”) is entered into on ___ _____, 2010, by OFS Holdings, LLC, a Delaware limited liability company (“OFS Holdings”), and OFS Energy Services, LLC, a Delaware limited liability company (“OFS ES”, and together with OFS Holdings, “Sellers”), in connection with the closing of the transactions contemplated by the Purchase and Sale Agreement dated July 23, 2010 (the “Purchase Agreement”), among Sellers, Key Energy Services, Inc., a Maryland corporation (“Key”), and Key Energy Services, LLC, a Texas limited liability company (“Key Texas” and together with Key, “Buyers”). Words and terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.
Preliminary Statement
In accordance with the terms and conditions of the Purchase Agreement, (a) OFS ES will sell to Key, and Key will purchase from OFS ES, the Equity Interests, (b) Sellers will sell to Key Texas, and Key Texas will purchase from Sellers, the Incidental Assets, and (c) Key Texas will assume the Assumed Liabilities. Sellers will receive significant benefits from the transactions contemplated by the Purchase Agreement including, without limitation, the payment to Sellers of the Purchase Price. Sellers understand and acknowledge it is a condition to the performance by Buyers of their obligations under the Purchase Agreement, and thus is a condition to the consummation of the Purchase Agreement, that each Seller execute and deliver this Release at or before the Closing, as contemplated by the Purchase Agreement.
Release
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, each Seller hereby covenants and undertakes as follows for the benefit of the Subsidiaries and their affiliates (as defined in the Purchase Agreement) other than the Sellers (collectively, the “Released Parties”):
1. Release by Each Seller. Each Seller, on behalf of itself and its respective affiliates (other than the Subsidiaries), hereby unconditionally and irrevocably releases and forever discharges, to the fullest extent permitted by applicable law, each of the Released Parties from any and all debt, liabilities, obligations, contracts, agreements, understandings, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, “Claims”) that any Seller or any of its affiliates (other than the Subsidiaries) now has, has ever had, or may hereafter have, arising contemporaneously with or prior to the Closing Date, against any Released Party that arise out of or are based on any act or failure to act (INCLUDING ANY ACT OR FAILURE TO ACT THAT CONSTITUTES ORDINARY OR GROSS NEGLIGENCE OR RECKLESS OR WILLFUL OR WANTON MISCONDUCT OR FRAUD), misrepresentation, omission, transaction, fact, event or other matter (whether based on any governmental requirement or right of action, at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively,

Exhibit F, Page 1

“Pre-Closing Matters”), including without limitation: (a) claims with respect to repayment of loans or Indebtedness, (b) except as provided below and except for the intercompany trade receivables and payables indentified as “Due from affiliate” and set forth on Schedule 5.16 to the Purchase Agreement, any rights, titles and interests in, to or under any agreements, arrangements or understandings to which any Seller or an affiliate of any Seller (other than the Subsidiaries) is a party, or of which any Seller or an affiliate of any Seller (other than the Subsidiaries) is a beneficiary and (c) claims with respect to distributions, violation of preemptive rights, payment of other compensation or otherwise. Each Seller further agrees, and agrees to cause its affiliates under its control, not to, directly or indirectly file or bring any litigation before any Government Authority on the basis of or respecting any Claim concerning any Pre-Closing Matter against any Released Party. Notwithstanding anything to the contrary in the foregoing, this Release does not affect any continuing obligations of the Released Parties under the Purchase Agreement or any Ancillary Agreement.
2. Parties in Interest. This Release is for the benefit of the Released Parties and shall be binding on each Seller and their respective successors and affiliates. Buyers and the successors and assigns of Buyers are intended to be third party beneficiaries of this Release and shall be entitled to enforce the terms of this Release as if they were parties hereto.
3. Governing Law. THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE) AS TO ALL MATTERS INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.
4. Amendment. This Release may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision of this Release. The waiver by a party hereto of a breach of any term or provision of this Release shall not be construed as a waiver of any subsequent breach.
5. Severability. If any provision of this Release is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Release shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to either party. Upon any such determination, the parties hereto shall negotiate in good faith to modify this Release so as to effect the original intent of the parties as closely as practicable in an acceptable manner to the end that the Transaction is fulfilled to the maximum extent practicable.
[Signature Page Follows]

Exhibit F, Page 2

IN WITNESS WHEREOF, the parties have executed this Release as of the date first written above.

SELLERS: OFS HOLDINGS, LLC
By:
Name:
Title:

OFS ENERGY SERVICES, LLC
By:
Name:
Title:

Exhibit F, Page 3